   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1996

                                                     REGISTRATION NO. 333-03741
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                AMENDMENT NO. 2
                                      TO

                                 FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                                  MUZAK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      7389                       91-1722302
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBERS)     IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

                               ---------------

                         2901 THIRD AVENUE, SUITE 400
                               SEATTLE, WA 98121
                                (206) 633-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              MR. JOHN R. JESTER
                                   PRESIDENT
                                  MUZAK, INC.
                         2901 THIRD AVENUE, SUITE 400
                               SEATTLE, WA 98121
                                (206) 633-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:


STEPHEN H. COOPER, ESQ.       LOUISA BARASH, ESQ.     CHRISTOPHER J. BARRY, ESQ.
NORMAN D. CHIRITE, ESQ.      HELLER, EHRMAN, WHITE      BOGLE & GATES P.L.L.C.
WEIL, GOTSHAL & MANGES           & MCAULIFFE               TWO UNION SQUARE,
         LLP             701 FIFTH AVENUE, SUITE 6100      601 UNION STREET
   767 FIFTH AVENUE            SEATTLE, WA 98104           SEATTLE, WA 98101
  NEW YORK, NY 10153            (206) 447-0900              (206) 682-5151
    (212) 310-8000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
                                          PROPOSED
  TITLE OF EACH CLASS OF             MAXIMUM AGGREGATE                      AMOUNT OF
SECURITIES TO BE REGISTERED          OFFERING PRICE(1)                 REGISTRATION FEE(2)
- ------------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value..................                $84,640,000                          $29,187
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) The Company previously paid $25,578 of this registration fee.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  MUZAK, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

      REGISTRATION STATEMENT ITEM AND HEADING               LOCATION IN PROSPECTUS
      ---------------------------------------               ----------------------
 1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus................. Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of     Inside Front Cover Page;
      Prospectus.....................................  Available Information; Outside
                                                       Back Cover Page
 3.  Summary Information, Risk Factors and Ratio of   Outside Front Cover Page;
      Earnings to Fixed Charges......................  Prospectus Summary; Risk
                                                       Factors; The Company
 4.  Use of Proceeds................................. Prospectus Summary; The
                                                       Recapitalization; Use of
                                                       Proceeds
 5.  Determination of Offering Price................. Outside Front Cover Page; Risk
                                                       Factors; Underwriting
 6.  Dilution........................................ Risk Factors; Dilution
 7.  Selling Security Holders........................ Certain Relationships and Related
                                                       Transactions; Principal and
                                                       Selling Stockholders
 8.  Plan of Distribution............................ Outside Front Cover Page;
                                                       Underwriting
 9.  Description of Securities to be Registered...... Outside Front Cover Page;
                                                       Prospectus Summary; Dividend
                                                       Policy; Description of Capital
                                                       Stock
10.  Interests of Named Experts and Counsel.......... Legal Matters
11.  Information with Respect to the Registrant...... Outside Front Cover Page;
                                                       Prospectus Summary; Risk
                                                       Factors; The Company; Use of
                                                       Proceeds; Dividend Policy;
                                                       Dilution; Capitalization;
                                                       Selected Financial Data; Pro
                                                       Forma Financial Data;
                                                       Management's Discussion and
                                                       Analysis of Financial Condition
                                                       and Results of Operations;
                                                       Business; Management; Certain
                                                       Relationships and Related
                                                       Transactions; Principal and
                                                       Selling Stockholders; Shares
                                                       Eligible for Future Sale;
                                                       Description of Capital Stock;
                                                       Financial Statements
12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.................................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JULY 2, 1996

                             4,600,000 SHARES

                         [LOGO OF MUZAK APPEARS HERE]

                                  COMMON STOCK

                                  -----------

  Of the 4,600,000 shares offered hereby, 4,241,577 shares will be sold by Muzak, Inc. (the "Company") and 358,423 shares will be sold by Comcast Sound Corporation ("Comcast Sound"). The Company will not receive any of the proceeds from the sale of shares by Comcast Sound. See "Principal and Selling Stockholders." The net proceeds from the sale of shares by the Company will be used to repay indebtedness of and retire equity interests in a predecessor partnership. See "The Recapitalization" and "Use of Proceeds."

  Prior to this offering (the "Offering"), there has been no public market for the Company's Common Stock. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  Application has been made for listing of the Common Stock on the Nasdaq Stock Market's National Market under the symbol "MUZK."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================
                                                    Underwriting              Proceeds to
                                                   Discounts and  Proceeds to   Selling
                                   Price to Public Commissions(1) Company(2)  Stockholders
- ------------------------------------------------------------------------------------------
Per Share.........................      $               $            $            $
- ------------------------------------------------------------------------------------------
Total.............................     $              $             $           $
- ------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option(3).........     $              $             $           $
==========================================================================================

(1) See "Underwriting."
(2) Before deducting expenses estimated at $       , which are payable by the
    Company.

(3) Assuming exercise in full of the 30-day option granted by MLP Holdings L.P. ("MLP") to the Underwriters to purchase up to 690,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting." The Company will not receive any of the proceeds from the sale of these shares.

                                  -----------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
          , 1996.
                                  -----------
PAINEWEBBER INCORPORATED                                   MONTGOMERY SECURITIES
                                  -----------


                  THE DATE OF THIS PROSPECTUS IS      , 1996.

                              [GRAPHICS OMITTED]


[Graphics omitted depicting geographic presence of the Company through a map of the United States with locations of the operations owned by the Company, franchise locations, satellite uplink facilities and Company headquarters and a smaller map set below showing global presence.]


  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              [GRAPHICS OMITTED]

                              WIDE RANGE OF MUSIC




                              [GRAPHICS OMITTED]


 . Over 100 different music formats for Direct Broadcast Satellite, FM radio broadcast, and long-playing audio tapes

 . Music formats to suit a wide range of tastes: from the instrumental
  Environmental Music to today's popular recording artists. Examples include:
  Country Currents: Clint Black, Garth Brooks, Wynonna
  Eurostyle: M People, Oasis, UB40, Stone Roses, Simple Minds
  FM1: John Mellencamp, R.E.M., U2, Crowded House Urban Beat: Boyz II Men, Janet Jackson, TLC, Babyface
  Comtemporary Jazz Flavors: The Rippingtons, Joe Sample, Richard Elliott, Herbie Hancock

[GRAPHICS OMITTED]

ECHOSTAR AGREEMENTS

In December 1995, the Company entered into several agreements with EchoStar Satellite Corporation which provide, among other things, for the Company to furnish 30 channels of digital music programming to EchoStar's residential subscribers.

[GRAPHICS OMITTED]

INTERNET SERVICES

The Company has developed and begun testing its Internet MusicServer (SM) service, which permits real-time delivery of digitized 30-second music samples to music retailers' sites on the World Wide Web.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. In addition, unless the context otherwise requires, information in this Prospectus has been adjusted to give effect to the reorganization of Muzak Limited Partnership, a Delaware limited partnership (the "Partnership"), into Muzak Services, Inc. ("Muzak Services"), a Delaware corporation and a wholly-owned subsidiary of Muzak, Inc., which will be consummated immediately prior to the consummation of the Offering, and all references to the "Company" include Muzak, Inc., Muzak Services and all other consolidated subsidiaries of Muzak, Inc., as the successor to the Partnership. See "The Recapitalization." Investors should carefully consider the information set forth under the heading "Risk Factors" beginning on page 9 of this Prospectus.

                                  THE COMPANY

  The Company is the leading provider of business music in the United States. The Company and its franchisees serve approximately 178,000 customer locations in the United States, representing a market share of approximately 50% of the estimated number of domestic locations currently served by business music providers and approximately twice the estimated number of locations served by its nearest competitor. Its customers, most of which are under long-term contracts, include Taco Bell, McDonald's and Boston Market restaurants and Nordstrom, Crate & Barrel, Kroger, Staples, Hallmark and Wal-Mart retail stores, as well as a large number of local and regional accounts. Through a network of distributors, the Company also provides business music to subscribers outside the United States. The Company estimates that its business music is heard by more than 80 million listeners each day in the United States and abroad.

  The Company also offers its customers a range of non-music services, including broadcast data delivery, video, audio marketing and in-store advertising services, and sells, installs and services related equipment. The ability to deliver a package of music and non-music services over a common transmission system has been a critical factor in enabling the Company to generate incremental revenues from its customers at little or no additional cost, gain new customers and protect existing customers from competitive business music providers that do not offer such a broad array of services.

  To achieve continued growth, the Company plans to exploit its well-established Muzak(R) brand name and customer base, its extensive sales and service network, new delivery technologies (including high-powered direct broadcast satellite transmission and the Internet) and an expanded array of music and non-music services. The Company's strategy includes the following key elements: (i) increasing domestic market penetration by expanding its local and national account sales force, offering a wider choice of music formats and marketing additional services; (ii) pursuing strategic relationships, acquisitions and joint ventures, such as the Company's recent agreements with EchoStar Satellite Corporation ("EchoStar") and its 1994 acquisition of the assets of Comcast Sound Communications Inc. ("Comcast"), then the Company's largest franchisee; (iii) exploiting new market opportunities, including the residential market through its agreements with EchoStar, and the use of the Internet; (iv) expanding in foreign markets, primarily through strategic relationships and joint ventures, such as Muzak Europe B.V. ("Muzak Europe"), a joint venture formed in 1995 between the Company and Alcas Holdings B.V. ("Alcas"); and (v) enhancing operating margins and reducing capital requirements through continued centralization of operations and the utilization of less costly transmission technologies. The Company's credit facilities will require the lenders' consent for certain acquisitions, joint ventures and other investments exceeding specified dollar amounts.

  The Company markets business music in a variety of formats, including its proprietary Environmental Music(R) (or "background" music) and numerous "foreground" music formats. Internal and third-party studies sponsored by the Company have indicated that properly programmed music can have a favorable impact on listeners in business and retail environments. Environmental Music(R), which is principally comprised of instrumental versions of popular songs that have been adapted and rerecorded by the Company, is generally used in business offices and manufacturing facilities to improve employee concentration and reduce stress. Foreground music, consisting principally of original artist recordings, is most commonly used in public areas, such as restaurants and retail establishments, primarily as a sales enhancement tool. The Company currently programs over 100 different music formats, ranging from top-of-the-charts hits to contemporary jazz, country music and classical music, of which 30 are distributed by broadcast media (principally direct broadcast satellite ("DBS") transmission) and the balance are supplied to subscribers in the form of long-playing audio tapes.

  The Company currently delivers its business music and other services to its customers primarily through medium-powered DBS transmission, local radio broadcast transmission and distribution of audio tapes. The Company believes that its multiple delivery systems are a key feature of its marketing efforts and enable it to effectively serve customers with either single or multiple locations as well as those having varied music or service needs. The number of domestic subscriber locations served by medium-powered DBS transmission has grown from approximately 44,000 at the end of 1992 to approximately 113,000 at March 31, 1996. In addition, as of March 31, 1996, 47,000 subscriber locations were served by local broadcast technology and 18,000 were supplied with audio tapes.

  The Company's customers generally commit to a five-year subscription for business music at rates varying between $35 and $75 per month per location, depending on the type of service, and averaging approximately $45 per month in revenue to the Company, net of applicable royalties and licensing fees. To initiate its basic music service, the Company typically makes an investment per subscriber location of approximately $950 for medium-powered DBS subscribers and a substantially lower investment for local broadcast technology subscribers. This investment includes sales costs and a standard package of receiving and sound equipment. In addition, upon commencement of service, a new business music subscriber typically reimburses the Company for the installation costs of such equipment on its premises. For a subscription through a franchisee, the franchisee receives the revenue, typically makes the initial investment for new subscriber locations and owns the equipment, and pays royalties to the Company.

  In December 1995, the Company entered into several agreements with EchoStar, a provider of high-powered DBS television service, to furnish 30 channels of digital music programming, of which 27 channels have begun to be distributed in stereo to EchoStar's residential subscribers, thus providing the Company with access to the residential consumer market for the first time. The launch of EchoStar's second high-powered satellite, currently anticipated for late 1996, will give the Company the exclusive right to distribute approximately 30 additional channels to business music subscribers and will provide EchoStar an additional three channels. The Company anticipates that its agreements with EchoStar will enable it to (i) attract additional business music subscribers by offering an expanded array of DBS-delivered music programming, (ii) deliver music services to residential subscribers for the first time and (iii) deliver television programming, such as CNN(R), MTV(R) and ESPN(R), to business music subscribers for whom television is a desired additional service. In addition, the EchoStar agreements provide the Company with high-powered DBS transmission capability to supplement its existing medium-powered DBS system, reduced equipment installation costs and an opportunity to shift certain equipment costs to the subscriber.

  The Company has developed and begun testing its Internet MusicServer SM service, which permits real-time delivery of recorded music to selected sites on the World Wide Web. The MusicServer SM service permits music retailers and others to offer visitors to their websites access to digitized 30-second samples from the Company's library of recorded music. This service, which permits, among other things, a consumer to preview recordings offered for sale by a retailer, currently is being provided to CDnow!, an on-line retailer of compact discs and audio cassettes. The Company has also entered into agreements to provide the MusicServer SM service to Tower Records and Microsoft.

  The Company believes that, together with its franchisees, it has the largest network of customer sales and service offices among business music providers in the United States. The Company has 35 sales offices in the

United States, including in seven of the top ten U.S. markets (the greater metropolitan areas of New York, Los Angeles, Chicago, San Francisco, Boston, Dallas and Detroit). In addition, the Company has 81 franchisees, whose sales territories cover the remaining market in the United States, and 20 international distributors in 15 foreign countries. For the three-month period ended March 31, 1996, approximately 71% of the Company's consolidated revenues were attributable to Company sales offices and approximately 29% were attributable to royalties and other payments from and sales of equipment to the Company's franchisees.

  1993 census data indicate that there are approximately 6.4 million business locations in the United States, including approximately 1.1 million retail outlets and 450,000 restaurant and other food service locations. Of the total
6.4 million business locations, only about 5% are currently believed by the Company to subscribe to a business music service. The Company believes that demand for business music services will grow, as awareness of the potential benefits of business music increases and as new, less costly transmission technologies enable business music providers, including the Company, to supply businesses with a broader range of music formats and other services.

                              THE RECAPITALIZATION

  The Offering is part of a recapitalization (the "Recapitalization") that is designed to strengthen the Company's capital position, reduce its total indebtedness and debt service costs and provide it with greater operating and financial flexibility. The Recapitalization includes the conversion of the Company's business from a limited partnership to a corporation (the "Incorporation") through:

    (i) the conversion of approximately $5.9 million of a convertible, non-participating but accreting, preferred interest in the Partnership into 1,420,368 participating units in the Partnership;

    (ii) the retirement of 3,863,186 units in the Partnership held by certain lenders, representing approximately 19.7% of the total equity interest in the Partnership, and the creation of payment obligations to the holders of such interests in the aggregate of approximately $24.6 million;

    (iii) the issuance of approximately 7,168,762 shares of Common Stock of Muzak, Inc. in exchange for the remaining 15,707,093 units in the Partnership, representing approximately 80.3% of the total equity interest in the Partnership;

    (iv) the conversion of options to purchase an aggregate of 1,834,545 units in the Partnership to options to purchase an aggregate of 837,292 shares of Common Stock of Muzak, Inc. pursuant to the Company's Replacement Stock Option Plan (the "Replacement Option Plan") described under "Management--Replacement Stock Option Plan;" and

    (v) the retirement of a non-convertible, non-participating but accreting, preferred interest in the Partnership held by an affiliate of The Field Corporation ("Field"), and the creation of a payment obligation to the holder of such interest in the amount of $8.9 million plus interest thereon from July 1, 1996 at 7% per annum.

  In addition to the Incorporation and the Offering, the principal elements of the Recapitalization include the following:

    (i) the retirement, for cash, of approximately $23.6 million of outstanding indebtedness, including approximately $12.5 million of subordinated indebtedness having an effective interest rate of 14.5% per annum and approximately $11.1 million of variable rate senior secured indebtedness having an annual interest rate at March 31, 1996 of 8.9%;

    (ii) the payment of approximately $24.6 million in obligations to former holders of the 3,863,186 units in the Partnership retired pursuant to the Incorporation;

    (iii) the payment of $8.9 million plus interest thereon from July 1, 1996 at 7% per annum to an affiliate of Field in respect of its preferred interest in the Partnership retired pursuant to the Incorporation; and

    (iv) the refinancing of all remaining secured indebtedness, aggregating approximately $38.3 million at March 31, 1996, with borrowings under a new $45.0 million eight-year senior secured reducing revolving credit facility and a $12.5 million two-year senior secured revolving credit facility.

  All elements of the Recapitalization, including the Offering, are conditioned upon each other and will be consummated concurrently.

  The following table sets forth a summary of the sources and uses of funds associated with the Recapitalization:

                                                                    AMOUNT
                                                                --------------
   SOURCES:                                                     (IN THOUSANDS)
     The Offering..............................................    $ 63,624
     Borrowings under new credit facility......................      38,325
                                                                   --------
       Total sources...........................................    $101,949
                                                                   ========
   USES:
     Retirement of interests in the Partnership................    $ 24,596
     Retirement of non-participating preferred interest in the
      Partnership..............................................       8,900
     Retirement of outstanding subordinated indebtedness.......      12,500
     Retirement of a portion of outstanding senior secured in-
      debtedness...............................................      11,124
     Refinancing of remaining senior secured indebtedness......      38,325
     Offering expenses (including underwriting discounts and
      commissions)(1)..........................................       6,504
                                                                   --------
       Total uses..............................................    $101,949
                                                                   ========

- --------

(1) Includes a one-time financial advisory fee of $250,000 to be paid to Centre Partners L.P. ("Centre Partners"), the general partner of MLP, in connection with the Recapitalization.

  All of the foregoing references to dollar amounts and numbers of shares are based upon the initial public offering price in the Offering (the "IPO Price"), which is assumed to be $15.00 per share.

                                  THE OFFERING

  Common Stock to be Offered by the
  Company....................................
                                                   4,241,577 shares


  Common Stock to be Offered by Comcast
  Sound.................................             358,423 shares

  Common Stock to be Outstanding after the
  Offering(1)................................     11,410,339 shares

  Use of Proceeds............................
                                                  The Company's share of the
                                                  net proceeds from the Offer-
                                                  ing, estimated at $57.1 mil-
                                                  lion (based upon an assumed
                                                  IPO Price of $15.00 per
                                                  share), will be used to im-
                                                  plement the Recapitalization.
                                                  See "The Recapitalization"
                                                  and "Use of Proceeds."


  Nasdaq National Market Symbol.........          MUZK

- --------

(1) Excludes 837,292 shares of Common Stock reserved for issuance upon the exercise of outstanding employee stock options which have an average exercise price of $2.44 per share, none of which are exercisable as of the date of this Prospectus. Also excludes options with respect to 250,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted. See "Management--Replacement Stock Option Plan" and "--1996 Stock Option Plan" and Note 11 of Notes to the Company's Financial Statements.

                             SUMMARY FINANCIAL DATA
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE-MONTH PERIOD
                                  YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                          ------------------------------------------- -------------------------------
                                                          PRO FORMA                       PRO FORMA
                                                        (AS ADJUSTED)                   (AS ADJUSTED)
                            1993    1994(1)     1995     1995(2)(3)    1995     1996     1996(2)(3)
                          --------  --------  --------  ------------- -------  -------  -------------
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Music and other
  business services.....   $36,800   $50,410   $52,489     $52,489    $12,941  $13,306     $13,306
 Equipment and related
  services..............    21,741    33,006    34,392      34,392      8,265    7,634       7,634
                          --------  --------  --------     -------    -------  -------     -------
   Total revenues.......    58,541    83,416    86,881      86,881     21,206   20,940      20,940
                          --------  --------  --------     -------    -------  -------     -------
Cost of revenues:
 Music and other
  business services.....    10,611    13,685    14,465      14,465      3,518    3,708       3,708
 Equipment and related
  services..............    16,756    23,413    23,895      23,895      5,720    5,254       5,254
                          --------  --------  --------     -------    -------  -------     -------
   Total cost of
    revenues............    27,367    37,098    38,360      38,360      9,238    8,962       8,962
                          --------  --------  --------     -------    -------  -------     -------
Gross profit............    31,174    46,318    48,521      48,521     11,968   11,978      11,978
Selling, general and
 administrative
 expenses...............    19,603    28,699    28,496      28,496      7,410    7,526       7,526
Depreciation............     4,349     8,211     9,382       9,382      2,303    2,537       2,537
Amortization............     6,942     9,622     8,909       8,909      2,196    2,137       2,137
                          --------  --------  --------     -------    -------  -------     -------
Operating income
 (loss).................       280      (214)    1,734       1,734         59     (222)       (222)
Interest expense........     3,785     6,990     7,483       3,160      1,901    1,798         790
Other (income) expense,
 net....................       (30)      (21)      (35)        (35)       (32)     122         122
                          --------  --------  --------     -------    -------  -------     -------
Net loss................   ($3,475)  ($7,183)  ($5,714)    ($1,391)   ($1,810) ($2,142)    ($1,134)
                          ========  ========  ========     =======    =======  =======     =======
Pro forma net loss
 attributable to common
 stockholders (4)(5)....                       ($6,371)    ($1,391)            ($2,314)    ($1,134)
                                              ========     =======             =======     =======
Pro forma net loss
 attributable to common
 stockholders per share
 (6)....................                        ($0.84)     ($0.12)             ($0.30)     ($0.10)
                                              ========     =======             =======     =======
Pro forma weighted
 average shares
 outstanding (6)........                         7,589      11,831               7,589      11,831
                                              ========     =======             =======     =======
OTHER INFORMATION:
 EBITDA(7)..............   $11,571   $17,619   $20,025     $20,025    $ 4,558  $ 4,452     $ 4,452
                          ========  ========  ========     =======    =======  =======     =======
 Estimated number of
 domestic customer
 locations:
   Company..............    33,000    56,000    60,000                 57,000   61,000
   Franchisees..........   116,000   103,000   111,000                105,000  117,000
                          --------  --------  --------                -------  -------
    Total...............   149,000   159,000   171,000                162,000  178,000
                          ========  ========  ========                =======  =======
 Estimated number of
  domestic DBS customer
  locations:
   Company..............    12,000    29,000    35,000                 30,000   36,000
   Franchisees..........    49,000    55,000    72,000                 59,000   77,000
                          --------  --------  --------                -------  -------
    Total...............    61,000    84,000   107,000                 89,000  113,000
                          ========  ========  ========                =======  =======

                                                 AT MARCH 31, 1996
                                        --------------------------------------
                                                   PRO          PRO FORMA
                                        ACTUAL   FORMA(2)  (AS ADJUSTED)(2)(3)
                                        -------  --------  -------------------
BALANCE SHEET DATA:
Total assets........................... $94,358  $94,358         $90,798
Total long-term obligations, including
 current portion.......................  50,517   50,517          39,317
Redeemable preferred partnership
 interests.............................  15,993      --              --
Ownership equity.......................  (1,058) (18,561)         33,525

footnotes on following page
footnotes to table on preceding page
- --------
(1) Includes the acquisition of Comcast as of January 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Adjusted to reflect the Incorporation. See "The Recapitalization," Note 3 of Notes to the Company's Financial Statements and Unaudited Pro Forma Financial Statements.

(3) Gives effect to the issuance of 4,241,577 shares of Common Stock being offered by the Company and the use of proceeds from the Offering to (i) pay the payment obligations created in the Incorporation and (ii) repay the subordinated debt and a portion of the senior variable rate secured indebtedness. Effect is also given to the borrowings under the new credit facility and refinancing of indebtedness at a lower interest rate. The reduction in and refinancing of indebtedness has the effect of reducing pro forma interest expense. See "The Recapitalization," "Use of Proceeds" and Unaudited Pro Forma Financial Statements.

    In the quarter in which the Company completes the Recapitalization, the Company will record certain non-cash charges, including the write-off of deferred financing fees of approximately $2.6 million, unamortized debt discount of approximately $1.4 million and unamortized organizational costs of approximately $600,000. The Company will also record non-cash charges under the Company's Replacement Option Plan of at least $2.1 million in the same quarter and additional charges of at least $330,000 during the remainder of 1996, $880,000 during 1997, and $220,000 during 1998. In addition, the Company will record a non-recurring gain of approximately $1.5 million from the retirement at a discount of a preferred interest in the Partnership during the quarter in which the Recapitalization is completed. No effect has been given to the non-recurring charges, charges under the Replacement Option Plan or the non-recurring gain in the pro forma adjustments for the year ended December 31, 1995 and the three-month period ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Unaudited Pro Forma Financial Statements.

    In addition, the Company will record a deferred tax asset of approximately $9.0 million upon completion of the Incorporation. The Company will provide a 100% valuation allowance for this tax benefit, as it has generated insufficient levels of taxable income.
(4) For all periods presented, the Company was a limited partnership for federal and state income tax purposes and, accordingly, was not subject to corporate income taxes. Pro forma net loss attributable to common stockholders was computed as if the Company were subject to federal and state taxes at an assumed combined effective tax rate of 40% for all periods presented. The Company has not recognized any benefit from the net operating losses and has provided a 100% valuation allowance for the tax benefit, as it has generated insufficient levels of taxable income.

(5) Includes adjustments for the year ended December 31, 1995 and the three-month period ended March 31, 1996 for the preferred return attributable to the preferred interest in the Partnership that will be retired upon the completion of the Incorporation.

(6) Pro forma net loss attributable to common stockholders per share and pro forma weighted average shares outstanding for the period presented are calculated pursuant to the treasury stock method at an assumed IPO Price of $15.00 per share. Stock options outstanding as of the end of the period presented and issued prior to twelve months before the end of the period presented have been excluded from the calculation as they are anti-dilutive.

(7) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other income/expense. The Company believes that EBITDA is an important tool for measuring certain aspects of the financial performance of companies, such as liquidity, operating performance and leverage. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, before deciding whether to make an investment in the Common Stock offered hereby.

  NET LOSSES FROM OPERATIONS; PROSPECTIVE NON-CASH CHARGES; WORKING CAPITAL DEFICIT. The Company had net losses from operations of approximately $3.5 million, $7.2 million and $5.7 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $1.8 million and $2.1 million for the three-month periods ended March 31, 1995 and 1996, respectively. During these periods, the Company has been highly leveraged and these losses resulted primarily from interest payments on acquisition financing, accelerated amortization of income-producing contracts acquired through acquisitions and other related acquisition and financing costs. The Company anticipates a net loss from operations for the year ended December 31, 1996. There can be no assurance that the Company will not continue to incur net losses from operations. In the quarter in which the Recapitalization is completed, the Company will recognize non-cash charges of at least $2.1 million in connection with stock compensation arrangements and approximately $4.6 million relating to write-offs of deferred financing fees, unamortized debt discount and organizational costs. The Company will record additional future non-cash charges to earnings in connection with its stock compensation arrangements that will adversely affect results of operations. The Company will also record a non-recurring gain of approximately $1.5 million from the retirement at a discount of a preferred interest in the Partnership during the quarter in which the Recapitalization is completed. As of March 31, 1996, the Company had a working capital deficit of $11.0 million. The Company will have a working capital surplus upon completion of the Recapitalization. However, there can be no assurance that the Company will not experience working capital deficits in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

  DEPENDENCE ON SATELLITE DELIVERY CAPABILITIES. There are a limited number of satellites with orbital positions suitable for DBS transmission of the Company's signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. The Company leases transponder capacity from Microspace Communications Corporation ("Microspace"), which also provides facilities for uplink transmission of the Company's medium-powered DBS signals to the transponders. Microspace, in turn, leases its transponder capacity on satellites operated by third parties, including the Galaxy IV satellite operated by Hughes Communications Galaxy Inc. ("Hughes") through which a majority of the Company's DBS signals are transmitted. The term of the Company's principal transponder lease with Microspace for the Galaxy IV satellite runs through the life of that satellite (which is expected to continue through 2004). Although there has never been sustained interruption of the Company's DBS signals due to transponder failure or satellite unavailability, failure or loss, no assurance can be given that any such event will not occur in the future. If such an event were to occur or if Microspace were unable to provide transponder services to the Company, the Company would have to seek alternative transponder or satellite facilities. However, alternative facilities may not be available on a timely or cost-effective basis or may be available only on a satellite that is not positioned as favorably as the Company's current satellites and may require a change in the frequency currently used to transmit the Company's signal. Any one or more of these events would require the Company to incur additional expenditures and could degrade the Company's ability to serve its customer base and have a material adverse effect on the Company's financial condition and results of operations. If the Company is required to enter into new transponder lease agreements, no assurance can be given that it will be able to do so on terms as favorable as those in its current agreements with Microspace. See "Business--Business Music Services."

  DEPENDENCE ON ECHOSTAR AND ITS SATELLITES. In December 1995, the Company entered into several agreements with EchoStar, a high-powered DBS home television service provider. Through these agreements, the Company is furnishing EchoStar with 30 channels of digital music programming, of which 27 channels have begun to be distributed in stereo to EchoStar's residential subscribers. The Company has only recently begun providing services via EchoStar. There can be no assurance that either EchoStar's business or the Company's relationship with EchoStar will be successful. In addition, the Company's ability to expand its music services on the EchoStar satellite system is subject to EchoStar's ability to launch a second high-powered direct broadcast satellite by December 31, 1997, or, if a second satellite is not launched by that date, EchoStar's willingness to allocate transponder capacity to the Company on EchoStar's first satellite. Launch of the second EchoStar satellite is currently scheduled for late 1996, but there can be no assurance that this launch will be timely or successful. The Company is obligated to pay certain fees, rents and royalties to EchoStar in connection with these agreements. Any business failure of EchoStar, breach by EchoStar of its agreements with the Company or failure by the Company to satisfy its obligations to EchoStar, or any loss, failure or malfunction of the EchoStar satellite system could impair the Company's ability to serve customers through the EchoStar system. See "Business--EchoStar Agreements."

  RESTRICTIVE DEBT COVENANTS. The terms of the Company's new $12.5 million two-year senior secured revolving credit facility and $45.0 million eight-year senior secured reducing revolving credit facility contain covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, enter into capital leases, engage in mergers or consolidations, or engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, the credit facilities will require the lenders' consent for certain acquisitions, joint ventures and other investments exceeding specified dollar amounts and require the Company to comply with specified financial ratios and tests, including minimum interest coverage and maximum leverage ratios. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  UNPROVEN CAPABILITIES OF NEW SERVICES. The Company's operating strategy includes developing new services and technologies to complement and expand its existing technologies and services. This strategy presents risks inherent in assessing the value, strengths and weaknesses of development opportunities, in evaluating the costs and uncertain returns of new services and in integrating and managing new technologies. Within these new markets, the Company will encounter technical, financial and operating challenges, including competition from a variety of sources. There can be no assurance that the Company will successfully develop new services or that any new service will achieve market acceptance and generate additional revenues or earnings for the Company.

  The Company has begun the development of certain Internet services and is testing its Internet MusicServer SM service, which permits music retailers and others to offer visitors to their websites access to digitized 30-second samples from recordings in the Company's library of recorded songs. At present, the economic viability of Internet-based technologies or the Company's Internet service cannot be ascertained. There can be no assurance that communication or commerce over the Internet will become widespread. The Company's Internet strategy is substantially dependent upon the continued growth in the use of the Internet and the World Wide Web for music sales and promotional applications and market acceptance of the Company's Internet services. There is no assurance that music sampling on the Internet will increase sales of compact discs, that extensive music-related content and sales will be provided over the Internet or that any other service that the Company may develop will achieve market acceptance. There is also no assurance that the Internet will be able to support the high bandwidth required for multimedia services such as the MusicServerSM service. There are also relatively limited barriers to entry to the Internet music-sampling business, so that competition in the market may increase, and it is not certain that the Company will be able to compete effectively with competitive services on the Internet. There is also a risk that the record companies that own the copyrights to the music used in the MusicServerSM service will restrict the use of music samples by third parties such as the Company, or will decide to enter the Internet-based music-sampling business directly. The Company may not successfully develop, introduce or market other Internet services. Accordingly, no assurance can be given that the Company will generate significant revenues from Internet services. See "Business--Internet Services."

  COMPETITION; TECHNOLOGICAL CHANGE. The Company competes in the business music and business services markets with many competitors. In providing its business services, such as broadcast data delivery, video, audio marketing and in-store advertising services, the Company competes with numerous companies using broadcast as well as other delivery systems to provide similar business services. There are numerous methods by which programming, such as the Company's business music, broadcast data delivery, video, audio marketing and in-store advertising services, can be delivered by existing and future competitors, including medium and high-powered DBS, wireless cable and fiber optic cable and digital compression over existing telephone lines.

Many competitors or potential competitors with access to these delivery technologies have substantially greater financial, technical, personnel and other resources than the Company.

  The communications, media and entertainment industries are undergoing significant and rapid change, including strategic relationships and the development of new services, delivery systems and interactive technologies. Many other companies also offer DBS services and strategic relationships between these companies and cable, telephone, media and other related businesses may provide increased competition in the future using new systems and technologies to deliver business music, business data and other similar services. In addition, the recently enacted Telecommunications Act of 1996 may increase competition in the markets in which the Company operates. No assurance can be given that the Company will be able to compete successfully with existing or potential new competitors using new delivery methods and technologies, or that discoveries or improvements in the communications, media and entertainment industries will not render obsolete some or all of the technologies or delivery systems currently relied upon by the Company. See "Business--Competition."

  No assurance can be given that the Company will be able to compete successfully with its existing or potential new competitors or maintain or increase its current market share, that it will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or that discoveries or improvements in the communications, media and entertainment industries will not render obsolete some or all of the technologies or delivery systems currently relied upon by the Company.

  DEPENDENCE ON LICENSED RIGHTS; RISK OF INCREASED FEES. The Company and other business music providers license rights to rerecord and distribute music from a variety of sources and pay royalties to songwriters and publishers through contracts negotiated with performing rights societies such as the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and the Society of European Stage Authors and Composers ("SESAC"). The industry-wide agreement between business music providers (including the Company) and ASCAP runs through 1999; agreements with BMI and SESAC expired on December 31, 1993 and December 31, 1995, respectively, and new agreements are being negotiated. In 1995, the fees paid by the Company to ASCAP, BMI and SESAC were approximately $2.6 million, $946,000 and $7,000, respectively. The interim fee structure with BMI provides for continued licensing at the 1993 payment levels. The BMI license extension stipulates that any settlement of ongoing fees may include retroactivity to January 1, 1994. If the fees paid by the Company to these licensors increase, the Company's operating margin could be adversely affected, although the Company does not believe that its liquidity or financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business--Music Licenses."

  RESTRICTIONS ON DIVIDENDS. The Company has never paid any cash dividends on its equity securities and does not intend to declare any cash dividends in the foreseeable future. The Company's credit facilities currently prohibit the payment of cash dividends. In addition, the Company is prohibited from paying cash dividends on its equity securities until the Company's obligation with respect to the Earn-Out Payments (as such term is defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources") have been determined, and any obligations arising therefrom (including any notes which may be issued in respect thereof) have been satisfied. See "Dividend Policy."

  RELIANCE ON KEY PERSONNEL. The Company is dependent on the continued services of its senior management personnel. The Company has in effect a $4 million key man term life insurance policy covering John R. Jester, the Company's Chairman, President and Chief Executive Officer, but there can be no assurance that the coverage provided by such policy will be sufficient to compensate the Company for the loss of Mr. Jester's services. The Company believes that the loss of any one member of senior management would not have a material adverse effect upon the Company. However, the loss of the services of more than one member of senior management could have a material adverse effect upon the Company. See "Management."

  CONTROL BY EXISTING STOCKHOLDERS. Upon completion of the Offering, MLP and its general partner, Centre Partners, together with management, will beneficially own approximately 57.0% of the Company's outstanding

Common Stock (51.0% if the Underwriters' overallotment option is exercised in full). As a result, Centre Partners, together with management, will be able to determine the outcome of most corporate actions requiring a stockholder vote, including the election of directors. MLP, Centre Partners and certain members of management, among others, are parties to a stockholders' agreement, dated as of May 10, 1996 (the "Stockholders' Agreement"), pursuant to which they have agreed to vote all shares beneficially owned by them in favor of the election of up to three directors designated by MLP. It is expected that those designees will constitute half of the Board of Directors of the Company. See "Certain Relationships and Related Transactions" and "Principal and Selling Stockholders."

  CERTAIN BENEFITS TO PRINCIPAL STOCKHOLDERS AND MANAGEMENT. The Company intends to use a portion of the net proceeds of the Offering to repay approximately $11.1 million of indebtedness outstanding under the Company's senior credit facility, which is secured by, among other things, the Partnership interests held by MLP, the Named Executive Officers referred to in "Management--Executive Compensation" and twelve other members of the Company's management (the "Management Investors"), and their respective affiliates. As part of the Recapitalization, the security interests will be released and these Partnership interests will be exchanged for Common Stock. See "Use of Proceeds" and "Certain Relationships and Related Transactions." MLP has granted to the Underwriters an over-allotment option to purchase 690,000 additional shares of Common Stock. See "Underwriting." In addition, upon consummation of the Offering, the Company will pay Centre Partners a one-time fee of $250,000 for financial advisory services in connection with the Recapitalization. See "Management--Compensation Committee Interlocks and Insider Participation."

  RISKS OF ADVERSE EFFECTS OF GOVERNMENT REGULATION. The Company is subject to the regulatory authority of the United States government and the governments of other countries in which it provides services to subscribers. The business prospects of the Company could be adversely affected by the adoption of new laws, policies or regulations that modify the present regulatory environment. The Company currently provides music services in a few areas in the United States through 928 to 960 megahertz radio broadcast frequencies, which are transmission facilities licensed by the Federal Communications Commission ("FCC"). In connection with the Recapitalization, these FCC licenses, held by an affiliate of the Partnership, will be transferred to a subsidiary of the Company. Such transfer will require FCC approval, which approval may not be obtained prior to completion of the Recapitalization. If for any reason the Company were to lose these FCC licenses, it would incur the expense of transferring up to 2,500 customer locations currently served over these frequencies to different transmission systems. Additionally, the satellites on which the Company transmits its DBS services in the United States are licensed by the FCC. If the FCC authorizations for any of these satellites are revoked or are not extended, the Company would be required to seek alternative satellite facilities. Laws, regulations and policy, or changes therein, in other countries could adversely affect the Company's existing services or restrict the growth of the Company's business in these countries.

  In addition, the transfer of shares of Common Stock may, in certain circumstances, be subject to provisions of the Communications Act of 1934, as amended, and rules and policies requiring prior FCC approval of the transfer of control of radio broadcast and other licensees, restricting the transfer of control to a foreign government of such licensees and establishing other licensee qualifications. See "Business--Business Music Services--Distribution Systems" and "--Government Regulation."

  ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public trading market for shares of the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or continue after the Offering. The IPO Price will be established by negotiation between the Company and the representatives of the Underwriters. See "Underwriting." The market price of the Common Stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the communications industry and that often have been unrelated to the operating performance of these companies or have resulted from the failure of the operating results of these companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's financial condition and results of operations.

  DILUTION. Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $14.87 per share (based upon an assumed IPO Price of $15.00 per share) in net tangible book value per share of Common Stock from the IPO Price. See "Dilution."

  SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, the Company will have outstanding an aggregate of 11,410,339 shares of Common Stock. All the 4,600,000 shares sold in the Offering (plus an additional 690,000 shares if the over-allotment option granted to the Underwriters is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Upon the expiration of lock-up agreements between each of the executive officers, directors and existing stockholders and the Underwriters, 180 days after the date of this Prospectus (or earlier upon the written consent of PaineWebber Incorporated) 6,810,339 shares of Common Stock outstanding prior to the Offering may be sold in the public market, subject to the limitations and restrictions contained in Rule 144 under the Securities Act. None of these shares will be eligible for resale in the public market pursuant to Rule 144, as currently in effect, for two years after completion of the Offering. In addition, options to purchase up to 837,292 shares of Common Stock will be outstanding upon completion of the Offering and any shares of Common Stock issuable upon the exercise of options will be eligible for sale either pursuant to Rule 701 or if and when such shares are registered on Form S-8 in the future. Sales of substantial amounts of Common Stock, or the availability of substantial amounts of Common Stock for future sale, could adversely affect the prevailing market price of the Common Stock. Certain stockholders of the Company have the right to require the Company to register their shares of Common Stock under the Securities Act, and to include shares of Common Stock in registrations proposed to be effected by the Company. See "Certain Relationships and Related Transactions." Such stockholders have agreed not to exercise their registration rights prior to 180 days from the date of this Prospectus without the prior written consent of PaineWebber Incorporated. See "Shares Eligible for Future Sale" and "Underwriting."

  POSSIBLE ISSUANCES OF PREFERRED STOCK. Immediately after the Offering, the Company will not have any shares of preferred stock outstanding. Shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by the Company in the future. The issuance of such preferred stock could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock. See "Description of Capital Stock-- Preferred Stock."

                                  THE COMPANY

  The Company is the leading provider of business music in the United States. The Company also offers its customers a range of non-music services, including broadcast data delivery, video, audio marketing and in-store advertising services, and sells, installs and services related equipment.

  In September 1992, Centre Capital Investors L.P. ("CCI"), a private investment partnership, of which Centre Partners is the general partner, and the predecessor to MLP, together with the Management Investors, acting through the Partnership, purchased substantially all of the assets and business of the Company from a predecessor entity (the "Predecessor") controlled by Field in a leveraged buy-out transaction (the "1992 Acquisition"). The total consideration for the 1992 Acquisition was approximately $49.7 million, of which $41.7 million was paid in cash and the balance was paid with a 7% non-convertible, non-participating but accreting, preferred interest in the Partnership. In connection with the Recapitalization, the preferred limited partnership interest will be retired. See "The Recapitalization." Financing for the 1992 Acquisition was obtained through a senior secured loan facility with Union Bank of Switzerland, New York Branch ("UBS") and certain other lenders, a subordinated loan agreement with Barclays Bank PLC, New York Branch ("Barclays") and a private placement of Partnership interests. The indebtedness incurred to finance the 1992 Acquisition is included in the indebtedness being repaid or refinanced as part of the Recapitalization.

  The Company's business was founded in 1934 and, since September 1992, has been conducted by the Partnership. The Company's principal executive offices are located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121, and its telephone number is (206) 633-3000.

                             THE RECAPITALIZATION

  The Offering is part of the Recapitalization that is designed to strengthen the Company's capital position, reduce its total indebtedness and debt service costs and provide it with greater operating and financial flexibility. The Recapitalization will result in the conversion of the Company's business from a limited partnership to a corporation (the "Incorporation") through:

    (i) the conversion of approximately $5.9 million of a convertible, non-participating but accreting, preferred interest in the Partnership into 1,420,368 participating units in the Partnership;

    (ii) the retirement of 3,863,186 units in the Partnership held by certain lenders, representing approximately 19.7% of the total equity interest in the Partnership and the creation of a payment obligation to the holders of such interests in the aggregate of approximately $24.6 million;

    (iii) the issuance of approximately 7,168,762 shares of Common Stock of Muzak, Inc. in exchange for the remaining 15,707,093 units in the Partnership, representing approximately 80.3% of the total equity interest in the Partnership;

    (iv) the conversion of options to purchase an aggregate of 1,834,545 units in the Partnership to options to purchase an aggregate of 837,292 shares of Common Stock of Muzak, Inc. pursuant to the Company's Replacement Option Plan described under "Management--Replacement Stock Option Plan;" and

    (v) the retirement of a non-convertible, non-participating but accreting, preferred interest in the Partnership held by an affiliate of Field, and the creation of a payment obligation to the holder of such interest in the amount of $8.9 million plus interest thereon from July 1, 1996 at 7% per annum.

  In addition to the Incorporation and the Offering, the principal elements of the Recapitalization include the following:

    (i) the retirement, for cash, of approximately $23.6 million of outstanding indebtedness, including approximately $12.5 million of subordinated indebtedness having an effective interest rate of 14.5% per annum and approximately $11.1 million of variable rate senior secured indebtedness having an annual interest rate at March 31, 1996 of 8.9%;

    (ii) the payment of approximately $24.6 million in obligations to former holders of the 3,863,186 units in the Partnership retired pursuant to the Incorporation;

    (iii) the payment of $8.9 million plus interest thereon from July 1, 1996 at 7% per annum to an affiliate of Field in respect of its preferred interest in the Partnership retired pursuant to the Incorporation; and

    (iv) the refinancing of all remaining secured indebtedness, aggregating approximately $38.3 million at March 31, 1996, with borrowings under a new $45.0 million eight-year senior secured reducing revolving credit facility and a $12.5 million two-year senior secured revolving credit facility.

  All elements of the Recapitalization, including the Offering, are conditioned upon each other and will be consummated concurrently.

  The following table sets forth a summary of the sources and uses of funds associated with the Recapitalization:

                                                                     AMOUNT
                                                                     ------
     SOURCES:                                                    (IN THOUSANDS)
      The Offering.............................................     $ 63,624
      Borrowings under new credit facility.....................       38,325
                                                                    --------
        Total sources..........................................     $101,949
                                                                    ========
     USES:
      Retirement of interests in the Partnership...............     $ 24,596
      Retirement of non-participating preferred interest in the
       Partnership.............................................        8,900
      Retirement of outstanding subordinated indebtedness......       12,500
      Retirement of a portion of outstanding senior secured
       indebtedness............................................       11,124
      Refinancing of remaining senior secured indebtedness.....       38,325
      Offering expenses (including underwriting discounts and
       commissions)............................................        6,504
                                                                    --------
        Total uses.............................................     $101,949
                                                                    ========

  All of the foregoing references to dollar amounts and numbers of shares are based upon an assumed IPO Price of $15.00 per share.

                                USE OF PROCEEDS

  The net proceeds to the Company from its sale of shares in the Offering are estimated to be approximately $57.1 million (based upon an assumed IPO Price of $15.00 per share). The Company will not receive any proceeds from the sale of Common Stock by selling stockholders, including any shares of Common Stock sold upon the exercise of the Underwriters' over-allotment option.

  Of such proceeds, approximately $24.6 million will be used to fund the retirement of limited partnership interests representing approximately 19.7% of the total equity interest in the Partnership prior to the Recapitalization, approximately $12.5 million will be used to repay outstanding subordinated indebtedness bearing interest at an effective rate of 14.5% per annum and due in installments between September 2001 and September 2002, approximately $8.9 million will be used to retire a non-convertible, non-participating but accreting, preferred interest in the Partnership, and the balance of approximately $11.1 million will be used to repay a portion of outstanding senior indebtedness payable in semi-annual installments through January 2001 and bearing interest at a variable rate (8.9% per annum at March 31, 1996). See "The Recapitalization." The interests in the Partnership held by MLP, the Management Investors and their respective affiliates are pledged to secure the outstanding senior indebtedness. In the Recapitalization, the balance of the Company's senior indebtedness will be repaid from other borrowings, these partnership interests will be exchanged for Common Stock and the pledges will be released. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

  The Company intends to retain future earnings to finance its operations and does not anticipate paying cash dividends in the foreseeable future. Payment of cash dividends is restricted by covenants in the Company's credit facilities. In addition, the Company is prohibited from paying any dividends or other distributions to the holders of its equity securities until the Company's obligation with respect to the Earn-Out Payments have been determined and any obligations arising therefrom (including any notes issued to the Predecessor in respect of such payment) have been satisfied. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                   DILUTION

  After giving effect to the Incorporation, the pro forma net tangible book value (total assets less deferred costs, intangible assets and total liabilities) of the Company as of March 31, 1996 was a deficit of $54.1 million, or $7.55 per share. As used below, "net tangible book value per share" represents the quotient obtained by dividing the pro forma net tangible book value of the Company at March 31, 1996 by the total number of shares of Common Stock that would have been outstanding at March 31, 1996 had the Incorporation occurred on such date. After giving effect to the Offering and the application of the estimated net proceeds to the Company (after deducting underwriting discounts and commissions and estimated Offering expenses), the net tangible book value of the Company at March 31, 1996 would have been $1.5 million, or $0.13 per share. This represents an immediate increase in net tangible book value per share of $7.68 to existing holders of Common Stock as a result of the Offering and an immediate dilution of net tangible book value per share of $14.87 to new investors in the Offering. The following table illustrates this per share dilution:

     Assumed initial public offering price.....................         $15.00
       Pro forma net tangible book value before the Offering... ($7.55)
       Increase in pro forma net tangible book value attribut-
        able
        to new investors.......................................   7.68
                                                                ------
     Pro forma net tangible book value after the Offering......           0.13
                                                                        ------
     Dilution in pro forma net tangible book value to new in-
      vestors..................................................         $14.87
                                                                        ======

  The following table sets forth, on a pro forma basis (after giving effect to the Recapitalization) as of March 31, 1996, the total number of shares of Common Stock purchased from the Company and Comcast Sound, the total consideration paid and the average price per share paid by the existing stockholders and by new investors (before deducting the estimated underwriting discounts and commissions and Offering expenses payable by the Company). In the case of the existing stockholders, the total consideration reflects consideration paid for the partnership interests which were exchanged for Common Stock in the Incorporation.

                               SHARES PURCHASED  TOTAL CONSIDERATION
                              ------------------ ------------------- AVERAGE PRICE
                                NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                              ---------- ------- ----------- ------- -------------
     Existing stockholders...  6,810,339   59.7% $16,874,927   19.7%    $ 2.48
     New investors ..........  4,600,000   40.3   69,000,000   80.3      15.00
                              ----------  -----  -----------  -----
       Total................. 11,410,339  100.0% $85,874,927  100.0%
                              ==========  =====  ===========  =====

  The foregoing tables exclude 837,292 shares of Common Stock reserved for issuance upon the exercise of outstanding employee options which have an average exercise price of $2.44 per share, none of which are exercisable as of the date of this Prospectus. To the extent that such options are exercised, there will be further dilution to new investors in the Offering. The foregoing tables also exclude options with respect to 250,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted. To the extent such options are granted and exercised, there will be further dilution to new investors in the Offering.

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company at March 31, 1996 and as adjusted to give pro forma effect to the Recapitalization, including receipt and application by the Company of estimated net proceeds of $57.1 million from the Offering (based upon an assumed IPO Price of $15.00 per share). The information presented below should be read in conjunction with the financial statements of the Company and the historical and pro forma financial data included elsewhere in this Prospectus.

                                                           AT MARCH 31, 1996
                                                         ----------------------
                                                            (IN THOUSANDS)
                                                                    PRO FORMA
                                                         ACTUAL   (AS ADJUSTED)
                                                         -------  -------------
Short-term borrowings and current portion of long-term
 debt................................................... $17,317     $   387
                                                         -------     -------
Long-term debt (excluding current portion):
  Existing credit facility..............................  32,519         --
  New credit facility...................................     --       38,325
  14.5% subordinated indebtedness (net of unamortized
   discount of $1,474,000)..............................  11,026         --
  Other long-term debt..................................     605         605
                                                         -------     -------
      Total long-term debt (excluding current portion)..  44,150      38,930
                                                         -------     -------
Redeemable preferred partnership interests..............  15,993         --
                                                         -------     -------
Ownership equity (deficit):
  Partners' capital.....................................  (1,058)        --
  Stockholders' equity:
    Preferred Stock, $0.01 par value; 10,000,000 shares
     authorized; none issued
     or outstanding.....................................     --          --
    Common Stock and additional paid in capital, $0.01
     par value;
     30,000,000 shares authorized; 11,410,399 shares
     outstanding,
     pro forma (as adjusted)(1).........................     --       57,191
  Accumulated deficit...................................     --      (23,666)
                                                         -------     -------
  Total ownership equity................................  (1,058)     33,525
                                                         -------     -------
      Total short-term borrowings and capitalization.... $76,402     $72,842
                                                         =======     =======

- --------

(1) Excludes 837,292 shares of Common Stock reserved for issuance upon the exercise of outstanding employee options which have an average exercise price of $2.44 per share, none of which are exercisable as of the date of this Prospectus. Also excludes options with respect to 250,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which has been granted.

                            SELECTED FINANCIAL DATA

  The following table sets forth certain selected historical and pro forma financial and operating data of the Company and the Predecessor as of the dates and for the periods indicated. The following selected financial data are qualified by reference to and should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statements of operations data set forth below for each of the three years in the period ended December 31, 1995 and the balance sheet data as of December 31, 1994, and 1995 are derived from the financial statements of the Company audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus.
  The statements of operations data for the year ended December 31, 1991, the eight-month period ended August 31, 1992 and the four-month period ended December 31, 1992 and the balance sheet data as of December 31, 1991, August 31, 1992, and December 31, 1992 and 1993 are derived from audited financial statements of the Predecessor and the Company, respectively, which are not included herein.

  The statements of operations data for the three-month periods ended March 31, 1995 and 1996 and the balance sheet data as of March 31, 1996 are derived from unaudited financial statements of the Company that, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the information set forth therein. The results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

  The pro forma financial information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transactions occurred at the dates indicated or the results which may be attained in the future.

                            SELECTED FINANCIAL DATA
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                          PREDECESSOR                                      THE COMPANY
                       ------------------  ----------------------------------------------------------------------------------
                                                                                                   THREE-MONTH PERIOD
                                  EIGHT      FOUR           YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                         YEAR     MONTHS    MONTHS   ---------------------------------------- -------------------------------
                        ENDED     ENDED     ENDED                                 PRO FORMA                       PRO FORMA
                       DEC. 31,  AUG. 31,  DEC. 31,                             (AS ADJUSTED)                   (AS ADJUSTED)
                         1991      1992      1992     1993    1994(1)   1995     1995(2)(3)    1995     1996     1996(2)(3)
                       --------  --------  --------  -------  -------  -------  ------------- -------  -------  -------------
STATEMENTS OF OPERA-
 TIONS DATA:
Revenues:
 Music and other
  business servic-
  es.................  $36,689   $23,771   $12,039   $36,800  $50,410  $52,489     $52,489    $12,941  $13,306     $13,306
 Equipment and re-
  lated services.....   19,318    12,102     6,602    21,741   33,006   34,392      34,392      8,265    7,634       7,634
                       -------   -------   -------   -------  -------  -------     -------    -------  -------     -------
   Total revenues....   56,007    35,873    18,641    58,541   83,416   86,881      86,881     21,206   20,940      20,940
                       -------   -------   -------   -------  -------  -------     -------    -------  -------     -------
Cost of revenues:
 Music and other
  business servic-
  es.................    9,652     6,420     3,249    10,611   13,685   14,465      14,465      3,518    3,708       3,708
 Equipment and re-
  lated services.....   14,753     9,513     5,235    16,756   23,413   23,895      23,895      5,720    5,254       5,254
                       -------   -------   -------   -------  -------  -------     -------    -------  -------     -------
   Total cost of rev-
    enues............   24,405    15,933     8,484    27,367   37,098   38,360      38,360      9,238    8,962       8,962
                       -------   -------   -------   -------  -------  -------     -------    -------  -------     -------
Gross profit.........   31,602    19,940    10,157    31,174   46,318   48,521      48,521     11,968   11,978      11,978
Selling, general and
 administrative
 expenses............   19,009    14,230     5,846    19,603   28,699   28,496      28,496      7,410    7,526       7,526
Depreciation.........    8,187     3,990     1,349     4,349    8,211    9,382       9,382      2,303    2,537       2,537
Amortization ........    6,936     5,005     2,259     6,942    9,622    8,909       8,909      2,196    2,137       2,137
                       -------   -------   -------   -------  -------  -------     -------    -------  -------     -------
Operating income
 (loss)..............   (2,530)   (3,285)      703       280     (214)   1,734       1,734         59     (222)       (222)
Interest expense.....    7,514     3,639     1,228     3,785    6,990    7,483       3,160      1,901    1,798         790
Other (income) ex-
 pense, net..........     (539)     (949)      (57)      (30)     (21)     (35)        (35)       (32)     122         122
                       -------   -------   -------   -------  -------  -------     -------    -------  -------     -------
Net loss before pro
 forma income tax
 benefit.............  ($9,505)  ($5,975)     (468)   (3,475)  (7,183)  (5,714)     (1,391)    (1,810)  (2,142)     (1,134)
                       =======   =======
Pro forma income tax
 benefit (4).........                            0         0        0        0           0          0        0           0
                                           -------   -------  -------  -------     -------    -------  -------     -------
Pro forma net loss...                        ($468)  ($3,475) ($7,183)  (5,714)    ($1,391)   ($1,810)  (2,142)    ($1,134)
                                           =======   =======  =======              =======    =======              =======
Redeemable preferred
 return (5)..........                                                     (657)                           (172)
                                                                       -------                         -------
Pro forma net loss
 attributable to com-
 mon
 stockholders (6)....                                                  ($6,371)    ($1,391)            ($2,314)    ($1,134)
                                                                       =======     =======             =======     =======
Pro forma net loss
 attributable to com-
 mon
 stockholders per
 share (6)...........                                                   ($0.84)     ($0.12)             ($0.30)     ($0.10)
                                                                       =======     =======             =======     =======
Pro forma weighted
 average shares
 outstanding (6).....                                                    7,589      11,831               7,589      11,83

OTHER INFORMATION:                                                     =======     =======             =======     =======
 EBITDA (7)..........  $12,593    $5,710    $4,311   $11,571  $17,619  $20,025     $20,025    $ 4,558  $ 4,452     $ 4,452
                       =======   =======   =======   =======  =======  =======     =======    =======  =======     =======
 Estimated number of
  domestic customer
  locations:
   Company...........   32,000    32,000    32,000    33,000   56,000   60,000                 57,000   61,000
   Franchisees.......  102,000   104,000   112,000   116,000  103,000  111,000                105,000  117,000
                       -------   -------   -------   -------  -------  -------                -------  -------
     Total...........  134,000   136,000   144,000   149,000  159,000  171,000                162,000  178,000
                       =======   =======   =======   =======  =======  =======                =======  =======
 Estimated number of
  domestic DBS
  customer loca-
  tions:
   Company...........    5,000     7,000     8,000    12,000   29,000   35,000                 30,000   36,000
   Franchisees.......   21,000    31,000    36,000    49,000   55,000   72,000                 59,000   77,000
                       -------   -------   -------   -------  -------  -------                -------  -------
     Total...........   26,000    38,000    44,000    61,000   84,000  107,000                 89,000  113,000
                       =======   =======   =======   =======  =======  =======                =======  =======

                             PREDECESSOR                                   THE COMPANY
                          ----------------- ---------------------------------------------------------------------------
                                                         AT DECEMBER 31,                AS OF MARCH 31, 1996
                             AT       AT       AT    ------------------------ -----------------------------------------
                          DEC. 31, AUG. 31, DEC. 31,                                                     PRO FORMA
                            1991     1992     1992    1993     1994    1995   ACTUAL   PRO FORMA(2) (AS ADJUSTED)(2)(3)
                          -------- -------- -------- ------- -------- ------- -------  ------------ -------------------
BALANCE SHEET DATA:
Total assets............  $62,939  $58,837  $66,598  $66,294 $103,092 $96,439 $94,358    $94,358          $90,798
Total long-term
 obligations, including
 current portion........   39,111   37,889   36,218   35,022   56,833  53,005  50,517     50,517           39,317
Redeemable preferred in-
 terests................       --       --    8,188    8,760   14,693  15,722  15,993        --               --
Ownership equity........   11,259    7,284   12,199    8,047    7,943   1,373  (1,058)   (18,561)          33,525

footnotes on following page
footnotes to table on preceding page
- -------
(1) Includes the acquisition of Comcast as of January 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Adjusted to reflect the Incorporation. See "The Recapitalization," Note 3 of Notes to the Company's Financial Statements and Unaudited Pro Forma Financial Statements.

(3) Gives effect to the issuance of 4,241,577 shares of Common Stock being offered by the Company and the use of proceeds from the Offering to (i) pay the payment obligations created in the Incorporation and (ii) repay the subordinated debt and a portion of the senior variable rate secured indebtedness. Effect is also given to the borrowings under the new credit facility and refinancing of indebtedness at a lower interest rate. The reduction in and refinancing of indebtedness has the effect of reducing pro forma interest expense. See "The Recapitalization," "Use of Proceeds" and Unaudited Pro Forma Financial Statements.

    In the quarter in which the Company completes the Recapitalization, the Company will record certain non-cash charges, including the write-off of deferred financing fees of approximately $2.6 million, unamortized debt discount of approximately $1.4 million and unamortized organizational costs of approximately $600,000. The Company will also record non-cash charges under the Company's Replacement Option Plan of at least $2.1 million in the same quarter and additional charges of at least $330,000 during the remainder of 1996, $880,000 during 1997, and $220,000 during 1998. In addition, the Company will record a non-recurring gain of approximately $1.5 million from the retirement at a discount of a preferred interest in the Partnership during the quarter in which the Recapitalization is completed. No effect has been given to the non-recurring charges, charges under the Replacement Option Plan or the non-recurring gain in the pro forma adjustments for the year ended December 31, 1995 and the three-month period ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and Unaudited Pro Forma Financial Statements.

    In addition, the Company will record a deferred tax asset of approximately $9.0 million upon completion of the Incorporation. The Company will provide a 100% valuation allowance for this tax benefit, as it has generated insufficient levels of taxable income.

(4) For all periods presented, the Company was a limited partnership for federal and state income tax purposes and, accordingly, was not subject to corporate income taxes. Pro forma net loss was computed as if the Company were subject to federal and state taxes at an assumed combined effective tax rate of 40% for all periods presented. The Company has not recognized any benefit from the net operating losses and has provided a 100% valuation allowance for the tax benefit, as it has generated insufficient levels of taxable income.

(5) Includes adjustments for the year ended December 31, 1995 and the three-month period ended March 31, 1996 for the preferred return attributable to the preferred interest in the Partnership that will be retired upon completion of the Incorporation.

(6) Pro forma net loss attributable to common stockholders per share and pro forma weighted average shares outstanding for the period presented are calculated pursuant to the treasury stock method at an assumed IPO Price of $15.00 per share. Stock options outstanding as of the end of the period presented and issued prior to twelve months before the end of the period presented have been excluded from the calculation as they are anti-dilutive.

(7) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other income/expense. The Company believes that EBITDA is an important tool for measuring certain aspects of the financial performance of companies, such as liquidity, operating performance and leverage. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  For all periods presented, the Company operated as a limited partnership. As such, the income tax effects of all earnings or losses of the Company were passed directly to the partners and no provision for income taxes was required. See "The Recapitalization."

  In January 1994, the Partnership acquired the assets of its largest franchisee, Comcast, for approximately $33 million (the "Comcast Acquisition"). Operating results in 1994 include 11 months of Comcast operations, while operating results in 1995 include a full year of Comcast operations. The former Comcast operations represented approximately 28% of the Company's revenues in 1995. Following the Comcast Acquisition, the Company eliminated redundant administrative and field operations, resulting in annualized net savings estimated by the Company to be approximately $1.8 million, the majority of which was realized immediately.

  The Company derives revenues from its business services and from the sale, installation and servicing of customer premises equipment. The Company's principal business services include broadcast music services, on-premise tapes, on-premise music video, audio marketing and in-store advertising. Business services represented approximately 60% of total revenues in 1995. Equipment and related revenues accounted for the remaining 40% of 1995 revenues. A large majority of the Company's broadcast and on-premise tape revenues are generated from subscribers who typically execute five-year contracts at rates ranging from $35 to $75 per month. These subscription rates typically include the provision of the Company's equipment for use at the subscriber's location. Royalties received from franchisees and international distributors are included in broadcast music revenues and represented approximately 7.9% of total revenues in 1995. The Company's franchisees pay royalties to the Company based generally on 10% to 11.5% of adjusted music revenues, which are broadcast music revenues less licensing payments and bad debt write-offs. In-store advertising revenues are generated from the sale of advertising for delivery to certain subscribers. On-premise music video revenues are derived from the sale of specialized on-premise music videos targeted for certain segments of the market place. Audio marketing revenues are generated primarily from the sale of customized audio messages for use with "on-hold" telephone systems. The Company also provides other broadcast business services, including AdParting(R), data delivery services, custom business television and other music-related services.

  Equipment revenues are derived from the sale or lease of audio system-related products, principally sound systems and intercoms, to business music subscribers and other customers. The Company also sells electronic equipment, principally DBS receivers and dishes as well as proprietary tape playback equipment, audio and video equipment to its franchisees to support their business music services. Installation, service and repair revenues consist principally of revenues from the installation of sound systems and other equipment that is not expressly part of a business music contract, such as paging, security and drive-through systems. These revenues also include revenue from the installation, service and repair of equipment installed under a business music contract. Music contract installation revenues are deferred and recognized over the term of the respective contracts.

  Cost of revenues for business services consists primarily of broadcast, delivery, manufacturing, licensing and research costs associated with providing music and other business services to a subscriber or a franchisee. Cost of revenues for equipment represents the purchase cost plus handling, shipping and warranty expenses. Cost of revenues for installation, service and repair consists primarily of service and repair labor and labor for installation that is not associated with new business music subscribers. Installation costs associated with new business music subscribers are capitalized and charged to depreciation expense over ten years.

  Selling, general and administrative expenses include salaries, benefits, commissions, travel, marketing materials, training and occupancy costs associated with staffing and operating local and national sales offices. Such expenses also include personnel and other costs in connection with the Company's headquarters functions.

A significant portion of commissions and certain other selling costs are capitalized on a successful-efforts basis and charged as amortization expense over the average contract term of five years and, accordingly, are not reflected in selling, general and administrative expenses. The Company capitalized $1.3 million, $2.8 million and $3.2 million of such costs in 1993, 1994 and 1995, respectively.

  The Company amortizes leasehold improvements over the shorter of the lease term or five years and deferred costs and intangible assets over lives ranging from two and one-half to ten years. These deferred costs and intangible assets consist of the costs associated with subscriber contracts acquired from third parties (typically amortized on an accelerated basis over eight years), commissions and certain other sales related expenses (five years), the acquisition and production costs of a music library (typically five years), organizational expenses related to acquiring certain franchise operations (five years) and capitalized financing costs (over life of the loans).

  As part of the Recapitalization, the Company will adopt a performance-based Replacement Option Plan that replaces an option plan implemented in connection with the 1992 Acquisition. The options granted under the Replacement Option Plan represent the same proportionate equity interest and carry equivalent exercise prices as the options granted under the original plan, as adjusted for the Incorporation and prior to the Offering. The Replacement Option Plan will result in non-cash compensation expense being recorded and a significant reduction in reported EBITDA and operating results in the future. The Company has not been required to record non-cash compensation expense for the previous management stock option plan because those options were not deemed exercisable. Non-cash compensation expense will be determined with respect to options under the Replacement Option Plan based on the difference between the exercise price and the fair market value of the Common Stock and recognition of the expense will begin when it is deemed that the options are, in the judgment of management, likely to become exercisable. Such expense will be recognized from that date to the date the options actually become exercisable and will appear in the Company's Statement of Operations as part of operating income (loss) on a separate line item entitled "Non-cash incentive compensation expense."

  The Replacement Option Plan provides for the granting of options to purchase an aggregate of 837,292 shares of common stock at an average exercise price of $2.44 per share, divided into three equal groups for vesting and exercise purposes. One-half of the first group of options vests immediately upon the effectiveness of the Registration Statement of which this Prospectus is a part (the "Effective Date") and the remainder of the first group vests in equal installments on the first and second anniversaries of the Effective Date. Once vested, the first group of options becomes exercisable upon the earlier of (i) such date that the average reported daily sales price (the "Sales Price") of the Common Stock for any 80 trading days during any one-year period subsequent to the respective vesting dates (the "Performance Period") is $13.375 per share or greater or (ii) if earlier, the period 30 days prior to the seventh anniversary of the Effective Date. The second and third groups of options vest in equal 20% increments on the first through the fifth anniversaries of the Effective Date. When vested, the second group of options becomes exercisable only when the Sales Price is $20.00 per share or greater for the Performance Period, and when vested, the third group of options becomes exercisable when the Sales Price is $26.75 per share or greater for the Performance Period. Upon the occurrence of certain change of control events, each option granted is subject to accelerated vesting and may become exercisable at lower Sales Price hurdles.

  In connection with the first group of options, the Company will record non-cash incentive compensation expense of at least $2.1 million in the quarter in which the Recapitalization is completed and at least $330,000 during the remainder of 1996, $880,000 during 1997 and $220,000 in 1998 (based upon an assumed IPO Price of $15.00 per share and an average exercise price of $2.44 per share). The Company will record additional non-cash incentive compensation expense related to the second and third groups of options if the market price of the Common Stock appreciates substantially enough and for a sufficient period of time that management deems the exercisability of such options to be likely.

  In the quarter that the Company completes the Recapitalization, the Company will record certain other non-cash charges, including the write-off of deferred financing fees of approximately $2.6 million, unamortized debt discount of approximately $1.4 million and unamortized organizational costs of approximately $600,000. The Company will also record a non-recurring gain of approximately $1.5 million from the retirement at a discount of a preferred interest in the Partnership during the quarter in which the Recapitalization is completed.

  The Company anticipates that revenues for the three-month period ended June 30, 1996 will be comparable to the revenues for the three-month period ended June 30, 1995 of approximately $21.3 million.

RESULTS OF OPERATIONS

  The following table sets forth certain financial information for the periods presented and should be read in conjunction with the Company's Financial Statements, including the Notes thereto, appearing elsewhere in this
Prospectus:

                                                       THREE-MONTH
                                                      PERIOD ENDED
                          YEAR ENDED DECEMBER 31,       MARCH 31,             PERCENTAGE CHANGE
                          -------------------------  ----------------  --------------------------------
                                                                                          FIRST QUARTER
                                                                                            1996 VS.
                                                                       1994 VS.  1995 VS. FIRST QUARTER
                           1993     1994     1995     1995     1996      1993      1994       1995
                          -------  -------  -------  -------  -------  --------  -------- -------------
                                                  (DOLLARS IN THOUSANDS)
Revenues:
 Business services:
 Broadcast music........  $28,023  $39,519  $40,664  $10,119  $10,258    41.0 %     2.9 %       1.4 %
 On-premise tapes.......    5,067    5,434    4,895    1,247    1,128     7.2 %    (9.9)%      (9.5)%
 Other broadcast........      950    1,227    1,403      333      357    29.2 %    14.3 %       7.2 %
 On-premise music vid-
  eo....................    1,010    1,257    1,741      294      513    24.5 %    38.5 %      74.5 %
 Audio marketing........      769    1,615    2,027      451      567   110.0 %    25.5 %      25.7 %
 In-store advertising...      306      814      913      337      175   166.0 %    12.2 %     (48.1)%
 Other..................      675      544      846      160      308   (19.4)%    55.5 %      92.5 %
                          -------  -------  -------  -------  -------
   Total music and other
    business services...   36,800   50,410   52,489   12,941   13,306    37.0 %     4.1 %       2.8 %
                          -------  -------  -------  -------  -------
 Equipment..............   15,885   23,060   23,901    5,771    5,283    45.2 %     3.6 %      (8.5)%
 Installation, service
  and
  repair................    5,856    9,946   10,491    2,494    2,351    69.8 %     5.5 %      (5.7)%
                          -------  -------  -------  -------  -------
   Total equipment and
    related services....   21,741   33,006   34,392    8,265    7,634    51.8 %     4.2 %      (7.6)%
                          -------  -------  -------  -------  -------
   Total revenues.......   58,541   83,416   86,881   21,206   20,940    42.5 %     4.2 %      (1.3)%
Gross profit:
 Business services......   26,188   36,725   38,024    9,423    9,597    40.2 %     3.5 %       1.8 %
 Equipment..............    5,139    9,596   10,450    2,564    2,492    86.7 %     8.9 %      (2.8)%
 Installation, service
  and
  repair................     (153)      (3)      47      (19)    (111)      *         *           *
                          -------  -------  -------  -------  -------
   Total gross profit...   31,174   46,318   48,521   11,968   11,978    48.6 %     4.8 %       0.1 %
Gross profit margin(1)..    53.3%    55.5%    55.8%    56.4%    57.2%
Selling, general and
 administrative ex-
 penses.................  $19,603  $28,699  $28,496   $7,410   $7,526    46.4 %    (0.7)%       1.6 %
S,G&A margin(2).........    33.5%    34.4%    32.8%    34.9%    35.9%
EBITDA(3)...............  $11,571  $17,619  $20,025   $4,558   $4,452    52.3 %    13.7 %      (2.3)%
EBITDA margin(4)........    19.8%    21.1%    23.0%    21.5%    21.3%
Net loss................  ($3,475) ($7,183) ($5,714) ($1,810) ($2,142)      *         *           *

- --------
 * Not meaningful.
(1) Gross profit margin represents gross profit as a percentage of total revenues.
(2) S,G&A margin represents selling, general and administrative expenses as a percentage of total revenues.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other income/expense. The Company believes that EBITDA is an important tool for measuring certain aspects of the financial performance of companies, such as liquidity, operating performance and leverage. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.
(4) EBITDA margin represents EBITDA as a percentage of total revenues.

THREE-MONTH PERIOD ENDED MARCH 31, 1996 COMPARED TO THREE-MONTH PERIOD ENDED MARCH 31, 1995

  Revenues. Total revenues decreased 1.3% from $21.2 million in the first quarter of 1995 to $20.9 million in the first quarter of 1996 as a result of a 7.6% decrease in equipment and related services revenues that was partially offset by a 2.8% increase in business services revenues. Equipment sales decreased 8.5% as the Company maintained its focus on higher margin sales and reduced its participation in lower margin competitively bid equipment sales proposals. Starting in late 1995, the Company also began to deemphasize the sale of equipment which is not integral to the Company's business services. Installation, service and repair revenues decreased from the strong levels generated in the 1995 period due to fewer installations of large equipment jobs in the 1996 period. Broadcast music revenues grew 1.4% in the 1996 period due to increased demand and the conversion of on-premise tape subscribers to broadcast music services, which was offset in part by the cancellation of two national broadcast accounts during the 1996 period. On-premise tape revenues continued to decline principally due to the Company's conversion of many of these customers to broadcast services. On-premise music video, audio marketing and other broadcast services revenues continued to benefit from growing demand for these services. In-store advertising revenues declined 48.1% principally due to sales to a single customer in the first quarter of 1995 that did not continue into the last three quarters of 1995 or the first quarter of 1996. Other business services revenues increased as a result of an increase in reimbursable satellite fee revenue and the one-time sale of proprietary software and other rights to Muzak Europe.

  Gross Profit. Total gross profit was essentially unchanged, while the gross profit margin increased from 56.4% in the first quarter of 1995 to 57.2% in the first quarter of 1996. This improvement was principally due to an improvement in equipment sales gross profit margin from 44.4% in the 1995 period to 47.2% in the 1996 period reflecting sales of higher margin equipment. This improvement was partially offset by a 0.7% decline in the business services gross profit margin primarily due to lower in-store advertising and on-premise tape revenues and a decrease in on-premise music video gross profit margin, combined with higher compensation, satellite and licensing costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 1.6% from $7.4 million in the first quarter of 1995 to $7.5 million in the first quarter of 1996 and increased as a percentage of total revenues from 34.9% to 35.9%. Selling and marketing expenses decreased 4.0% from $2.7 million in the 1995 period to $2.6 million in the 1996 period. This decrease is attributable to a decrease in non-capitalized selling costs and reduced consulting expenses incurred in the 1995 period primarily related to the development of specialized broadcast video which was partially offset by higher expenses in connection with the addition of 16 salespersons during the 1996 period. General and administrative expenses increased 4.8% from $4.7 million in the 1995 period to $4.9 million in the 1996 period as a result of an increase in relocation expenses, consulting and legal expenses related to the EchoStar agreements and the Internet
MusicServer SM project, communication costs related to the Internet MusicServer SM project and national account rollouts, the continued centralization of data and collection systems, higher personal property taxes and increased bad debt expenses.

  Depreciation Expense. Depreciation expense increased 10.2% from $2.3 million in the first quarter of 1995 to $2.5 million in the first quarter of 1996 due to an increase in fixed assets of $7.9 million primarily related to an increased investment in equipment for business service customers, computer and other equipment for video production and systems upgrade and development and new service and delivery vehicles.

  Amortization Expense. Amortization expense decreased 2.7% from $2.2 million in the first quarter of 1995 to $2.1 million in the first quarter of 1996 as a result of the final amortization in the 1995 period of the music purchased as part of the 1992 Acquisition.

  Interest Expense. Interest expense decreased 5.4% from $1.9 million in the first quarter of 1995 to $1.8 million in the first quarter of 1996 principally due to a $2.5 million paydown of the Company's term loan in July 1995 and a $2.5 million paydown of the term loan in January 1996, and a reduction in the effective weighted average interest rate under the term loan and revolving credit facility from 11.2% for the 1995 period to 10.6% for the 1996 period.

  Other (Income) Expense. Other (income) expense reflected expense of $122,000 in the first quarter of 1996 versus income of $32,000 in the comparable period in 1995, primarily due to a loss on the sale of a product line acquired in the Comcast Acquisition that was inconsistent with the Company's strategic plans and equity in losses of Muzak Europe not included in the 1995 period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues. Total revenues increased 4.2% from $83.4 million in 1994 to $86.9 million in 1995 principally as a result of a 4.1% increase in business services revenues and a 4.2% increase in equipment and related revenues. Business services revenues increased due to an increase in the number of broadcast music subscribers, offset partially by a reduction in the royalty surcharges paid by franchisees for DBS services. Other business services revenues, with the exception of on-premise tape sales, increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, video, audio messaging, and AdParting(R) services, among others. On-premise tape revenues declined due to the Company's conversion of such customers to broadcast services, primarily DBS transmission. Royalties and other fees from franchisees and international distributors (included in broadcast music revenues) accounted for $6.9 million or 7.9% of the Company's revenues in 1995, compared with $6.8 million or 8.2% of the Company's revenues in 1994 due to growth in the number of customer locations being served, partially offset by a planned reduction in DBS surcharges. Equipment revenues increased 3.6% as a result of an increase in leased equipment subscribers. Installation, service and repair revenues increased 5.5% primarily related to large job revenue increases. In-store advertising revenues increased 12.2%, principally due to sales to a single customer in the first quarter of 1995, which did not continue into the last three quarters of the year.

  Gross Profit. Total gross profit increased 4.8% from $46.3 million in 1994 to $48.5 million in 1995. As a percentage of total revenues, gross profit increased slightly from 55.5% in 1994 to 55.8% in 1995. The improvement in the gross profit percentage in 1995 was due to growth in higher margin business services, such as broadcast music, audio marketing and on-premise music video services, and improved equipment margins.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 0.7% from $28.7 million in 1994 to $28.5 million in 1995. As a percentage of total revenues, selling, general and administrative expenses declined from 34.4% in 1994 to 32.8% in 1995. Selling and marketing expenses declined 5.1% from $11.3 million in 1994 to $10.7 million in 1995. This decline was primarily attributable to a reduction in local sales offices' administrative and operating support personnel, reduced costs of new product and service research, a decrease in promotional expenses and lower sales award costs, offset somewhat by higher non-capitalized selling costs. General and administrative costs increased 2.1% from $17.4 million in 1994 to $17.8 million in 1995, primarily due to relocation and expansion of the headquarters office, additional personnel to support centralization of local and national sales office services, higher bad debt expense and consulting expenses for the Internet MusicServer SM and EchoStar projects. These increased expenses were partially offset by a decrease in bonuses accrued and expenses incurred in 1994 in connection with an unconsummated financing.

  Depreciation Expense. Depreciation expense increased 14.3% from $8.2 million in 1994 to $9.4 million in 1995, principally as a result of an increased investment in equipment installed at customers' premises due to an expanded customer base, and twelve months of depreciation of the assets acquired in the Comcast Acquisition in 1995 compared to eleven months in 1994.

  Amortization Expense. Amortization expense decreased 7.4% from $9.6 million in 1994 to $8.9 million in 1995. The decline in amortization expense was due to the final amortization in early 1995 of music acquired in the 1992 Acquisition.

  Interest Expense. Total interest expense increased 7.1% from $7.0 million in 1994 to $7.5 million in 1995. The increase in interest expense in 1995 as compared to 1994 was the result of increased borrowing as well as an increase in the effective weighted average interest rate under the term loan and revolving credit facility from 10.0% in 1994 to 11.2% in 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Revenues. Total revenues increased 42.5% from $58.5 million in 1993 to $83.4 million in 1994 primarily as a result of the Comcast Acquisition. Business services revenues increased 37.0% from $36.8 million to $50.4 million from 1993 to 1994. Equipment revenues increased 45.2% as a result of the Comcast Acquisition, resulting in higher sales of DBS equipment, sound system equipment and leased drive-through equipment. Installation, service and repair revenues increased 69.8% from 1993 to 1994 also as a result of the Comcast Acquisition. Video revenues increased 24.5% in 1994 as compared to 1993 due to the acquisition of an on-premises music video operation as of February 28, 1994 that significantly expanded the Company's base of video customers and its capability to service a larger customer base. In-store advertising revenues increased 166.0% due to increased efforts in marketing this service.

  Gross Profit. Total gross profit increased 48.6% from $31.2 million in 1993 to $46.3 million in 1994 primarily as a result of the Comcast Acquisition. As a percentage of total revenues, gross profit increased from 53.3% in 1993 to 55.5% in 1994. The improvement in the gross profit percentage in 1994 was principally due to improved profit margins on equipment revenues and business services revenues. The significant improvement in equipment profit margin from 32.4% in 1993 to 41.6% in 1994 was due to a greater proportion of higher margin equipment lease revenues and more selective bidding of competitive equipment contracts.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 46.4% from $19.6 million in 1993 to $28.7 million in 1994. As a percentage of total revenues, selling, general and administrative expenses increased from 33.5% in 1993 to 34.4% in 1994. Selling and marketing expenses increased 44.7% from $7.8 million in 1993 to $11.3 million in 1994. This increase was attributable to the Comcast Acquisition, and the acquisition of the video operation as well as an increase in research and development. General and administrative expenses increased 47.6% from $11.8 million in 1993 to $17.4 million in 1994, primarily due to the new locations and facilities acquired from Comcast and expenses incurred in connection with an unconsummated financing.

  Depreciation Expense. Depreciation expense increased 88.8% from $4.3 million in 1993 to $8.2 million in 1994. The significant increase in 1994 as compared to 1993 is attributable to the acquisition of approximately $16.0 million in tangible assets in the Comcast Acquisition.

  Amortization Expense. Amortization expense increased 38.6% from $6.9 million in 1993 to $9.6 million in 1994. The significant increase in 1994 as compared to 1993 is attributable to the acquisition of approximately $14.0 million of intangible assets related to the Comcast Acquisition.

  Interest Expense. Total interest expense increased 84.7% from $3.8 million in 1993 to $7.0 million in 1994 as a result of additional borrowings and an effective weighted average interest rate under the term loan and revolving credit facility of 10.0% in 1994 as compared to 9.1% in 1993. The additional borrowings in 1994 were a result of the Comcast Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs have been primarily for capital expenditures, business acquisitions, debt service and working capital. As of March 31, 1996, the Company had a working capital deficit of $11.0 million compared with a working capital deficit of $5.3 million as of March 31, 1995. The increase in the deficit for this period was due principally to an increase in short-term debt, utilized primarily to fund capital expenditures and repay term debt.

  The Company's investing activities, excluding the Comcast Acquisition, have historically included the purchase of on-premise customer equipment (such as satellite dishes and receivers) and certain capitalized deferred costs related to business acquisitions, obtaining customer contracts and creating master recordings. Capital expenditures were $4.5 million in 1993, $9.5 million in 1994, $8.1 million in 1995, $1.8 million in the first quarter of 1995 and $2.6 million in the first quarter of 1996. Additions to deferred costs were $3.7 million in 1993, $4.3 million in 1994, $4.6 million in 1995, $1.2 million in the first quarter of 1995 and $1.2 million in the first quarter of 1996. The Company believes that its future investing activities will include strategic acquisitions in addition to these capital expenditures and deferred customer and music acquisition costs.

  The Company's primary sources of liquidity have been cash flows from operations and bank borrowings. Net cash provided by operating activities for the first quarter of 1996 was $5.3 million as compared to $4.1 million for the comparable 1995 period. This increase was due to an increase in cash from operating assets and liabilities, primarily payables and accruals. Net cash provided by operating activities for the year ended December 31, 1995 was $14.2 million as compared to $15.7 million in 1994. Cash provided by the Company's operations, adjusted for the effect of non-cash items, totaled $14.7 million in 1995, an increase of $2.3 million over the $12.4 million provided in 1994, due primarily to a reduction in the Company's net loss through improved operating performance. Net changes in the operating assets and liabilities utilized cash of $500,000 in 1995 as compared to providing cash of $3.3 million in 1994. The change in operating assets and liabilities was primarily attributable to a reduction in accounts payable and accrued expenses.

  The Company has a term loan ($38.5 million outstanding as of March 31, 1996) and a $13.0 million revolving credit facility ($11.0 million outstanding as of March 31, 1996) provided by UBS and other lenders. Substantially all of the Company's assets and the interests in the Partnership held by MLP, certain of its affiliates and the Management Investors are pledged as collateral under the UBS term loan and credit facility. The revolving credit facility is available for, among other things, ongoing working capital needs and letters of credit. This credit facility terminates on January 15, 2001. Interest accrues on the outstanding principal amounts of the term loan and the revolving credit facility at an interest rate based on UBS's announced base rate plus 1.75% or LIBOR plus 3.00%. The Company intends to repay the outstanding amounts under the UBS term loan and revolving credit facility with the proceeds of the Recapitalization. See "The Recapitalization" and "Use of Proceeds." As of March 31, 1996, aggregate maturities of the Company's term loan were $3.0 million in 1996, $7.0 million in 1997, $8.0 million in 1998, $8.0 million in 1999, $8.3 million in 2000 and $4.2 million in 2001.

  The Company has negotiated a new $12.5 million two-year revolving credit facility and a $45 million eight-year senior secured reducing revolving credit facility (together, the "New Facility") with Bank of America NW, N.A., d/b/a Seafirst Bank ("Seafirst"), in connection with the Recapitalization. Proceeds will be used to repay the UBS senior credit facility. Substantially all of the Company's assets are pledged as collateral under the New Facility. The revolving line of credit under the New Facility expires in July 1998. Final payment on the reducing term loan of the New Facility is due in July 2004. Interest accrues on the outstanding principal under the revolving credit facility and the reducing revolving credit facility at an interest rate based upon Seafirst's prime rate or LIBOR, in each case plus a specified margin ranging from 0.00% to 0.50% for the prime rate option and 1.00% to 2.00% for the LIBOR option, depending upon the Company's performance as measured against a certain specified leverage ratio. Based upon the current leverage ratio, interest will accrue on the outstanding principal under the revolving credit facility at an interest rate based upon Seafirst's prime rate or LIBOR plus 1.00% and will accrue on the reducing revolving credit facility at an interest rate based upon Seafirst's prime rate or LIBOR plus 1.25%. The maximum principal amount outstanding under the reducing revolving credit facility at each anniversary of the closing of the facility is as follows:

                                                                       MAXIMUM
                                                                      PRINCIPAL
      YEAR                                                           OUTSTANDING
      ----                                                           -----------
      3............................................................  $43,000,000
      4............................................................  $40,000,000
      5............................................................  $32,000,000
      6............................................................  $22,000,000
      7............................................................  $12,000,000
      8............................................................  $         0

  The New Facility includes covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, enter into capital leases, engage in mergers or consolidations, or engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, the New Facility will require the lenders' consent for certain acquisitions, joint ventures and other investments exceeding specified dollar amounts and require the Company to comply with specified financial ratios and tests, including minimum interest coverage and maximum leverage ratios.

  The Company leases certain facilities under both operating and capital leases. Minimum lease payments for 1996 under noncancelable leases are $6.3 million.

  The Company anticipates capital expenditures of between $9.5 and $10.0 million in 1996 and additions to deferred costs and intangible assets of between $4.3 and $4.7 million in 1996. The level of capital expenditures and additions to deferred costs and intangible assets are subject to a variety of factors which may cause these expenditures to exceed the ranges set forth above.

  The Company believes that subsequent to the Offering, its cash flows from operations and borrowing availability will be adequate to support currently planned business operations, capital expenditures and debt service requirements at least through July 1998. If the Company engages in one or more material acquisitions, joint ventures or alliances or other major business initiatives requiring significant cash commitments, or incurs unanticipated expenses, additional financing could be required.

  The 1992 Acquisition of the business of the Predecessor by CCI and the Management Investors provides for contingent earn-out payments ("Earn-Out Payments") of between $5.0 million to $24.0 million to the Predecessor if certain performance measures are achieved in the five years following the transaction. The minimum performance requirement for the $5.0 million Earn-Out Payment requires the Company to achieve a cumulative performance target (as defined in the acquisition documents) over the five-year period ending
August 31, 1997. The Company believes that the minimum performance target triggering an Earn-Out Payment will not be reached.

  The Washington State Department of Revenue has levied an assessment against the Predecessor for $1.7 million in sales and use and business and occupation taxes for the period from 1987 through September 1992. Under successor liability statutes in the State of Washington, the Company could, if the Predecessor fails to pay its tax obligation, become liable for the assessment. The assessment is under appeal by the Predecessor. Field and certain of its affiliates have agreed to indemnify the Company for any liabilities in connection with such assessment.

INFLATION AND CHANGING PRICES

  Management does not believe that inflation and other changing prices have had a significant impact on the Company's operations.

                                   BUSINESS

General

  The Company is the leading provider of business music in the United States. The Company and its franchisees serve approximately 178,000 customer locations in the United States, including retailers, restaurants, offices and manufacturing facilities. Through a network of distributors, the Company also provides business music to subscribers outside the United States. The Company estimates that its business music is heard by more than 80 million listeners each day throughout the United States and abroad. The Company also offers its customers a range of non-music services, including broadcast data delivery, video, audio marketing and in-store advertising services. The Company's ability to offer a package of music and non-music services over a common transmission system has been a critical factor in enabling it to generate additional incremental revenues from its existing customers at little or no additional cost, gain new customers and protect its existing customer base from competing providers that do not offer such a broad array of services.

Operating Strategy

  The Company believes its competitive strengths include (i) the widespread recognition of the Muzak(R) brand name, (ii) the Company's nationwide sales and service infrastructure, (iii) its substantial base of customers under long-term contracts that generate a stable revenue stream, (iv) the quality and variety of its music programming, and (v) its multiple delivery systems and increasing use of new delivery technologies, such as high-powered DBS and the Internet, which facilitate its ability to market and distribute an expanded array of services.

  The Company believes it has opportunities to achieve growth in revenues and cash flow by:

  . Increasing U.S. Market Penetration. The Company intends to increase its penetration of the U.S. market by expanding its local and national account sales force, offering more music formats (including up to 60 broadcast formats with the EchoStar agreements), the development of sales strategies focused on underserved market segments and aggressive marketing of the Company's services as part of a bundled package. These services include, in addition to business music, data delivery, on-premise music video and in-store advertising services, among others.

  . Pursuing Strategic Relationships and Acquisitions. The Company intends to pursue additional strategic relationships, acquisitions and joint ventures, such as the 1995 agreements with EchoStar and the 1994 acquisition of Comcast. The New Facility will require the lenders' consent for certain acquisitions, joint ventures and other investments exceeding specified dollar amounts. See "Risk Factors--Restrictive Debt Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  . Exploiting New Market Opportunities. With the commencement of its agreements with EchoStar, the Company has begun to generate revenues from the residential marketplace. The Company has also developed and is currently testing its proprietary MusicServerSM, which permits real-time delivery of digitized song samples over the Internet to music retailers and others (including companies such as CDnow!, Tower Records and Microsoft) that require access to a large library of recorded music.

  . Expanding in International Markets. The Company plans to continue its expansion in Europe through Muzak Europe. This joint venture couples the Company's broadcast technology skills with Alcas's market knowledge and marketing expertise. The Company also plans to expand into Latin America and Asia by establishing similar strategic relationships in those markets.

  . Enhancing Operating Margins. The Company seeks to enhance operating margins through continued centralization of operations and leveraging fixed expenses over a wider customer base. The Company strives to exploit less costly transmission technologies and to reduce the capital required to initiate service to a customer.

BUSINESS MUSIC SERVICES

 MUSIC FORMATS

  The Company conducts on-going research into the effects of music on human behavior. This research has shown that certain types of music may reduce employee stress and improve worker performance by counteracting the fatigue cycles that affect workers, particularly those involved in repetitive work. This research also has shown that, in retail environments, certain types of music may induce consumers to purchase more and may help the retailer in its efforts to project a particular image of a store. The Company uses its research to create proprietary music program formats that will have a favorable impact on listeners. In addition, the Company's sales staff uses the results of its research to explain to prospective subscribers the benefits of business music and to assist each subscriber in choosing a music format which will further the subscriber's desired business goal. These music formats cover a wide range of musical tastes.

  The Company's best-selling format, Environmental Music(R), is a unique blend of completely instrumental music that is distributed to subscribers via DBS transmission and local broadcast technology. Environmental Music(R) is principally comprised of instrumental versions of popular songs that have been adapted and rerecorded by the Company ("covers"), instrumentals that have been composed and recorded exclusively for inclusion in the Environmental Music(R) program ("originals"), and some commercially available instrumental recordings, and is generally used in business offices and manufacturing facilities to improve employee concentration and reduce stress. The Environmental Music(R) library consists of approximately 30,000 recordings owned by the Company, of which approximately 5,000 are actively used at any given time. The library includes the instrumental recordings of titles made popular by a wide variety of artists and composers, ranging from George Gershwin to Elvis Presley, Boyz II Men and Toad the Wet Sprocket. The Company spends over $400,000 annually to update the library and adds approximately 1,000 new selections each year. In 1993, in order to improve the quality of its active Environmental Music(R) library, the Company digitally remastered all of its recordings on compact discs.

  Foreground music, consisting principally of original artist recordings, is most commonly used in public areas, such as restaurants and retail establishments, primarily as a sales enhancement tool. The Company's most popular foreground music product, FM-1(R), features moderate tempo, original artist recordings of familiar adult contemporary favorites. Like Environmental Music(R), FM-1(R) has been developed for distribution to subscribers via DBS transmission and local broadcast technology. With its broad appeal, FM-1(R) is second to the Environmental Music(R) channel in the total number of subscriber locations served and is the Company's most widely-used format in the restaurant and retail markets. FM-1(R) features a broad range of popular artists from the last 30 years, with an emphasis on current popular music. FM-1(R) artists include Sting, Celine Dion, Elton John and Bonnie Raitt, among others.

  In addition to FM-1(R), foreground music formats developed by the Company for DBS or local broadcast transmission include:

             HITLINE(R)                            ADULT CONTEMPORARY
An up-to-the-minute mix of top chart       A more consumer-oriented version of
                hits.                       FM-1(R) with higher repetition of
                                                      current hits.

         COUNTRY CURRENTS(R)

 An upbeat mix of current and recent                ADULT ALTERNATIVE
         country music hits.                 An eclectic mix of artists and
                                             styles with a progressive edge.

           JUKEBOX GOLD(R)

Rock 'n' roll hits of the '50s, '60s               NON-STOP HIP HOPSM
           and early '70s.                   The hottest new music from the
                                                        streets.

           '70S SONGBOOKSM

 A mix of familiar hits spanning the                   POWERROCKSM
      late '60s to early '80s.               Hard-edged hits and heavy metal
                                                      album tracks.


            URBAN BEATSM
 The best of contemporary urban hits                   THE EDGESM
    from today's hottest artists.          A mix of top hits and album tracks
                                            from the college and alternative
                                                      music charts.

     CONTEMPORARY JAZZ FLAVORSSM

  Today's light contemporary jazz,
  mainstream jazz and soft vocals.                    CLASSIC ROCK
                                            A non-stop collection of the best
                                            rock 'n' roll tunes of all time.

           LIGHT CLASSICAL

An artful blend of chamber and small
 orchestral pieces from the Baroque                    NEW COUNTRY
        and Romantic periods.             An upbeat mix of top chart hits from
                                               today's country superstars.


           EXPRESSIONS(R)
 Light hits from yesterday and today               COUNTRY CLASSICSSM
  plus instrumental versions of hit       A blend of classic Country hits from
songs, easy jazz and acoustic music.            the 1950s, '60s and '70s.


     CONTEMPORARY INSTRUMENTALS                    CONCERT CLASSICSSM
Smart contemporary instrumentals for           The most renowned classical
     businesses where vocals are                       symphonies.
           inappropriate.

                                                    JAZZ TRADITIONSSM

              HOT FMSM                     The more traditional, acoustic side
  The upbeat side of current Adult                 of the jazz genre.
         Contemporary music.

                                                      BIG BAND ERA

             EUROSTYLESM                   A blend of the best known standards
 Dance and Top 40 tracks hot off the           and hits from vocalists and
       European music charts.              instrumental artists from the 30's,
                                                     40's, and 50's.

         LATIN STYLESSM                           EASY INSTRUMENTALSSM
 A smooth blend of today's Spanish-
  language hits and Salsa rhythms.             A mix of lush and soothing
                                                 instrumental favorites.


          FIESTA MEXICANASM
 An upbeat blend of Mexican regional             CONTEMPORARY CHRISTIAN
 styles including Mariachi, Nortena        The very best from the top artists
             and Tejano.                    of contemporary Christian popular
                                                         music.


               HOLIDAY
 From November 1st through December                     KIDZONESM
 31st the Holiday Channel features a      A bright, upbeat mix of sing alongs,
      blend of traditional and            folk songs, soundtracks and pop hits
     contemporary holiday music.               targeted to kids ages 3-10.

  The Company has also developed approximately 80 different tape-based formats of foreground music targeted to the specialized business needs of subscribers with more focused customer demographics. Among the formats offered are contemporary jazz, chamber music, reggae, hard rock, German music, Chinese music and seasonal (holiday) music. These music programs are distributed to subscribers in the form of long-playing audio tapes that are replayed by the subscriber on its own premises using specially-designed equipment that has been installed by the Company. Subscribers typically receive an initial tape library of approximately 40 hours of music programming and are allowed unlimited exchanges of tapes during their first 30 days of service, thereby enabling them to fine-tune their format selections to their individual preferences and requirements. New tapes are generally sent to subscribers on a fixed schedule (30, 60 or 90 days), as selected by the subscriber, although subscribers can elect unlimited exchange privileges. In all cases, subscribers are required to return old tapes upon receipt of new tapes, and pricing varies with the frequency of exchange. As of March 31, 1996, the Company and its franchisees had approximately 18,000 subscribers for taped-based services.

 DISTRIBUTION SYSTEMS

  The Company's Environmental Music(R) and FM-1(R) programs are distributed to subscribers either through the Company's medium-powered DBS system or by local broadcast technology. The Company also uses its medium-powered DBS system to distribute these programs to its franchisees for local broadcasting to the franchisees' subscribers. Medium-powered DBS systems utilize satellite dishes ranging from 0.75 to 1.8 meters in diameter. At March 31, 1996, approximately 113,000 subscriber locations were served by its medium-powered DBS transmission and approximately 47,000 locations were served by local broadcast technology. In addition, at that date, on-premise tape programs were being distributed to approximately 18,000 subscriber locations.

  Satellite transmission has become the Company's primary delivery medium for its business music programs and most of its newest program formats are generally available only via satellite. The Company's proprietary Music Plus(R) service permits its medium-powered DBS subscribers to choose the traditional Environmental Music(R) and FM-1(R) formats as well as up to fourteen other foreground music formats from a single satellite transmission signal. In addition, its proprietary DayParting(R) and WeekParting(R) services enable a subscriber to arrange for automatic switching from one music format to another on a predetermined schedule to adjust to changing customer demographic patterns.

  The Company leases substantially all of its transponder capacity from Microspace, which also provides facilities for the uplink of the Company's signals to Microspace's transponder. Microspace, in turn, leases its transponder capacity on satellites operated by third parties, including the Galaxy IV satellite operated by Hughes, on which a majority of the Company's DBS signals are transmitted. The term of the Company's principal transponder lease with Microspace for the Galaxy IV satellite runs through the life of that satellite (which is expected to continue through 2004). Microspace may terminate its agreements with the Company if the Company materially breaches its obligations thereunder or if any governmental restriction results in a sustained interruption of the Company's performance thereunder. Microspace also is entitled to terminate its agreements with the Company immediately upon termination of its underlying agreement with Hughes. See "Risk Factors-- Dependence on Satellite Delivery Capabilities."

  The Company has begun offering high-powered DBS transmission service through the EchoStar satellite system, as more fully described below under "--EchoStar Agreements." High-powered DBS systems utilize satellite dishes as small as 18 inches in diameter. The Company's ability to expand its music services on the EchoStar satellite system is subject to EchoStar's ability to launch a second high-powered direct broadcast satellite by December 31, 1997, or, if a second satellite is not launched by December 31, 1997, EchoStar's willingness to allocate additional transponder capacity to the Company on EchoStar's first satellite. See "Risk Factors--Dependence on EchoStar and its Satellites" and "--EchoStar Agreements."

  Local broadcast transmission is used by the Company and its franchisees to distribute business music in localized metropolitan areas where the concentration of subscriber locations is sufficiently large to justify the cost. Local area FM broadcasting is primarily made via commercial FM radio station subcarriers and requires the use of a separate subcarrier and on-premises subscriber receiver for each program format being distributed. Accordingly, local broadcasting is not cost-effective for delivery of more than two formats to a particular area and is generally limited to the Company's most popular program formats, Environmental Music(R) and FM-1(R).

OTHER SERVICES

 NON-MUSIC BROADCAST SERVICES

  The Company offers a variety of non-music services to its medium-powered DBS business music subscribers that complement its music services. These services are generally "bundled" and marketed in conjunction with the Company's business music services. As a result, these services serve to stimulate sales of music services to new customers. In addition to providing incremental revenue, these services enable the Company to maintain strong relationships with its business music subscribers. These non-music services generally carry higher margins, since they require low incremental costs and when the associated revenue is shared by the Company and its franchisees, the Company receives 50% or 60% of these revenues in lieu of royalty payments.

  The Company currently offers the following non-music business services to its medium-powered DBS subscribers:

  . AdParting(R). AdParting(R) permits the subscriber to receive customized audio messages ("spots") interspersed in its business music service and to control the message content of the spot. This service is used by retailers ranging from supermarkets and convenience stores, to fast food restaurants and fashion retailers. At March 31, 1996, the Company was providing AdParting(R) to approximately 12,000 subscriber locations.

  . Broadcast Data Delivery. The Company's broadcast data delivery service provides point-to-multipoint electronic mail as well as computer to computer bulk data transfer. This service provides the subscriber with a low cost alternative to two-way data transmission systems. For example, fast food chains use this service to deliver software and other data updates to in-store computers at their outlets, while wholesale grocery distributors use it to provide price, inventory, product recall and delivery information to their network retailers. At March 31, 1996, the Company was providing broadcast data delivery services to approximately 5,200 subscriber locations.

  . Custom Business Television. The Company takes advantage of the availability of occasional use video transponder space to offer its customers the opportunity to broadcast private customer-specific video programming. At March 31, 1996, the Company was providing custom business television services to approximately 600 subscriber locations.

 ON-PREMISE MUSIC VIDEO--ZTV(R)

  The Company programs, duplicates on videotape and sells its proprietary ZTV(R) on-premise music video service to subscribers wishing to increase the impact of music through video. The Company's on-premise video programs allow subscribers to create an "MTV(R)-type" environment for their customers through specially programmed, long-playing videotapes. The ZTV(R) taped music videos are produced and shipped directly from the Company's production facilities to more than 3,000 viewing locations. Subscribers currently using the ZTV(R) service include Macy's, Bloomingdale's, Lord & Taylor, Filene's Basement, Oshman's Sporting Goods and Rent-A-Center.

  ZTV(R) offerings are available in the following categories, each consisting of multiple long-playing programs that are supplied to subscribers on a 30, 60 or 90-day rotation:

  . Music and Entertainment Programs. Programs produced for a variety of retailing environments, such as department stores, specialty shops, athletic footwear stores, children's apparel stores, sporting goods stores, toy and hobby stores, drug stores and appliance stores. These programs include licensed music video elements in addition to sports clips, cartoon and fashion segments and other elements appropriate to the demographics of a particular customer or application. These targeted programs are produced monthly and are supplied in four-hour tapes.

  . Music Video Programs. These are segued music video programs, representing a style and tempo of music applicable to particular business environments, and are produced monthly in two-hour and four-hour lengths.

  . VeeJay Programs. These monthly programs are produced exclusively for nightclubs and dance clubs and are furnished in one-hour lengths.

 AUDIO MARKETING

  The Company creates, produces and records spoken messages for use with "on-hold" business telephone systems, AdParting(R) broadcasts and other forms of in-store messaging and advertising.

 IN-STORE ADVERTISING

  The Company markets in-store "point of purchase" audio advertising and merchandising services for transmission through its medium-powered DBS system. The Company has established an industry-specific network (SuperLink(R)) of grocery wholesalers and wholesaler-supplied retailers and sells time on the network to advertisers seeking to deliver a message simultaneously to multiple locations in the network.

ECHOSTAR AGREEMENTS

  Through its agreements with EchoStar (the "EchoStar Agreements"), the Company has begun providing 30 channels of digital music programming, of which 27 channels are being distributed in stereo to EchoStar's residential customers, thus providing the Company with access to the residential consumer market for the first time. EchoStar, as part of its overall sales activities, will brand and market 27 channels of music programming provided by the Company and currently plans to package these channels as an automatic inclusion in the majority of its service packages. The launch of EchoStar's second high-powered satellite, currently anticipated for late 1996, will give the Company the exclusive right to distribute approximately 30 additional channels to business music subscribers and will also provide EchoStar an additional three channels. However, there can be no assurance that the launch of the second satellite will be successful or timely.

  The music services offered through EchoStar contain much of the Company's Music Plus(R) programming but are broadcast in digital stereo to appeal to residential customers instead of the monophonic format used in the Company's medium-powered DBS transmission system, which is more appropriate to business music applications. The Company's Environmental Music(R) and FM-1(R) channels are transmitted in the monophonic format over the EchoStar System to appeal to business music subscribers.

  The EchoStar agreements will allow the Company to expand the range of music that can be made available to businesses. They also provide the Company with access to a family of television programming services that the Company believes can be sold in several critical market segments, such as the hospitality and retailing markets. The availability of these television services is expected to allow the Company to penetrate commercial market segments and reach new customers that have traditionally been outside of its core subscriber base. The Company believes that EchoStar's high-powered DBS delivery technology also provides the Company with the opportunity to realize significant cost savings in furnishing music services to business subscribers. EchoStar's receiving equipment is smaller, lighter in weight, and simpler to install than the Company's medium-powered DBS receiving equipment, and as DBS television service increases in popularity, this equipment is expected to be mass manufactured and marketed, thus reducing its cost. In addition, the EchoStar receiving equipment generally is not proprietary and has uses and applications beyond commercial business music. Accordingly, the Company believes that subscribers to business music services through the EchoStar system may be more likely to purchase the necessary receiving equipment rather than rely on Company-provided equipment, as has generally been the case to date, thus permitting the Company to reduce its per-subscriber capital investment with only a limited reduction in the monthly subscription charge.

  Pursuant to the EchoStar Agreements, EchoStar will pay the Company a programming fee for each residential music subscriber and will pay the Company's franchisees a commission on sales by EchoStar distributors to commercial customers in a franchisee's territory. Pursuant to the EchoStar Agreements, the Company pays EchoStar a fee for uplink transmission of the 30 exclusive channels and rents space at EchoStar's Cheyenne, Wyoming uplink facility. The fees for the uplink of the channels and use of the uplink facility increase significantly upon the launch of EchoStar's second satellite, when the Company will be allocated an additional 2.4 megahertz of transponder capacity. Launch of the second satellite is expected to occur in late 1996. The Company and its franchisees are obligated to pay EchoStar a royalty on music sales from EchoStar channels to commercial customers.

  EchoStar has agreed that it will not (i) provide transponder space to, (ii) enter into or maintain distributor agreements or relationships with, or (iii) enter into any agreements for the programming or delivery of any audio services via DBS frequencies with, a specified group of the Company's competitors. The Company has agreed it will not (i) secure transponder space for, (ii) enter into or maintain distributor agreements or relationships with, or (iii) enter into any agreement for the programming or delivery of any of the Company's services with any competitor of EchoStar via DBS frequencies or with specified competitors of EchoStar via K-band frequencies.

  The Company may terminate its agreements with EchoStar if EchoStar is unable to launch its second satellite by December 31, 1997, unless EchoStar allocates
2.4 megahertz of transponder capacity on the EchoStar-I satellite for the Company's exclusive use.

  EchoStar may cancel the terms of the EchoStar Agreements related to the provision of residential music channels at any time. Upon such cancellation, EchoStar is required to pay to the Company the depreciated book value of the Company's capital investment in equipment to support residential music channels and to continue to provide 2.4 megahertz of transponder capacity for use by the Company. The Company and its franchisees also would be permitted to continue to market and sell the video services carried on the EchoStar system.

  The EchoStar relationship is still in its formative stage and there can be no assurance that the benefits anticipated by the Company will be realized. See "Risk Factors--Dependance on EchoStar and its Satellites."

INTERNET SERVICES

  The Company has begun the development of certain Internet music services under the umbrella of its Enso Audio Imaging Division (http://www.muzak.com).

  The Company is seeking to exploit recent software developments in real-time delivery of audio via low-cost, high-speed modems to provide access to digitized samples of recordings in its library to businesses having informational or retailing sites on the Internet. The design of the Company's Internet MusicServer SM service allows the Company to use a hardware and software server system to, among other things, supply services to many different Internet-based retailers and thus provide music samples to many retailers more economically than those retailers could provide themselves. The MusicServer SM service permits music retailers and others to offer visitors to their websites access to digitized 30-second samples from the Company's library of recorded music. This service, which permits, among other things, a consumer to preview recordings offered for sale by a retailer, currently is being provided to CDnow!, an on-line retailer of compact discs and audio cassettes. The Company has also entered into agreements to provide the MusicServer SM service to Tower Records and Microsoft.


  The Company's Internet services are in planning, trial and evaluation stages, and there can be no assurance that Internet services will be economically viable or generate significant revenue for the Company. See "Risk Factors--Unproven Capabilities of New Services."

EQUIPMENT AND RELATED SERVICES

  The Company sells or leases various audio system-related products, principally sound systems and intercoms to its business music subscribers and other customers. The Company also sells electronic equipment, principally DBS receivers and dishes as well as proprietary tape playback equipment, to its franchisees to support their business music services business. All the equipment is manufactured by third parties, although some items bear the Muzak(R) brand name. Revenues from equipment and related services accounted for 40% of the Company's revenues in 1995 and 36% of such revenues during the three-month period ended March 31, 1996.

  The Company and its franchisees also sell, install and maintain non-music related equipment, such as intercoms and paging systems, for use by their business music subscribers and other customers. Although the maintenance of program receiving equipment provided to business music subscribers is typically included as part of the overall music subscription fee, installation and maintenance of audio or other equipment not directly related to reception of the Company's business music service is provided on a contractual or time-and-materials basis. Labor rates and charges for installation and service vary by location and are determined by the Company or its franchisee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING

 COMPANY SALES OFFICES

  The Company has 35 sales offices in the United States, including in seven of the top ten U.S. markets (the greater metropolitan areas of New York, Los Angeles, Chicago, San Francisco, Boston, Dallas and Detroit). These 35 sales offices accounted for approximately 72% of the Company's revenues in 1995 and approximately 71% of such revenues during the three-month period ended March 31, 1996.

  The following are the locations of the Company's local sales offices (major offices are shown in boldface in order of market size):

  NEW YORK, NY (LONG ISLAND CITY)         SEATTLE/TACOMA, WA
    Hicksville, NY                           Spokane, WA


  LOS ANGELES, CA (BURBANK)               MINNEAPOLIS, MN

    Tustin, CA

                                          DENVER, CO
  CHICAGO, IL                                Colorado Springs, CO

    Peoria, IL
    Milwaukee, WI                         ORLANDO, FL

    Moline, IL
    Springfield, IL                       PORTLAND, OR
                                             Medford, OR


  SAN FRANCISCO, CA
    Sacramento, CA                        SAN DIEGO, CA

    San Jose, CA
                                          INDIANAPOLIS, IN

  BOSTON, MA                                 Ft. Wayne, IN

    Providence, RI
    Exeter, NH                            HARTFORD, CT


  DALLAS, TX                              CINCINNATI, OH
    Tyler, TX                                Columbus, OH


  DETROIT, MI                             BUFFALO, NY

                                          SCRANTON, PA
                                             Holidaysburg, PA

 FRANCHISEES

  The Company has 81 franchisees serving 138 separate territories in the United States. The Company's relationships with its franchisees have been very stable. More than 80% of its franchisees have been affiliated with the Company for over 20 years and, during the last ten years, the Company has terminated relations with only one franchisee. Each franchisee has exclusive responsibility for sales in its territory, except for sales to national accounts, sales of in-store advertising services and on-premise music video. All marketing literature, customer and training videos and sales materials are designed and produced by the Company and made available to its franchisees. The Company also conducts sales training for its franchisees' sales personnel.

  The Company currently has a standard form of franchise agreement in effect for 132 of 138 of its franchised territories. The standard form of agreement has a renewable ten-year term, and grants to the franchisee an exclusive license to offer and sell specified business music services and certain non-music broadcast services and to use certain of the Company's registered marks within a defined territory. The agreement also prohibits franchisees from marketing or selling competing products. The agreement includes provisions relating to distribution of services via the Company's medium-powered DBS system and via EchoStar, and establishes terms for the provision of services to "national accounts" on a unified basis.

  Under the standard form of agreement, franchisees pay the Company (i) a monthly fee based on the number of business locations within the specified territory, (ii) a monthly royalty equal to 10% of billings for broadcast business music services (subject to certain deductions and adjustments) and
(iii) additional amounts for non-music broadcast services and on-premise tape services. In addition, franchisees have paid a variable surcharge of billings to customers for eight years following the commencement of medium-powered DBS services in the franchisee's territory. As a result of their agreement to participate in the delivery of services via the EchoStar satellite system, franchisees also pay a surcharge of monthly recurring billings in consideration of the Company's development and implementation of services for delivery over the EchoStar satellite system. Franchisees are also responsible for paying performing rights fees in connection with the provision of services in their territories.

  Revenues from the sale of other broadcast business services are shared between the Company and its franchisees and the Company receives 50% or 60% of these revenues in lieu of royalty payments. Franchisees generally pay a monthly fee for use of various medium-powered DBS-delivered business music services offered by the Company, such as Dayparting(R) and Weekparting(R).

 NATIONAL SALES PROGRAM

  The Company has established a national sales program to market its services more effectively to subscribers with numerous locations in various territories, including those served by franchisees, and to address the needs of these subscribers for uniform service and centralized billing for all of their locations. Subscribers with 50 or more locations operating in four or more territories are deemed to be "national accounts." The national sales program includes a committee of representatives of the Company and its franchisees that oversees the pricing and other material terms for national account subscriber contracts. The Company, through its Seattle headquarters, coordinates the servicing of national accounts by its franchisees and allocates revenues from national accounts among the participating franchisees. The national sales office is comprised of 10 salespeople and is supported by additional customer service personnel. At March 31, 1996, the Company and its franchisees had national accounts representing over 65,000 subscriber locations (of which approximately 40,000 were franchisee subscriber locations), including those of Taco Bell, McDonald's, Burger King, Bob Evans, Boston Markets, Crate & Barrel, Kroger, Staples, Hallmark and Wal-Mart. None of the Company's national accounts represents more than 3% of the Company's consolidated revenues, and the Company's top five national accounts represent in the aggregate less than 10% of consolidated revenues.

 INTERNATIONAL SALES

  The Company has agreements with 15 international distributors and franchisees in 10 countries outside the United States, including Canada, Mexico, Japan, Argentina and Australia. These distributors and franchisees either pay royalties to the Company based on their sales of business music services or a flat fee based on the number of subscribers they serve. Royalties and other fees from international sales accounted for approximately 2% of the Company's revenues in 1995.

  In addition, in August 1995, the Company formed the Muzak Europe joint venture with Alcas to more aggressively market the Company's services in Europe. The joint venture, which is headquartered in Hilversum, The Netherlands, has been offering business music and non-music services via satellite transmission since January 1996 and is seeking to establish relationships with key distributors throughout Europe. As of March 31, 1996, Muzak Europe had entered into agreements with distributors in Ireland, the United Kingdom, The Netherlands and Belgium. In addition, it recently acquired the Company's German distributor. As of March 31, 1996, Muzak Europe was providing services to approximately 3,400 subscriber locations throughout Europe.

  Muzak Europe is a Netherlands corporation in which the Company and Alcas each own 50% of the outstanding shares. The joint venture agreement between the Company and Alcas that established Muzak Europe contains restrictions on the disposition of both parties' shares in Muzak Europe. A credit facility entered into by Muzak Europe to finance the purchase of the Company's German distributor requires the Company and Alcas to make any additional investments in Muzak Europe necessary to maintain equity of four million Netherlands guilders (approximately $2.5 million), and of at least 25% of its consolidated total assets. Any additional equity investments must be made equally by the Company and Alcas. The credit facility also restricts the transfer of the Company's shares in Muzak Europe.

  The Company plans to expand into Latin America and Asia by establishing similar strategic relationships in those markets.

  Until recently, the Company has not aggressively pursued the development of its international business. However, the Company believes that the international market offers significant growth potential. Although the Company is now pursuing this market, no assurance can be given that the Company will achieve significant growth in the international market.

COMPETITION

  The Company's principal direct competitors in providing business music services are AEI Music Network, Inc. ("AEI") of Seattle, Washington, and 3M Sound and Communications, an affiliate of Minnesota Mining and Manufacturing Corporation. In addition, the Company competes with a number of local independent providers of business music. DMX, Inc. and Digital Cable Radio Associates L.P. market and sell commercial-free music programming over cable to residential cable television subscribers and have launched DBS services aimed at business users. No assurance can be given that such competition will not attract customers to whom the Company markets its services, including its existing customers. In broadcast data delivery, video, audio marketing and in-store advertising services, the Company faces competition from numerous companies using broadcast as well as other delivery systems to provide similar business services.

  There are numerous methods by which programming, such as the Company's business music services, broadcast data delivery, video, audio marketing and in-store advertising services, can be delivered by existing and future competitors, including various forms of DBS services, wireless cable and fiber optic cable and digital compression over existing telephone lines. Many competitors or potential competitors with access to these delivery technologies have substantially greater financial, technical, personnel and other resources than the Company. In addition, the larger communications industry of which the Company is a part is undergoing significant and rapid change, including the development of new services, delivery systems and interactive technologies. In addition, the recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") may increase competition in the markets in which the Company operates. The Telecommunications Act will result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation will permit telephone companies to enter certain broadcast services businesses. The entry of telephone companies into such businesses, with greater access to capital and other resources, could provide significant competition to the Company. In addition, the legislation will afford relief to DBS transmission providers by exempting them from local restrictions on small-size reception antennae and preempting the authority of local governments to impose certain taxes. The Company cannot reasonably predict the substance of rules and policies to be adopted by the FCC in implementing the provisions of the Telecommunications Act, or their effect on competition in the market for the Company's services.

  The Company competes internationally with AEI and a number of regional business music providers, some of whom have substantially greater financial, technical, personnel and other resources than the Company.

  The Company competes on the basis of service and system quality, versatility and flexibility, the variety of its music formats, the availability of its broadcast data and other non-music services and, to a lesser extent, price. Even though it is seldom the lowest-priced provider of business music in any territory, the Company believes that it can compete effectively on all these bases due to the widespread recognition of the Muzak(R) name, its nationwide sales and service infrastructure, the quality and variety of its music programming and its multiple delivery systems. However, no assurance can be given that the Company will be able to compete successfully with its existing or potential new competitors or maintain or increase its current market share, that it will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or that discoveries or improvements in the communications, media and entertainment industries will not render obsolete some or all of the technologies or delivery systems currently relied upon by the Company.

MUSIC LICENSES

  Most music is copyrighted and the Company is required to enter into license agreements to rerecord and play music in public spaces. The Company has various types of licensing agreements and arrangements with major rights owners and organizations to permit the production and distribution of its business music, including (i) master performance licensing agreements with ASCAP, BMI and SESAC that permit public performance of copyrighted music in a customer's location, (ii) mechanical licensing agreements under which the Company receives rights to rerecord and make copies of copyrighted music and
(iii) licensing agreements with record companies that allow the Company to produce, advertise and distribute to its on-premise tape subscribers audio tapes containing original artist recordings.

  The Company's agreement with ASCAP expires on May 31, 1999. During 1995, the Company paid ASCAP fees aggregating approximately $2.6 million. The Company's agreement with BMI expired on December 31, 1993 and its agreement with SESAC expired on December 31, 1995. The Company has entered into an interim fee structure with BMI and is in negotiations with BMI and SESAC with respect to new agreements. The interim fee structure with BMI has been in place on an ongoing month-to-month basis since the expiration of the underlying agreement, and provides for continued payments at 1993 levels. The BMI license extension stipulates that any settlement relating to ongoing fees may be retroactive to January 1, 1994. Negotiations on a new contract with BMI began in early 1994 and at this time it is not known when negotiations will be completed. The Company discontinued use of SESAC licensed material upon expiration of the underlying agreement. Negotiations on a new contract with SESAC began in mid-1995 and it is not known when these negotiations will be completed. During 1995, the Company paid BMI and SESAC fees aggregating approximately $950,000 and $7,000, respectively. The Company's total fees for mechanical licenses and original artist recording licenses and licensing agreements with record companies have not been material.

  The Digital Recordings Act of 1995 ("The Digital Recordings Act") was enacted into law on November 1, 1995. The Digital Recordings Act amends U.S. copyright law to provide sound recording owners with an exclusive performance right in sound recordings that are performed through digital transmissions. The legislation was drafted to protect performers and copyright owners potentially disadvantaged by the emergence of digital subscription services. The Digital Recordings Act provides a compulsory license for non-interactive subscription services, but does not provide a compulsory license for interactive services (where the listener selects a musical piece based upon a menu or schedule). As music services to or within a business are specifically exempted from the provisions of the Digital Recordings Act, the digital performance right does not apply to the Company's traditional business music services (whether analog or digital). However, to the extent the Company provides digital music services to residential customers, via satellite or other broadcast delivery or via the Internet or other digital means, the Digital Recordings Act would require the payment of additional royalties.

GOVERNMENT REGULATION

  The Company is subject to the regulatory authority of the United States government and the governments of other countries in which it provides services to subscribers. The business prospects of the Company could be adversely affected by the adoption of new laws, policies or regulations that modify the present regulatory environment. The Company currently provides music services in a few areas in the United States through 928 to 960 megahertz radio broadcast frequencies, which are transmission facilities licensed by the FCC. In connection with the Recapitalization, these FCC licenses, held by an affiliate of the Partnership, will be transferred to a subsidiary of the Company. Such transfer will require FCC approval, which approval may not be obtained prior to completion of the Recapitalization. If for any reason the Company were to lose these FCC licenses, it would incur the expense of relocating up to 2,500 customer locations currently served over these frequencies to different transmission systems. Additionally, the satellites on which the Company transmits its DBS services in the United States are licensed by the FCC. If the FCC authorizations for any of these satellites are revoked or are not extended, the Company would be required to seek alternative satellite facilities. Laws, regulations and policy, or changes therein, in other countries could adversely affect the Company's existing services or restrict the growth of the Company's business in these countries.

  In addition, the transfer of shares of Common Stock may, in certain circumstances, be subject to provisions of the Communications Act of 1934, as amended, and rules and policies requiring prior FCC approval of the transfer of control of radio broadcast and other licensees, restricting the transfer of control to a foreign government of such licensees and establishing other licensee qualifications.

PROPERTIES

  The Company's headquarters in Seattle, Washington, consisting of approximately 43,300 square feet, its 35 local and two national sales offices, which occupy an aggregate of approximately 150,000 square feet, as well as office and satellite uplink facilities at Raleigh, North Carolina and Cheyenne, Wyoming and two warehouses in Seattle, are leased. The Company's total lease payments during 1995 were approximately $2.4 million. In addition, the Company owns office and warehouse facilities, aggregating approximately 21,000 square feet, in Buffalo, New York, Irving, Texas and Peoria, Illinois. The Company considers its facilities to be adequate to meet its current and reasonably foreseeable needs.

EMPLOYEES

  At March 31, 1996, the Company had 715 full-time and part-time employees, of whom 197 held sales and marketing positions, 190 held administrative positions and 328 held technical and service positions. A total of seventy-four of the Company's technical and service personnel are covered by ten union contracts with the International Brotherhood of Electrical Workers ("IBEW"). The IBEW contracts have currently effective terms that expire on dates ranging from November 30, 1996 to May 31, 1999. All of the IBEW contracts provide for successive automatic one-year renewals, unless a notice of renegotiation or termination is given prior to the end of the then-effective term. The Company does not have any pending renegotiations of any of the IBEW contracts, but anticipates that some of the contracts may be renegotiated as their current terms expire. The Company believes its relationships with its employees and the IBEW are good.

LEGAL PROCEEDINGS

  The Company is subject to various proceedings arising in the ordinary course of business, none of which, individually or in the aggregate, is expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT PERSONNEL

  Certain information concerning directors, executive officers and other members of senior management of the Company is set forth below:

             NAME           AGE                  POSITION WITH THE COMPANY
             ----           ---                  -------------------------
Directors and Executive Officers:
   John R. Jester..........  55 Chairman, President and Chief Executive Officer
   James F. Harrison.......  49 Senior Vice President, Sales and Marketing
   Kirk A. Collamer........  43 Vice President and Chief Financial Officer
   Thomas J. Gentry........  60 Vice President and General Manager, DBS Division
   John A. Neal............  60 Vice President, Owned Operations
   Paul F. Balser..........  54 Director
   Mark E. Jennings........  34 Director
   Bruce G. Pollack........  37 Director
Other Senior Management Personnel:
   Wallace R. Borgeson.....  51 Vice President, Centralized Operations
   Bruce B. Funkhouser.....  47 Vice President, Programming and Licensing
   L. Dale Stewart.........  49 Vice President, Operations and Engineering
   Jack D. Craig...........  61 Vice President, Affiliate Sales and Development
   Richard Chaffee.........  52 Vice President, Owned Affiliate Operations
   Roger C. Fairchild......  47 Vice President, Owned Affiliate Sales and Market Development
   J. Gary Henderson.......  42 President, In-Store Marketing Group

  John R. Jester has been a Director of Music Holdings Corp. ("Music Holdings"), an affiliate of Centre Partners and the general partner of MLP Acquisition L.P., the managing general partner of the Partnership, since September 1992, and has been President and Chief Executive Officer of the Partnership and its predecessors since January 1988. Mr. Jester is the Chairman, President and Chief Executive Officer of the Company. Prior to joining the Predecessor, Mr. Jester served from 1985 to 1987 as President of US West Information Systems. From 1983 to 1985, Mr. Jester was President of Executone Inc. Prior to that, Mr. Jester held various financial and management positions with Contel Corporation, ITT Corporation and C & P of Maryland, Inc. Mr. Jester currently serves as a director of Montana Power Company.

  James F. Harrison has been Senior Vice President for Sales and Marketing of the Partnership and the Predecessor since March 1988 and will continue in this position with the Company. Prior to joining the Predecessor, Mr. Harrison served from 1986 to 1987 as President of Telegence Corporation, a start-up data communications manufacturer. From 1985 to 1986, Mr. Harrison was Vice President of Marketing with US West Information Systems. From 1983 to 1984, Mr. Harrison was Vice President of Business Market Development for Contel Corporation's unregulated businesses. From 1981 to 1982, he was head of Communications Marketing Division at Wang Laboratories, Inc., and from 1976 to 1980, Mr. Harrison was PBX Systems Engineering and Development Supervisor and Member of the Technical Staff for Human Factors Research with Bell Laboratories, Inc.

  Kirk A. Collamer, a certified public accountant, has been Vice President of Finance and Administration and Chief Financial Officer of the Partnership since August 1995 and will continue in this position with the Company. Prior to joining the Partnership, Mr. Collamer served from July 1990 to July 1995 as Vice President of Finance at Ameritech Corporation for its Enhanced Business Services division and Chief Financial Officer of its New Zealand subsidiary. Prior to that time, Mr. Collamer held a variety of financial and accounting positions with Jack Daniel Distillery/Brown-Forman Corporation, Aladdin Industries, Inc. and Arthur Andersen LLP.

  Thomas J. Gentry has been Vice President and General Manager of the DBS Division of the Partnership and the Predecessor since June 1988 and will continue in this position with the Company. Prior to joining the Predecessor, Mr. Gentry served from 1985 to 1987 as President and Chief Executive Officer of SkySwitch Satellite Communications. Mr. Gentry has over 30 years of experience in telecommunications and satellite communications with Westinghouse Defense Group, COMSAT Corporation, Western Union and Contel A.S.C.

  John A. Neal has been Vice President, Owned Operations of the Partnership and the Predecessor since January 1991 and will continue in this position with the Company. From October 1988 to December 1990, Mr. Neal served as Vice President of National Sales for the Predecessor. From 1987 to 1988, Mr. Neal was Vice President and Chief Operating Officer of Executone Telecommunications, Rochester, New York. From 1979 to 1987, he was Vice President of Sales for Contel Executone, where he developed and managed Executone's National Account program.

  Paul F. Balser has been a Director of Music Holdings since September 1992 and is a Director of the Company. Mr. Balser was a partner of Centre Partners from 1986 until August 1995. In August 1995, Mr. Balser resigned as an officer of the managing general partner of Centre Partners to become a founding partner of Generation Capital Partners L.P., a newly organized private investment partnership. From 1982 to 1986, Mr. Balser was a Managing Director and a member of the Board of Directors of J. Henry Schroeder Corp. Mr. Balser currently serves as a director of Kansas City Southern Industries, Inc.
(NYSE), The Carbide/Graphite Group, Inc. (Nasdaq), The Quarton Group-- Publishers, Inc., Jungle Jim's Playlands, Inc., Scientific Games Holdings Corp. (Nasdaq) and Victory Holdings Corp.

  Mark E. Jennings has been a Director of Music Holdings since September 1992 and is a Director of the Company. Through August 1995, Mr. Jennings was a partner of Centre Partners where he has been employed since 1987. In August 1995, Mr. Jennings resigned as an officer of the managing general partner of Centre Partners to become a founding partner of Generation Capital Partners L.P. From 1986 to 1987, Mr. Jennings was employed at Goldman, Sachs & Co. in its Corporate Finance Department. Mr. Jennings currently serves as a director of The Carbide/Graphite Group, Inc. (Nasdaq), Jungle Jim's Playlands, Inc., Scientific Games Holdings Corp. (Nasdaq) and Johnny Rockets Group, Inc.

  Bruce G. Pollack has been a Director of Music Holdings since September 1995 and is a Director of the Company. Mr. Pollack is a partner of Centre Partners, which he joined in January 1991, and is a Managing Director of Centre Partners Management LLC, which was formed in December 1995 to manage investments on behalf of Centre Capital Investors II, L.P. and affiliated entities. From 1988 to June 1991, Mr. Pollack was an officer and director of RSG Partners, Inc. and its predecessors, and from 1985 to 1988, Mr. Pollack was an officer of TSG Holdings, Inc. Mr. Pollack currently serves as a director of Johnny Rockets Group, Inc., The Quarton Group--Publishers, Inc., Jungle Jim's Playlands, Inc., Drake Holdings Limited and Victory Holdings Corp. On December 28, 1992, a petition under chapter 11 of the Federal bankruptcy code was filed by SC Corporation and its operating subsidiaries, of which Mr. Pollack served as a vice president until January 1991. Mr. Pollack is also a director of, and prior to October 4, 1994 was a vice president of, Victory Markets Inc. and New Almacs Inc., operating subsidiaries of Victory Holdings Corp. that filed petitions under chapter 11 on September 20, 1995.

  Wallace R. Borgeson has been Vice President of Centralized Operations of the Partnership since August 1995 and will continue in this position with the Company. From April 1990 to August 1995, Mr. Borgeson served as Vice President of Finance and Administration of the Partnership and the Predecessor. From 1988 to 1990, Mr. Borgeson was the Chief Financial Officer of Hickory Farms, Inc., and from 1971 to 1988, he served in various capacities with Wurlitzer Company, most recently as Chief Financial Officer.

  Bruce B. Funkhouser has been Vice President of Programming and Licensing of the Partnership and the Predecessor since October 1987 and will continue in this position with the Company. From 1983 to 1987, Mr. Funkhouser served as Programming and Production Manager for YesCo, Inc., which was merged with a predecessor to the Predecessor in 1986. Prior to 1983, Mr. Funkhouser was a record company owner and producer, former broadcasting manager and on-air talent and Professor of Communications at Bellevue

Community College. He is a member of The American Federation of Television and Radio Artists and The National Academy of Recording Arts and Sciences.

  L. Dale Stewart has been Vice President of Operations and Engineering of the Partnership and the Predecessor since November 1987 and will continue in this position with the Company. From 1986 to 1987, Mr. Stewart was Acting General Manager and Operations Manager at the Predecessor's New York City office. From 1984 to 1986, Mr. Stewart was General Manager of the Corpus Christi, Texas franchise, and prior to that he worked for the franchisee in San Antonio, Texas.

  Jack D. Craig has been Vice President, Affiliate Sales and Development of the Partnership and the Predecessor since September 1988 and will continue in this position with the Company. From 1983 to 1988, Mr. Craig was Vice President, Dealer Sales for AEI. From 1979 to 1983, Mr. Craig was Marketing/Sales Manager for Aiphone Corporation, a leading intercom manufacturer. Prior to joining Aiphone Corporation, Mr. Craig served as Vice President/Account Supervisor for 11 years with J. Walter Thompson Advertising.

  Richard Chaffee has been Vice President, Owned Affiliate Operations of the Partnership and the Predecessor since July 1987 and will continue in this position with the Company. Since joining a predecessor to the Predecessor in 1968, Mr. Chaffee has served in both local sales offices and franchisee operations in New York, Boston, Chicago, Minneapolis and Charlotte, primarily as Chief Engineer and Operations Manager.

  Roger C. Fairchild has been Vice President, Owned Affiliate Sales and Market Development of the Partnership since December 1993 and will continue in this position with the Company. From January 1991 to December 1993, Mr. Fairchild provided consulting services to the Partnership and the Predecessor through Strategic Growth Advisory, a marketing and business development consultancy. From 1989 to 1991, Mr. Fairchild was President of a start-up voice processing equipment manufacturer. From 1988 to 1989, Mr. Fairchild was Director of Marketing for ADC Telecommunications, Inc., a $175 million growth-stage telecommunications manufacturer. From 1983 to 1988, Mr. Fairchild served as a vice president of operations and marketing for a US West Information Systems subsidiary.

  J. Gary Henderson has been President of the In-Store Marketing Group of the Partnership since December 1993 and will continue in this position with the Company. From April 1991 to November 1993, Mr. Henderson was a private investor. From 1986 to April 1991, Mr. Henderson was Executive Vice President and Chief Marketing Officer of POP Radio Corporation. From 1982 to 1986, Mr. Henderson was Account Director for Actmedia, Inc.

  There are no family relationships among the directors and executive officers of the Company.

BOARD OF DIRECTORS; COMMITTEES

  After completion of the Offering, the Company intends to elect two additional persons as directors who will not be officers or employees of the Company or partners, officers or employees of Centre Partners or any of their respective affiliates.

  Pursuant to the Certificate of Incorporation and By-Laws of the Company, the Board shall consist of such number of directors as the Board of Directors shall determine from time to time. The Board has initially set the number of directors at six. Currently, the Board consists of four directors, and the two vacancies will be filled with two disinterested directors as described above. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of the Board.

  Pursuant to the Stockholders' Agreement, MLP, Centre Partners and the Management Investors have agreed to vote all shares beneficially owned by them in favor of the election of three directors designated by MLP. See "Certain Relationships and Related Transactions" and "Principal and Selling Stockholders."

  Following the Recapitalization, the Board of Directors will form an Audit Committee and a Compensation Committee. The functions of the Audit Committee will be to recommend to the Board independent auditors for the Company, to analyze the reports and recommendations of such auditors and to review internal audit procedures and controls. The functions of the Compensation Committee will be to review compensation of the Chairman of the Board, and employee benefit and incentive plans and to present recommendations thereon to the Board. The Compensation Committee will also administer the Company's Replacement Option Plan and 1996 Stock Option Plan. The Compensation Committee will be composed of three directors, two of whom will be "disinterested" (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers (together with the Chief Executive Officer, the "Named Executive Officers") for services in all capacities rendered to the Company and its subsidiaries in 1995.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                 ------------------------------
NAME AND                                           OTHER ANNUAL    ALL OTHER
PRINCIPAL POSITION                SALARY  BONUS(1) COMPENSATION COMPENSATION(2)
- ------------------               -------- -------- ------------ ---------------
John R. Jester,                  $213,725    --         --          $2,310
 President and Chief Executive
 Officer
James F. Harrison,               $172,750    --         --          $2,310
 Senior Vice President, Sales &
 Marketing
John A. Neal,                    $155,000    --         --          $1,744
 Vice President, Owned
 Operations
Thomas J. Gentry,                $152,000    --         --          $1,995
 Vice President, DBS Division
Wallace R. Borgeson,             $113,000    --         --          $1,624
 Vice President, Centralized
 Operations(3)

- --------

(1) Bonuses in respect of services rendered in 1994 were determined and paid in 1995 ($20,000 for Mr. Harrison, $25,000 for Mr. Neal, $18,000 for Mr.
  Gentry and $12,000 for Mr. Borgeson). No bonuses were awarded to Named Executive Officers with respect to services rendered in 1995.
(2) Consists of contributions by the Company to a defined contribution 401(k) plan.

(3) Mr. Borgeson served as an executive officer of the Partnership and the Predecessor until August 1995.

  No restricted stock awards, stock appreciation rights or long-term incentive plan awards were awarded to, earned by or paid to the Named Executive Officers during the fiscal year ended December 31, 1995. Pursuant to the Incorporation, the Named Executive Officers will be granted options to purchase Common Stock in substitution for outstanding options to purchase Partnership interests. See "--Replacement Stock Option Plan."

DIRECTORS' COMPENSATION

  Directors who are also employees of the Company receive no remuneration for services as members of the Board or any committee of the Board. Directors who are not employed by the Company receive an annual retainer of $20,000 plus $3,000 for each meeting of the Board that he attends commencing, in the case of the Centre Partners designees, in 1997. See "Certain Relationships and Related Transactions." In addition, the 1996 Stock Option Plan provides for the grant to each non-employee director of options to purchase 6,000 shares of Common Stock upon the later of (i) the consummation of the Offering and (ii) the initial election of such director to the Board, and automatically grants options to purchase 3,000 shares of Common Stock on the date on which the annual meeting of the Company's stockholders is held each year. The purchase price of the Common Stock covered by such options is the fair market value of such Common Stock on the date of grant. These options become exercisable at the rate of one-third per year commencing one year after the date of grant.

CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Effective August 31, 1992, the Company entered into five-year employment agreements with each of John R. Jester, President and Chief Executive Officer of the Company, and James F. Harrison, Senior Vice President of the Company. Under his employment agreement, Mr. Jester currently receives an annual base salary of $220,000, subject to cost of living adjustments. Under his employment agreement, Mr. Harrison currently receives an annual base salary of $178,000, subject to cost of living adjustments. Mr. Jester will receive a bonus equal to 50% of his annual base salary if the Company achieves a specified performance target for the 12 months ended December 31, 1996, which target the Company believes will not be reached. If the target is not reached, the Board of Directors may nonetheless award Mr. Jester a bonus in an amount and on the terms determined by the Board of Directors (which amount shall not exceed 50% of his annual base salary). Each of the agreements also provides for a severance payment equal to the annual base salary and pro rata bonus in the event of termination due to disability or death during the term of employment. Both employment agreements also contain confidentiality covenants and non-solicitation covenants which extend for five and two years, respectively, beyond the term of the agreements. The Company can terminate either agreement without further liability in case of the officer's fraud against, or embezzlement from, the Company, indictment or conviction of a felony or misdemeanor having a material adverse effect on the Company or material failure to discharge his duties. In addition, the Company can terminate the agreements if there is a material uncured default under the Company's credit agreements or if the Company's cumulative performance level is less than 80% of the cumulative target projected for any month; provided that in either such case the Company is required to pay a severance payment equal to, in the case of Mr. Jester, his annual base salary plus a pro-rated bonus, or, in the case of Mr. Harrison, his annual base salary. The Company may otherwise terminate the agreements for any reason during their terms by paying a severance payment equal to the lesser of (i) two times the then-effective annual base salary and (ii) the amount of compensation to which Mr. Jester or Mr. Harrison, as the case may be, would be entitled to receive between the date of termination and the fifth anniversary of the employment agreement had the agreement in question not been terminated; but in no event less than one year's annual base salary at the then effective rate. Mr. Jester would also be entitled to receive a pro-rated bonus if cumulative performance targets exceed projections for the twelve-month period preceding such termination.

  Pursuant to a letter dated July 7, 1995, Kirk A. Collamer, Vice President and Chief Financial Officer of the Company, was hired at an annual salary of $160,000 and is eligible for discretionary bonuses. In addition, Mr. Collamer was entitled to purchase up to 150,000 units of partnership interests, of which 60,000 units (which are exchangeable for 27,384 shares of Common Stock as part of the Incorporation) were subscribed and paid for at $1.75 per unit and the remainder forfeited. Mr. Collamer was granted options to purchase 150,000 additional units of partnership interests at $1.75 per unit, conditional upon the performance of the Company which will be replaced with options to purchase 68,460 shares of Common Stock at $3.83 per share under the Replacement Option Plan. See "--Replacement Stock Option Plan." Mr. Collamer also received $120,000 relating to the sale of his home in Chicago and his relocation to Seattle.

REPLACEMENT STOCK OPTION PLAN

  In August 1992, the Partnership adopted, and issued options under, the Partnership's Management Option Plan (the "Partnership Option Plan"). As part of the Recapitalization, the Company will adopt the Replacement Option Plan to replace the Partnership Option Plan. Outstanding options granted under the Partnership Option Plan will be replaced with options under the Replacement Option Plan, and the Partnership Option Plan will be terminated, in each case effective upon consummation of the Offering.

  The Replacement Option Plan provides for the granting of options to purchase an aggregate of 837,292 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and other contingencies), which will be granted to 26 existing senior management members at an average exercise price of $2.44 per share in substitution for the outstanding options held by such senior management members under the Partnership Option Plan. Options granted under the Replacement Option Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). The Replacement Option Plan is qualified under Rule 16b-3 under the Exchange Act.

  The Replacement Option Plan requires the Board of Directors to designate an option committee (the "Committee") to administer the Replacement Option Plan, consisting of no fewer than two directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule or regulation). The Board of Directors may at any time remove members from and may fill any vacancy on the Committee. The Committee has the authority, in its discretion and subject to the express provisions of the Replacement Option Plan to determine, among other things, the persons to receive options, the date of grant of such options, the number of shares to be subject to each option, and the purchase price of each share subject to such options. The Company will receive no monetary consideration for the granting of options under the Replacement Option Plan.

  The purchase price of shares of Common Stock issuable upon exercise of each option granted pursuant to the Replacement Option Plan will be the same as the exercise prices of the options granted under the Partnership Option Plan, adjusted to reflect the conversion of units of partnership interest into shares of Common Stock in the Recapitalization. Options granted under the Replacement Option Plan expire seven years from the date of grant.

  Options granted pursuant to the Replacement Option Plan are divided into three groups for vesting purposes, each comprised of one-third of the options granted to each optionholder. One-half of the first group of options vests immediately upon the Effective Date and the remainder of the first group vests in equal installments on the first and second anniversaries of the Effective Date. Once vested, the first group of options becomes exercisable: (i) if the Sales Price during the Performance Period is $13.375 per share or greater; or
(ii) if earlier, during the period 30 days prior to the seventh anniversary of the Effective Date.

  The second and third groups of options vest in equal 20% increments on the first through fifth anniversaries of the Effective Date. When vested, the second group of options becomes exercisable only when the Sales Price is $20.00 per share or greater for the Performance Period (the "Second Group Exercisability Threshold"), and when vested, the third group of options becomes exercisable when the Sales Price is $26.75 per share or greater for the Performance Period (the "Third Group Exercisability Threshold").

  In the event of any change in the outstanding shares of Common Stock through reorganization, stock dividend, subdivision or combination of shares, or other like change in capital structure of the Company, appropriate adjustments will be made by the Committee to each outstanding option under the Replacement Option Plan and to the maximum number of shares of Common Stock which may be acquired pursuant to the exercise of options, and the price per share subject to outstanding options shall be proportionately adjusted.

  In the event of (i) a "change in control" of the Company, as defined in the Replacement Option Plan, or (ii) the consummation of a public offering of shares of Common Stock by MLP and/or Centre Partners for an aggregate gross sales price of not less than $50 million pursuant to a request for registration under the Stockholders' Agreement, in each case within the first two years following the effective date of the plan, for purposes of determining whether the options shall become exercisable the Sales Price used in determining the Second Group Exercisability Threshold will be reduced to $17.75 per share and the Sales Price used in determining the Third Group Exercisability Threshold will be reduced to $22.375 per share. See "Certain Relationships and Related Transactions." The Committee, in its sole discretion, may determine that, upon the occurrence of a change in control, each option then outstanding will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each share subject to such option, cash in an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such transaction over the exercise price per share of such option. The provisions described in the preceding sentence will be inapplicable to an option granted within six (6) months before the occurrence of a transaction described above if the holder of such option is subject to the reporting requirements of Section 16(a) of the Exchange Act.

  Options granted under the Replacement Option Plan are non-transferable, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order. As a condition to the exercise of any option under the Replacement Option Plan, the optionee is required to become party to the Stockholders' Agreement. See "Certain Relationships and Related Transactions."

  Under the Replacement Option Plan, John R. Jester will receive options to purchase 148,331 shares for $2.19 per share; James F. Harrison will receive options to purchase 93,563 shares for $2.19 per share; John A. Neal will receive options to purchase 63,896 shares for $2.19 per share; and Thomas J. Gentry will receive options to purchase 63,896 shares for $2.19 per share; and Wallace R. Borgeson will receive options to purchase 63,896 shares for $2.19 per share.

1996 STOCK OPTION PLAN

  As part of the Recapitalization, the Board of Directors of the Company will adopt a stock option plan (the "1996 Stock Option Plan"). The 1996 Stock Option Plan is intended to afford certain key employees and outside directors of the Company who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company.

  The 1996 Stock Option Plan provides for the granting of options to purchase an aggregate of 250,000 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and other contingencies). Options granted under the 1996 Stock Option Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code. The 1996 Stock Option Plan is qualified under Rule 16b-3 under the Exchange Act.

  The 1996 Stock Option Plan requires the Board of Directors to designate an option committee to administer the 1996 Stock Option Plan, consisting of no fewer than two directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule or regulation). The Board of Directors may at any time remove members from and may fill any vacancy on the Committee. The Committee has the authority, in its discretion and subject to the express provisions of the 1996 Stock Option Plan to determine, among other things, the persons to receive options, the date of grant of such options, the number of shares to be subject to each option, and the purchase price of each share subject to such options. The Company will receive no monetary consideration for granting options under the 1996 Stock Option Plan.

  The 1996 Stock Option Plan also provides for the grant to each non-employee director of the Company of options to purchase 6,000 shares of Common Stock upon the later of (i) the consummation of the Offering and (ii) the initial election of such director to the Board, and automatically grants options to purchase 3,000 shares of Common Stock on the date on which the annual meeting of the Company's stockholders is held each year. See "--Directors' Compensation."

  The purchase price of shares of Common Stock issuable upon exercise of each option granted pursuant to the 1996 Stock Option Plan will be the fair market value of the shares on the date of grant. Options granted under the 1996 Stock Option Plan expire seven years from the date of grant. Options granted pursuant to the 1996 Stock Option Plan will vest in three equal installments over three years commencing one year after the date of grant, and are exercisable when vested.

  In the event of any change in the outstanding shares of Common Stock of the Company through reorganization, stock dividend, subdivision or combination of shares, or other like change in capital structure of the Company, appropriate adjustments will be made by the Committee to each outstanding option under the 1996

Stock Option Plan and to the maximum number of shares of Common Stock which may be acquired pursuant to the exercise of options, and the price per share subject to outstanding options shall be proportionately adjusted.

  In the event of a "change in control" of the Company as defined in the 1996 Stock Option Plan, all then outstanding options shall immediately become exercisable. The Committee, in its sole discretion, may determine that, upon the occurrence of a change in control, each option then outstanding will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each share subject to such option, cash in an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such transaction over the exercise price per share of such option. The provisions described in the preceding sentence will be inapplicable to an option granted within six (6) months before the occurrence of a transaction described above if the holder of such option is subject to the reporting requirements of Section 16(a) of the Exchange Act.

  Options granted under the 1996 Stock Option Plan are non-transferable, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order. As a condition to the exercise of any option under the 1996 Stock Option Plan, the optionee is required to execute the Stockholders' Agreement. See "Certain Relationships and Related Transactions."

SENIOR MANAGEMENT INCENTIVE PLAN

  In January 1996, the Company adopted the Senior Management Incentive Plan (the "Incentive Plan"), to provide for annual incentive awards to senior executives of the Company.

  The Incentive Plan will be administered by the Compensation Committee. Initially, there will be eleven participants in the Incentive Plan, including Messrs. Jester, Harrison, Neal, Gentry and Borgeson.

  Annual incentive awards under the Incentive Plan will be based on the achievement by the Company of target levels of three distinct measures:
EBITDA, operating cash flow (as defined in the Incentive Plan) and revenue growth in a calendar year. The annual incentives for participants may range from no award (if minimum target levels are not reached) to a maximum of 43% (if maximum target levels are reached) of base salary in effect at the end of a plan year. No awards will be made under the Incentive Plan unless the minimum target level for EBITDA is reached, regardless of the performance levels for the other measurements. The Incentive Plan will first be effective for the 1996 plan year.

  If a participant's employment is terminated during a plan year, a pro-rated bonus may be awarded at the discretion of the Compensation Committee. Performance target levels may be modified, at the discretion of the Compensation Committee, for significant transactions, such as acquisitions, divestitures or development projects.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Recapitalization, there has been no Compensation Committee of the Board of Directors. During fiscal 1995, executive compensation decisions were made by the Board of Directors of the general partner of the managing general partner of the Partnership, which consisted of Messrs. Balser, Jennings, Jester and Pollack.

  Paul F. Balser and Mark E. Jennings, each of whom is a director of the Company, are limited partners of MLP and prior to August 1995 were officers of Park Road Corporation ("Park Road"), the managing general partner of Centre Partners. Bruce G. Pollack, a director of the Company, is a limited partner of MLP and is an officer and director of Park Road.

  Centre Partners was paid (i) $324,000 for its efforts in initiating, structuring and consummating the Comcast Acquisition and (ii) $150,000 as consideration for the guarantees by MLP and CCI of a $10.0 million unsecured loan made by UBS (the "UBS Loan"). In addition, the Company agreed to pay Centre Partners $300,000 if any amounts were required to be paid under either the MLP or CCI guarantee. Such guarantees have been discharged and no payments were required to be made thereunder.

  The interests in the Partnership held by MLP, certain of its affiliates and the Management Investors, including Mr. Jester, are pledged to secure the outstanding indebtedness under the Company's senior secured credit facility. Upon completion of the Recapitalization, these interests will be exchanged for Common Stock, the indebtedness will be repaid and the pledges will be released. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  During each of 1992, 1993 and 1994, the Company paid to Centre Partners the aggregate amount of $100,000 for the services of the Centre Partners designees as directors of Music Holdings for the subsequent calendar year. In 1996, the Company will pay to Centre Partners $162,500 for services provided by the Centre Partners designees during 1995 and 1996.

  Upon consummation of the Offering, the Company will pay Centre Partners a one-time fee of $250,000 for financial advisory services in connection with the Recapitalization.

  In connection with the Recapitalization, MLP, Centre Partners and Mr. Jester, among others, entered into the Stockholders' Agreement. For a description of the terms of the terms of the Stockholders' Agreement, see "Certain Relationships and Related Transactions."

BENEFIT PLAN

  The Company maintains a 401(k) defined contribution savings and retirement plan (the "Benefit Plan") that covers substantially all of the Company's employees, including certain Named Executive Officers. Under the Benefit Plan's savings portion, eligible employees may contribute from 2% to 14% of their compensation per year, subject to certain tax law restrictions. The Company may make a matching contribution of up to a maximum of 100% of the first 2% and 50% of the next 4%, up to 6% of the total base salary contributed by the employee each year. The Company's contributions under the retirement portion of the Benefit Plan are determined annually by the Company, but may not exceed 3% of the eligible employee's annual compensation. Benefit Plan participants are immediately vested in their contributions as well as the Company's contributions.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of
(i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the DGCL; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under DGCL. The Company has entered into separate indemnification agreements with its directors and officers which are, in some cases, broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Recapitalization, Music Holdings Corp., MLP, the Management Investors, Comcast, UBS, Barclays, Exeter Venture Lenders, L.P. ("Exeter") and Internationale Nederlanden Finance Corp. ("ING"), among others, entered into an Exchange and Transfer Agreement, dated as of May 10, 1996, with the Company, pursuant to which, effective upon completion of the Offering, these parties will convey their interests in the Partnership to the Company in exchange for (i) Common Stock of the Company, in the case of MLP, the Management Investors, Comcast Sound and certain other partners, and (ii) cash, in the case of UBS, Barclays, Exeter and ING, to be paid upon closing of the Offering with proceeds of the Offering. See "The Recapitalization," "Use of Proceeds" and "Principal and Selling Stockholders."

  In January 1994, the Company purchased substantially all of the assets of Comcast in the Comcast Acquisition for total consideration of approximately $33.0 million, $28.0 million of which was paid in cash and the balance of which was paid with a $5.0 million 7% preferred limited partnership interest of the Partnership. In connection with the Recapitalization, Comcast Sound's interest in the Partnership will be converted into 648,261 shares of Common Stock.

  In order to finance the Comcast Acquisition, the Company's secured term loan and revolving credit facility, in respect of which UBS acts as agent bank and is a lender, were increased. In addition, the Company borrowed $10.0 million under the UBS Loan. In November 1994, the UBS Loan was repaid in full with proceeds from a subordinated financing involving the sale of $7.0 million in additional preferred partnership interests to existing investors, including MLP and the Management Investors, with a pledge of the limited partnership interests to the lenders under the term loan and revolving credit facility, and an increase in a subordinated debt facility provided by Barclays and Exeter. Barclays and Exeter were also granted the right to purchase for nominal consideration additional units of Partnership interests representing approximately 2.8% of the Partnership's equity.

  In the Recapitalization, units in the Partnership owned by UBS representing approximately 8.9% of the Partnership's equity will be conveyed to the Company for cash in an amount to be determined on the basis of the IPO Price, that would be equal to $11.1 million assuming an IPO Price of $15.00 per share, and rights to purchase units in the Partnership held by Barclays, representing 6.9% of the Partnership's equity, will be purchased by the Company for an amount to be determined on the basis of the IPO Price, that would be equal to $8.7 million assuming an IPO Price of $15.00 per share. Subordinated indebtedness in the amount of $12.5 million and bearing interest at an effective rate of 14.5% provided by Barclays and other lenders will be repaid in the Recapitalization. See "The Recapitalization," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  During the years ended December 31, 1993, 1994 and 1995, and three-month periods ended March 31, 1995 and 1996, the Company incurred interest expense of approximately $3.7 million, $6.9 million, $7.4 million, $1.9 million and $1.8 million, respectively, in connection with the UBS term loan and revolving credit facility and the Barclays subordinated debt facility. In addition, in 1993, 1994 and 1995, the Company paid an aggregate of $250,000, $1.9 million and $122,000, respectively, in fees to UBS and Barclays in connection with increases in the Company's term loan and establishment of and increases in the revolving credit facility and the subordinated debt facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In connection with the Recapitalization, MLP, Centre Partners, Comcast Sound, the Management Investors and the Company, among others, entered into the Stockholders' Agreement, pursuant to which the parties agreed (i) that the stockholder parties will vote their Common Stock to cause the Board of Directors of the Company to consist of six directors, (A) three of which shall be designated by MLP and Centre Partners (the "Centre Holders") so long as the Centre Holders own more than 30% of the outstanding shares of Common Stock, two of which shall be designated by the Centre Holders so long as the Centre Holders own less than 30% of the outstanding shares but more than 15% of the outstanding shares, and one of which shall be designated by the Centre Holders in the event the Centre Holders own less than 15% of the outstanding shares so long as the Centre Holders own any shares, (B) one of which shall be the Chief Executive Officer of the Company, and (C) two of which shall be independent directors and (ii) that the stockholders party thereto will have the right to have the Common Stock of the Company that they hold registered under the Securities Act (x) in the event that the Company undertakes the registration of the Company's Common Stock subsequent to the Offering or (y) upon the written requests (not to exceed three) of the Centre Holders. In the event that the number of securities that the Centre Holders and the Management Investors desire to include in any offering, combined with the number of shares to be included in the offering by the Company (if the offering is being done pursuant to the Company's undertaking), exceeds the amount of securities that can be sold in an orderly fashion within a price range acceptable to the Company, the stockholders party thereto other than the Management Investors shall have priority and can participate in that offering to the fullest extent possible prior to any participation by the Management Investors. In addition, the Management Investors agreed in the Stockholders' Agreement (i) not to include any shares in the first registration of Common Stock following the Offering initiated at the request of the Centre Holders and (ii) not to sell, transfer, assign or encumber any shares of Common Stock prior to the consummation of the first registered offering of Common Stock following the Offering that is initiated at the request of the Centre Holders or in any shelf registration statement filed pursuant to a request by the Centre Holders under the Stockholders' Agreement.

  For additional information, see "Management--Compensation Committee Interlocks and Insider Participation."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the date hereof (after giving effect to the Incorporation) and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) Comcast Sound, (ii) each stockholder known by the Company to beneficially own more than five percent of the Common Stock, (iii) each director of the Company, (iv) the Named Executive Officers and (v) all directors and executive officers of the Company as a group. Except pursuant to applicable community property laws or as otherwise noted below, each of the stockholders identified in the table has sole voting and investment power with respect to the shares beneficially owned by such person.

                            BENEFICIAL                               BENEFICIAL
                          OWNERSHIP PRIOR                          OWNERSHIP AFTER
                            TO OFFERING                               OFFERING
                         --------------------                     --------------------
  NAME AND ADDRESS OF    NUMBER OF              SHARES TO BE SOLD NUMBER OF
    BENEFICIAL OWNER      SHARES      PERCENT    IN THE OFFERING   SHARES      PERCENT
  -------------------    ---------    -------   ----------------- ---------    -------
PRINCIPAL STOCKHOLDERS,
 DIRECTORS AND NAMED
 EXECUTIVE OFFICERS:
Centre Partners          5,581,800     62.5%             --       5,581,800(2)  48.9%(2)
 L.P.(1)................
 30 Rockefeller Plaza
 Suite 5050
 New York, New York
 10020
John R. Jester..........   167,565      1.9%             --         167,565      1.5%
James F. Harrison.......    99,105      1.1%             --          99,105      0.9%
Thomas J. Gentry........    72,372      0.8%             --          72,372      0.6%
John A. Neal............    79,871      0.9%             --          79,871      0.7%
Wallace R. Borgeson.....    45,640      0.5%             --          45,640      0.4%
Paul F. Balser..........       -- (3)    -- (3)          --             -- (3)    -- (3)
Mark E. Jennings........       -- (3)    -- (3)          --             -- (3)    -- (3)
Bruce G. Pollack........       -- (4)    -- (4)          --             -- (4)    -- (4)
All directors and
 executive officers as
 a group (8 persons)....   464,553(5)   5.2%(5)          --         464,553(5)   4.1%(5)
SELLING STOCKHOLDER:
Comcast                    648,261      7.3%         358,423        289,838      2.5%
 Corporation(6)........
 1500 Market Street
 Philadelphia, PA 19102

- --------

(1) Includes shares held by MLP, of which Centre Partners is the general partner. Centre Partners may be deemed to be indirectly controlled, through Park Road, the managing general partner of Centre Partners, by Lester Pollack, a managing director of Lazard Freres & Co. LLC and the father of Bruce G. Pollack, a director of the Company.

(2) Assumes that the over-allotment option to purchase 690,000 shares of Common Stock granted to the Underwriters by MLP is not exercised. If the over-allotment option is exercised, Centre Partners will beneficially own 4,891,800 shares, representing 42.9% of the outstanding Common Stock.

(3) Excludes shares held by Centre Partners and MLP. Messrs. Balser and Jennings are limited partners of MLP and prior to August 1995 were officers of Park Road. Each disclaims beneficial ownership of such shares.

(4) Excludes shares held by Centre Partners and MLP. Mr. Pollack is a limited partner of MLP and is an officer and director of Park Road. He disclaims beneficial ownership of such shares.
(5) Excludes shares held by Centre Partners and MLP.

(6) Comcast Sound is a wholly-owned subsidiary of Comcast Corporation.

  In connection with the Recapitalization, MLP, Centre Partners, Comcast Sound, the Management Investors and the Company, among others, entered into the Stockholders' Agreement. For a description of the terms of the Stockholders' Agreement, see "Certain Relationships and Related Transactions."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 11,410,339 shares of Common Stock outstanding. Of the shares of Common Stock that will be outstanding after completion of the Offering, 4,600,000 shares (plus an additional 690,000 shares if the over-allotment option granted to the Underwriters is exercised in full) will be freely tradeable by persons other than "affiliates" as defined in Rule 144 under the Securities Act (the "Affiliates") of the Company, without restriction or further registration under the Securities Act.

  Assuming no exercise of the over-allotment option granted to the Underwriters, the remaining 6,810,339 shares of Common Stock will be deemed "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144. Even if such exemptions are available, all of the holders of Common Stock or any securities convertible into or exercisable or exchangeable therefor, as well as all holders of options to purchase Common Stock, have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of such shares for a period of 180 days after the date of this Prospectus, without the prior written consent of PaineWebber Incorporated. See "Underwriting."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an Affiliate) may sell within any three-month period a number of such restricted shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock and the reported average weekly trading volume on the Nasdaq National Market of the Common Stock during the four calendar weeks preceding such sale. The Commission has proposed certain amendments to Rule 144 that would reduce the requisite holding period from two years to one year. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least three years, may sell such shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions, current public information requirements or notice requirements. Under Rule 144 as currently in effect, none of the restricted securities will be eligible for public sale pursuant to Rule 144 until at least two years after the date of the Recapitalization.

  Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act. Rule 701 permits Affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule
144. Rule 701 further provides that non-Affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares.

  The Company may in the future file a registration statement on Form S-8 covering all shares of Common Stock issuable under the Company's stock option plans in effect on the date of this Prospectus. The Company has outstanding stock options and options available for future grant with respect to an aggregate of approximately 1,087,292 shares of Common Stock as of the date of this Prospectus. It is a condition to the exercise of options under the Company's stock option plans that the optionee agree to become a party to the Stockholders' Agreement which provides among other things that such holder shall not sell, transfer, assign or encumber any shares of Common Stock prior to the consummation of the first registered offering of Common Stock following the Offering initiated at the request of the Centre Holders or in any shelf registration statement filed pursuant to a request by the Centre Holders under the Stockholders' Agreement. See "Certain Relationships and Related Transactions."

  Upon lapse of the foregoing restrictions, up to an aggregate of 837,292 shares issuable upon the exercise of outstanding options under the Replacement Option Plan will be eligible for sale in the public markets if and when the options are exercised.

  The Company has also agreed, subject to limited exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable therefor for a period of 180 days after the date of this Prospectus, without the prior written consent of PaineWebber Incorporated. See "Underwriting."

  Prior to the Offering, there has been no market for the Common Stock and no predictions can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of Common Stock.

  Pursuant to the Stockholders' Agreement, MLP and Centre Partners have certain rights to include any or all of the shares owned by them in a registration undertaken by the Company, or, in certain cases, to require registration of such shares upon written requests (not to exceed three). In addition, the Management Investors and certain other stockholders party to the Stockholders' Agreement currently have certain piggy-back registration rights with respect to registrations of securities undertaken by the Company on its behalf as well as in secondary registrations requested by the Centre Holders, subject to reduction in specified circumstances. See "Certain Relationships and Related Transactions."

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of the Company and certain provisions the Company's Certificate of Incorporation (the "Certificate") and its By-Laws (the "By-Laws") is a summary and is qualified in its entirety by reference to the provisions of the Certificate and the By-Laws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Company's Registration Statement of which this Prospectus is a part.

  The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

COMMON STOCK

  As of the date of this Prospectus and after giving effect to the Incorporation, there are 22 holders of record of Common Stock and 7,168,762 shares of Common Stock were issued and outstanding. The holders of the Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The holders of the outstanding shares of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor after the payment of any dividends declared but unpaid on any shares of Preferred Stock then outstanding. See "Dividend Policy." The holders of the Common Stock have no cumulative voting rights, no pre-emptive rights and no rights to convert their shares of Common Stock into any other securities. Because holders of Common Stock do not have cumulative voting rights, the holders of the majority of the shares of Common Stock represented at the meeting can elect all the directors. All of the outstanding shares of the Common Stock are, and the shares of Common Stock being offered by the Company hereby will be, fully paid and nonassessable. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the net assets of the Company remaining after preferential distribution to holders of Preferred Stock, the payment of all creditors and liquidation preferences, if any.

  MLP, Centre Partners, the Named Executive Officers and certain other stockholders have entered into the Stockholders' Agreement with the Company with respect to the Common Stock held by them. See "Certain Relationships and Related Transactions."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Securities Transfer, Inc.

PREFERRED STOCK

  The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

DELAWARE BUSINESS COMBINATION STATUTE

  Upon consummation of the Offering, the Company will be subject to Section 203 of the DGCL. In general, subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

                                 UNDERWRITING

  The underwriters named below, acting through PaineWebber Incorporated and Montgomery Securities (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Partnership, the Company, Comcast Sound, MLP and the Representatives (the "Underwriting Agreement"), to purchase from the Company and Comcast Sound, and the Company and Comcast Sound have severally agreed to sell to the Underwriters, respectively, 4,241,577 shares and 358,423 shares of the Company's Common Stock, which in the aggregate equals the number of shares of Common Stock set forth opposite the name of such Underwriters below:

                                                                       NUMBER
      UNDERWRITER                                                     OF SHARES
      --------------------------------------------------------------- ---------
      PaineWebber Incorporated.......................................
      Montgomery Securities..........................................
                                                                      ---------
        Total........................................................ 4,600,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase, and the Company and Comcast Sound are obligated to sell, all of the shares of Common Stock offered by this Prospectus, if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased (without consideration of any shares that may be purchased through the exercise of the Underwriters' overallotment option).

  The Representatives have advised the Company and Comcast Sound that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession to other dealers not in excess of $     per share. After
the initial public offering of the Common Stock, the public offering price, the concessions to selected dealers and reallowance to other dealers may be changed by the Representatives.

  MLP has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 690,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent the Underwriters exercise the over allotment option, each of the Underwriters will become obligated, subject to certain conditions, to purchase such percentage of such additional shares of Common Stock as is approximately equal to the percentage of shares of Common Stock that each is obligated to purchase as shown in the table set forth above. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sales of shares of Common Stock.

  The Company, the Partnership, Comcast Sound and MLP have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and each of its stockholders and holders of options to purchase Common Stock have agreed not to offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by any of them prior to the expiration of 180 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby, (ii) with the prior written consent of PaineWebber Incorporated, (iii) in the case of any stockholder of the Company, gifts or transfers to (or to a trust exclusively for the benefit of) members of the family, or one or more beneficial owners, of such stockholder or their successors, subsidiaries or controlled or controlling entities, in each case who agree to the terms of such "lock-up" agreement and (iv) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options, or the grant of options to purchase shares of Common Stock, under the Replacement Option Plan and the 1996 Stock Option Plan.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. The IPO Price will be established through negotiations between the Company, the Underwriters and the Representatives. Among the factors to be considered in determining the IPO Price, in addition to prevailing market conditions, will be certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The IPO Price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the IPO Price.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company and the selling stockholders by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with the offering of the Common Stock will be passed upon for the Underwriters by Bogle & Gates P.L.L.C., Seattle, Washington.

                                    EXPERTS

  The financial statements of Muzak Limited Partnership included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement. These financial statements and the financial statement schedule have been included herein and elsewhere in the Registration Statement in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

  The financial statement of Muzak, Inc. included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

  The financial statements of Comcast Sound Communications, Inc. and subsidiaries included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to allocated management fees and costs), and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act, covering the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibits for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing audited financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                  MUZAK, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
  Unaudited Pro Forma Balance Sheet as of March 31, 1996..................  F-3
  Unaudited Pro Forma Statement of Operations for the three-month period ended March 31, 1996...................................................  F-4
  Unaudited Pro Forma Statement of Operations for the year ended December
   31, 1995...............................................................  F-5
  Notes to Unaudited Pro Forma Financial Statements.......................  F-6
MUZAK LIMITED PARTNERSHIP
  Independent Auditors' Report............................................  F-7
  Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996......  F-8
  Statements of Operations for the years ended December 31, 1993, 1994, and 1995 and the three-month periods ended March 31, 1995 and 1996.....  F-9
  Statements of Partners' Capital for the years ended December 31, 1993,
   1994, and 1995 and the three-month period ended March 31, 1996......... F-10
  Statements of Cash Flows for the years ended December 31, 1993, 1994, and 1995 and the three-month periods ended March 31, 1995 and 1996..... F-11
  Notes to Financial Statements........................................... F-12
MUZAK, INC.
  Independent Auditors' Report............................................ F-24
  Balance Sheet as of May 8, 1996......................................... F-25
  Note to Financial Statement............................................. F-26
COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES
  Independent Auditors' Report............................................ F-27
  Statement of Operations for the year ended December 31, 1993............ F-28
  Statement of Cash Flows for the year ended December 31, 1993............ F-29
  Notes to Financial Statements........................................... F-30

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following pro forma financial information sets forth historical information which has been adjusted to reflect a recapitalization (the "Recapitalization") which includes, among other things, (i) certain transactions associated with the conversion of the Company into a corporate form (the "Incorporation"), (ii) the income tax effects of the Incorporation assuming the Incorporation occurred on September 1, 1992, (iii) the issuance by the Company of 4,241,577 shares of Common Stock at an assumed offering price of $15.00 per share in an initial public offering, net of related fees and expenses, (iv) the application of the net proceeds to pay short-term obligations established as part of the Incorporation, repayment of the $12,500,000 of subordinated debt, and a reduction of the principal balance due under the variable rate senior secured indebtedness, and (v) a reduction in interest expense from the application of proceeds to reduce the Company's long-term obligations.

  Non-recurring expenses for the year ended December 31, 1995 and three-month period ended March 31, 1996 for (i) the write-off of $3,056,000 and $2,814,000, respectively, of deferred financing costs, (ii) the write-off of $1,536,000 and $1,474,000, respectively, of unamortized discount associated with long-term obligations expected to be repaid with the offering proceeds, and (iii) the write-off of $878,000 and $746,000, respectively, of organizational costs associated with the limited partnership structure have not been reflected in the Unaudited Pro Forma Statements of Operations. Similarly, the non-recurring gain of approximately $1.3 million resulting from the retirement at a discount of a non-convertible, non-participating but accreting, preferred interest in the partnership has not been reflected in the Unaudited Pro Forma Statements of Operations. In addition, non-cash stock-based incentive compensation expenses under a compensatory stock option plan adopted concurrently with the Recapitalization ("Replacement Option Plan") have not been reflected in the Unaudited Pro Forma Statements of Operations.

  The Unaudited Pro Forma Statements of Operations assume the Recapitalization took place on January 1, 1995, the beginning of the earliest period presented. The Unaudited Pro Forma Balance Sheet assumes the Recapitalization took place on the date presented. See "Notes to Unaudited Pro Forma Financial Statements." The pro forma information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transactions occurred at the dates indicated or the results which may be attained in the future. This information should be read in conjunction with the Company's audited financial statements and related notes included elsewhere in this Prospectus.

                                  MUZAK, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 MARCH 31, 1996

                                 (IN THOUSANDS)

                                                                       OTHER
                             MUZAK    INCORPORATION               RECAPITALIZATION  MUZAK, INC.
                            LIMITED     PRO FORMA     MUZAK, INC.    PRO FORMA       PRO FORMA
                          PARTNERSHIP  ADJUSTMENTS     PRO FORMA    ADJUSTMENTS    (AS ADJUSTED)
                          ----------- -------------   ----------- ---------------- -------------
                                           ASSETS
Current Assets:
  Cash and cash equiva-
   lents................    $ 1,770                    $  1,770                      $  1,770
  Accounts receivable,
   net of allowance
   for doubtful accounts
   of $654..............     14,534                      14,534                        14,534
  Inventories...........      3,081                       3,081                         3,081
  Prepaid expenses......      1,559                       1,559                         1,559
  Other.................        327                         327                           327
                            -------                    --------                      --------
    Total current as-
     sets...............     21,271                      21,271                        21,271
Property and equipment,
 net....................     36,543                      36,543                        36,543
Deferred costs and in-
 tangible assets, net...     35,551                      35,551        ($3,560)(5)     31,991
Other...................        993                         993                           993
                            -------                    --------                      --------
  Total.................    $94,358                    $ 94,358                      $ 90,798
                            =======                    ========                      ========
                              LIABILITIES AND OWNERSHIP EQUITY
Current Liabilities:
  Revolving credit fa-
   cility...............    $10,950                    $ 10,950       ($10,950)(7)
  Accounts payable......      6,609                       6,609                      $  6,609
  Advance billings......      3,603                       3,603                         3,603
  Accrued expenses......      4,708                       4,708                         4,708
  Repurchase obliga-
   tions................                $  8,900(1)      33,496         (8,900)(6)
                                          24,596(3)                    (24,596)(6)
  Current portion of
   long-term
   obligations..........      6,367                       6,367         (5,980)(7)        387
                            -------                    --------                      --------
    Total current lia-
     bilities...........     32,237                      65,733                        15,307
Long-term obligations,
 net of current
 portion................     44,150                      44,150        (11,124)(6)     38,930
                                                                         1,474 (5)
                                                                       (12,500)(6)
                                                                        16,930 (7)
Unearned installation
 income.................      3,036                       3,036                         3,036
Redeemable preferred
 partnership interests..     15,993      (10,202)(1)
                                          (5,791)(2)
Ownership Equity
 Partners' capital (def-
  icit):
  Limited partners' in-
   terests..............      4,875      (24,596)(3)
                                          19,721 (4)
  General partners' in-
   terests..............     (5,933)       5,933 (4)
                            -------                    --------                      --------
    Total partners' cap-
     ital (deficit).....     (1,058)
 Stockholders' equity:
  Common stock and paid
   in capital...........                      71 (4)         71         57,120 (6)     57,191
  Accumulated deficit...                 (19,792)(4)    (18,632)        (5,034)(5)    (23,666)
                                          (5,931)(4)
                                           5,791 (2)
                                           1,302 (1)
                            -------                    --------                      --------
    Total stockholders'
     equity.............                                (18,561)                       33,525
                            -------                    --------                      --------
Total ownership equity..     (1,058)                    (18,561)                       33,525
                            -------                    --------                      --------
Total...................    $94,358                    $ 94,358                      $ 90,798
                            =======                    ========                      ========

                                  MUZAK, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    OTHER
                            MUZAK    INCORPORATION             RECAPITALIZATION  MUZAK, INC.
                           LIMITED     PRO FORMA   MUZAK, INC.    PRO FORMA       PRO FORMA
                         PARTNERSHIP  ADJUSTMENTS   PRO FORMA    ADJUSTMENTS    (AS ADJUSTED)
                         ----------- ------------- ----------- ---------------- -------------
Revenues:
 Music and other
  business services.....   $13,306                   $13,306                       $13,306
 Equipment and related
  services..............     7,634                     7,634                         7,634
                           -------                   -------                       -------
  Total revenues........    20,940                    20,940                        20,940
                           -------                   -------                       -------
Cost of revenues:
 Music and other
  business services.....     3,708                     3,708                         3,708
 Equipment and related
  services..............     5,254                     5,254                         5,254
                           -------                   -------                       -------
  Total cost of
   revenues.............     8,962                     8,962                         8,962
                           -------                   -------                       -------
  Gross profit..........    11,978                    11,978                        11,978
Selling, general and
 administrative
 expenses...............     7,526                     7,526                         7,526
Depreciation............     2,537                     2,537                         2,537
Amortization............     2,137                     2,137                         2,137
                           -------                   -------                       -------
  Operating loss........      (222)                     (222)                         (222)
Interest expense........     1,798                     1,798       ($1,008)(9)         790
Other expense, net......       122                       122                           122
                           -------                   -------                       -------
Net loss before pro
 forma income tax
 benefit................    (2,142)                   (2,142)                       (1,134)
Pro forma income tax
 benefit................                   $0(8)                         0 (9)
                           -------                   -------                       -------
Pro forma net loss......    (2,142)                   (2,142)                       (1,134)
Redeemable preferred
 return.................      (172)       172(1)
                           -------                   -------                       -------
Pro forma net loss
 attributable to common
 stockholders...........   ($2,314)                  ($2,142)                      ($1,134)
                           =======                   =======                       =======
Pro forma net loss
 attributable to common
 stockholders per
 share..................    ($0.30)                                                 ($0.10)
                           =======                                                 =======
Pro forma weighted
 average shares
 outstanding............     7,589                                                  11,831
                           =======                                                 =======

                                  MUZAK, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    OTHER
                            MUZAK    INCORPORATION             RECAPITALIZATION  MUZAK, INC.
                           LIMITED     PRO FORMA   MUZAK, INC.    PRO FORMA       PRO FORMA
                         PARTNERSHIP  ADJUSTMENTS   PRO FORMA    ADJUSTMENTS    (AS ADJUSTED)
                         ----------- ------------- ----------- ---------------- -------------
Revenues:
 Music and other
  business services.....   $52,489                   $52,489                       $52,489
 Equipment and related
  services..............    34,392                    34,392                        34,392
                           -------                   -------                       -------
  Total revenues........    86,881                    86,881                        86,881
                           -------                   -------                       -------
Cost of revenues:
 Music and other
  business services.....    14,465                    14,465                        14,465
 Equipment and related
  services..............    23,895                    23,895                        23,895
                           -------                   -------                       -------
  Total cost of
   revenues.............    38,360                    38,360                        38,360
                           -------                   -------                       -------
  Gross profit..........    48,521                    48,521                        48,521
Selling, general and
 administrative
 expenses...............    28,496                    28,496                        28,496
Depreciation............     9,382                     9,382                         9,382
Amortization............     8,909                     8,909                         8,909
                           -------                   -------                       -------
  Operating income......     1,734                     1,734                         1,734
Interest expense........     7,483                     7,483       ($4,323)(9)       3,160
Other income, net.......       (35)                      (35)                          (35)
                           -------                   -------                       -------
Net loss before pro
 forma income tax
 benefit................    (5,714)                   (5,714)                       (1,391)
Pro forma income tax
 benefit................                   $0(8)                         0(9)
                           -------                   -------                       -------
Pro forma net loss......    (5,714)                   (5,714)                       (1,391)
Redeemable preferred
 return.................      (657)       657(1)
                           -------                   -------                       -------
Pro forma net loss
 attributable to common
 stockholders...........   ($6,371)                  ($5,714)                      ($1,391)
                           =======                   =======                       =======
Pro forma net loss
 attributable to common
 stockholders per
 share..................    ($0.84)                                                 ($0.12)
                           =======                                                 =======
Pro forma weighted
 average shares
 outstanding............     7,589                                                  11,831
                           =======                                                 =======

                                  MUZAK, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(1) Adjustment to reflect the conversion of a non-convertible, non-participating but accreting, preferred interest in the partnership into a payment obligation as part of the Incorporation and the non-recurring gain from the retirement of such interest.

(2) Adjustment to reflect the conversion of a non-convertible, non-participating but accreting, preferred interest in the partnership into Common Stock as part of the Incorporation.

(3) Adjustment to reflect the conversion of certain partnership interests into payment obligations as part of the Incorporation.

(4) Adjustment to reflect the exchange of the general and certain limited partnership interests for Common Stock as part of the Incorporation.

(5) Adjustment to record the write-off of the unamortized debt discount and deferred financing costs associated with the early extinguishment of debt through the application of net proceeds and write-off of organizational costs associated with the limited partnership.

(6) Adjustment to give effect to the use of proceeds from the issuance of 4,241,577 shares of Common Stock being offered by the Company to fund the payment of (i) the payment obligations created in the Incorporation, (ii) the subordinated debt, and (iii) a portion of the senior variable rate notes.

(7) Adjustment to give effect to borrowings under the new credit facility to refinance the Company's remaining indebtedness.

(8) Adjustment to reflect an income tax benefit and related 100% valuation allowance (assuming an effective tax rate of 40%) as if the Company had operated in a corporate form from the beginning of the period and been subject to federal and state income taxes.

(9) Adjustment to reduce interest expense as a result of the paydown of debt from the application of net proceeds of the offering and refinancing of the remaining indebtedness with the new credit facility. The assumed principal reductions, refinanced indebtedness balances and resulting pro forma interest savings are as follows:

                                                                         THREE-MONTH
                                  YEAR ENDED                             PERIOD ENDED
                              DECEMBER 31, 1995    INTEREST SAVINGS     MARCH 31, 1996     INTEREST SAVINGS
                            ---------------------- ---------------- ---------------------- ----------------
   Principal Reductions.... $11.1 million at 11.2%   $1.2 million   $11.1 million at 10.6%   $0.3 million
                            $12.5 million at 14.5%   $1.8 million   $12.5 million at 14.5%   $0.4 million
   Refinanced
    Indebtedness........... $38.3 million at 3.3%    $1.3 million   $38.3 million at 3.3%    $0.3 million
                                                     ------------                            ------------
                                                     $4.3 million                            $1.0 million
                                                     ============                            ============

                         INDEPENDENT AUDITORS' REPORT

General and Limited Partners
Muzak Limited Partnership
Seattle, Washington

  We have audited the accompanying balance sheets of Muzak Limited Partnership (the "Company") as of December 31, 1995 and 1994, and the related statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Muzak Limited Partnership as of December 31, 1995 and 1994, and the results of operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington

March 6, 1996

(June 29, 1996, as to Notes 3, 8 and 11)

                           MUZAK LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                                  ----------------   MARCH 31,
                                                    1994    1995       1996
                                                  -------- -------  -----------
                                                                    (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................... $  1,445 $ 1,115    $ 1,770
  Accounts receivable, net of allowance for
   doubtful accounts
   of $736, $632 and $654........................   15,868  15,534     14,534
  Inventories....................................    4,070   3,473      3,081
  Prepaid expenses...............................    1,462   1,543      1,559
  Other..........................................      491     357        327
                                                  -------- -------    -------
    Total current assets.........................   23,336  22,022     21,271
Property and equipment, net......................   37,588  36,586     36,543
Deferred costs and intangible assets, net........   41,435  36,706     35,551
Other............................................      733   1,125        993
                                                  -------- -------    -------
    Total assets................................. $103,092 $96,439    $94,358
                                                  ======== =======    =======
                      LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Revolving credit facility...................... $  6,000 $ 9,300    $10,950
  Accounts payable...............................    8,085   6,818      6,609
  Advance billings...............................    4,337   4,533      3,603
  Accrued expenses...............................    3,525   2,902      4,708
  Current portion of long-term obligations.......    4,455   5,911      6,367
                                                  -------- -------    -------
    Total current liabilities....................   26,402  29,464     32,237
Long-term obligations, net of current portion....   52,378  47,094     44,150
Unearned installation income.....................    1,676   2,786      3,036
Commitments and contingencies (Note 8)...........
Redeemable preferred partnership interests.......   14,693  15,722     15,993
PARTNERS' CAPITAL (DEFICIT):
  Limited partners' interests....................    7,368   5,637      4,875
  General partners' interests....................      575  (4,264)    (5,933)
                                                  -------- -------    -------
    Total partners' capital (deficit)............    7,943   1,373     (1,058)
                                                  -------- -------    -------
    Total liabilities and partners' capital...... $103,092 $96,439    $94,358
                                                  ======== =======    =======

   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  THREE-
                                                               MONTH PERIOD
                                   YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
Revenues:
  Music and other business
   services....................... $36,800  $50,410  $52,489  $12,941  $13,306
  Equipment and related services..  21,741   33,006   34,392    8,265    7,634
                                   -------  -------  -------  -------  -------
    Total revenues................  58,541   83,416   86,881   21,206   20,940
                                   -------  -------  -------  -------  -------
Cost of revenues:
  Music and other business
   services.......................  10,611   13,685   14,465    3,518    3,708
  Equipment and related services..  16,756   23,413   23,895    5,720    5,254
                                   -------  -------  -------  -------  -------
    Total cost of revenues........  27,367   37,098   38,360    9,238    8,962
                                   -------  -------  -------  -------  -------
Gross profit......................  31,174   46,318   48,521   11,968   11,978
Selling, general and
 administrative expenses..........  19,603   28,699   28,496    7,410    7,526
Depreciation......................   4,349    8,211    9,382    2,303    2,537
Amortization......................   6,942    9,622    8,909    2,196    2,137
                                   -------  -------  -------  -------  -------
  Operating income (loss).........     280     (214)   1,734       59     (222)
Interest expense..................   3,785    6,990    7,483    1,901    1,798
Other (income) expense, net.......     (30)     (21)     (35)     (32)     122
                                   -------  -------  -------  -------  -------
  Net loss before pro forma income
   tax benefit....................  (3,475)  (7,183)  (5,714)  (1,810)  (2,142)
Unaudited pro forma information
 (Note 3):
  Pro forma income tax benefit....     --       --       --       --       --
                                   -------  -------  -------  -------  -------
  Pro forma net loss.............. ($3,475) ($7,183)  (5,714) ($1,810)  (2,142)
                                   =======  =======           =======
  Class C redeemable preferred
   return.........................                      (657)             (172)
                                                     -------           -------
  Pro forma net loss attributable
   to common stockholders.........                   ($6,371)          ($2,314)
                                                     =======           =======
  Pro forma net loss attributable
   to common stockholders per
   share .........................                    ($0.84)           ($0.30)
                                                     =======           =======
  Pro forma weighted average
   shares outstanding.............                     7,589             7,589
                                                     =======           =======


   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL

 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE UNAUDITED THREE-
                       MONTH PERIOD ENDED MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                   CLASS B
                                    CLASS A            CLASS B     LIMITED    PREFERRED   TOTAL
                          GENERAL   LIMITED  CLASS A   LIMITED    PARTNERS'    LIMITED   LIMITED
                         PARTNERS' PARTNERS' PUT/CALL PARTNERS' SUBSCRIPTIONS PARTNERS' PARTNERS'
                         INTERESTS INTERESTS OPTIONS  INTERESTS  RECEIVABLE   INTERESTS INTERESTS  TOTAL
                         --------- --------- -------- --------- ------------- --------- --------- -------
Balance, January 1,
 1993...................  $ 8,921   $ 1,315   $  927   $1,628      ($ 592)     $  --     $ 3,278  $12,199
 Net loss...............   (2,422)     (360)    (255)    (438)                            (1,053)  (3,475)
 Payment of foreign
  income taxes..........      (56)       (8)      (6)     (10)                               (24)     (80)
 Preferred return on
  redeemable preferred
  interests.............     (399)      (59)     (42)     (72)                              (173)    (572)
 Redemption of Class B
  limited partnership
  interest..............                                  (50)         25                    (25)     (25)
                          -------   -------   ------   ------      ------      ------    -------  -------
Balance, December 31,
 1993...................    6,044       888      624    1,058        (567)        --       2,003    8,047
 Net loss...............   (4,802)     (887)    (561)    (933)                            (2,381)  (7,183)
 Payment of foreign
  income taxes..........      (43)       (8)      (5)      (8)                               (21)     (64)
 Preferred return on
  redeemable preferred
  interests.............     (624)     (115)     (73)    (121)                              (309)    (933)
 Contributions by
  partners..............                         967      175        (246)      7,000      7,896    7,896
 Principal payments on
  subscriptions
  receivable............                                              180                    180      180
                          -------   -------   ------   ------      ------      ------    -------  -------
Balance, December 31,
 1994...................      575      (122)     952      171        (633)      7,000      7,368    7,943
 Net loss...............   (3,690)     (682)    (621)    (721)                            (2,024)  (5,714)
 Payment of foreign
  income taxes..........      (51)      (14)      (9)     (12)                               (35)     (86)
 Preferred return on
  redeemable preferred
  interests.............     (665)     (123)    (112)    (129)                              (364)  (1,029)
 Preferred return on
  preferred limited
  partners' interests...     (433)      (80)     (73)     (85)                    671        433      --
 Principal payments on
  subscriptions
  receivable............                                              259                    259      259
                          -------   -------   ------   ------      ------      ------    -------  -------
Balance, December 31,
 1995...................   (4,264)   (1,021)     137     (776)       (374)      7,671      5,637    1,373
 Net loss...............   (1,383)     (256)    (233)    (270)                              (759)  (2,142)
 Payment of foreign
  income taxes..........      (12)       (2)      (2)      (2)                                (6)     (18)
 Preferred return on
  redeemable preferred
  interests.............     (175)      (32)     (30)     (34)                               (96)    (271)
 Preferred return on
  preferred limited
  partners' interests...      (99)      (18)     (17)     (19)                    153         99      --
 Contribution by
  Partner...............                                  105        (105)                   --       --
                          -------   -------   ------   ------      ------      ------    -------  -------
Balance, March 31,
 1996...................  ($5,933)  ($1,329)  ($ 145)   ($996)     ($ 479)     $7,824    $ 4,875  ($1,058)
                          =======   =======   ======   ======      ======      ======    =======  =======

   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  THREE-
                                                               MONTH PERIOD
                                   YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
OPERATING ACTIVITIES
  Net loss........................ ($3,475) ($7,183) ($5,714) ($1,810) ($2,142)
  Adjustments to reconcile net
   loss to net cash provided by
   operating activities:
    Provision for doubtful
     accounts.....................     464      610      810      156      173
    Depreciation..................   4,349    8,211    9,382    2,303    2,537
    Amortization, net of deferred
     financing costs..............   6,942    9,622    8,909    2,196    2,137
    Deferred financing cost
     amortization.................     529    1,159    1,310      333      304
    Loss in equity of joint
     venture......................     --       --       --       --        43
  Changes in operating assets and
   liabilities:
    Accounts receivable...........  (3,442)  (1,890)    (476)   1,841      916
    Inventories...................    (476)    (259)     597      848      393
    Accounts payable..............   1,137    1,970   (1,267)  (1,152)    (209)
    Accrued expenses..............    (840)   1,198     (623)    (913)     701
    Advance billings..............     507    1,200      194       84      175
    Unearned installation income..     577    1,099    1,110      273      250
    Other, net....................     154      (79)     (35)     (27)      10
                                   -------  -------  -------  -------  -------
    Net cash provided by operating
     activities...................   6,426   15,658   14,197    4,132    5,288
                                   -------  -------  -------  -------  -------
INVESTING ACTIVITIES
  Additions to property and
   equipment......................  (4,537)  (9,531)  (8,116)  (1,803)  (2,552)
  Additions to deferred costs and
   intangible assets..............  (3,698)  (4,273)  (4,641)  (1,173)  (1,224)
  Acquisitions of businesses and
   ventures, net of cash
   acquired.......................     --   (33,294)    (557)     --       --
  Other, net......................      42       52        3       26       60
                                   -------  -------  -------  -------  -------
    Net cash used in investing
     activities...................  (8,193) (47,046) (13,311)  (2,950)  (3,716)
                                   -------  -------  -------  -------  -------
FINANCING ACTIVITIES
  Borrowings under revolving notes
   payable, net...................   3,250    2,250    3,300      750    1,650
  Borrowings on term debt.........     --    34,034      --       --       --
  Principal payments on term
   debt...........................    (900) (11,500)  (4,111)  (1,500)  (2,490)
  Payments on other long-term
   debt...........................     --      (986)     (30)      45      (45)
  Payments under capital leases...    (484)    (413)    (432)    (112)     (15)
  Contributions by partners.......     --     8,076      259       25      --
  Other, net......................    (104)     (64)    (202)      (9)     (17)
                                   -------  -------  -------  -------  -------
    Net cash provided by (used in)
     financing activities.........   1,762   31,397   (1,216)    (801)    (917)
                                   -------  -------  -------  -------  -------
    Net increase (decrease) in
     cash and cash equivalents....      (5)       9     (330)     381      655
CASH AND CASH EQUIVALENTS,
 beginning of period..............   1,441    1,436    1,445    1,445    1,115
                                   -------  -------  -------  -------  -------
CASH AND CASH EQUIVALENTS, end of
 period........................... $ 1,436  $ 1,445  $ 1,115  $ 1,826  $ 1,770
                                   =======  =======  =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
  (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED.)

1. THE COMPANY AND ITS BUSINESS:

  Muzak Limited Partnership (the "Company") provides business music services and also produces, markets and sells broadcast data delivery, video, audio marketing and in-store advertising services through a network of domestic and international franchises and owned operations. The franchisees are charged a fee based on their revenues, as well as certain other fees, in exchange for broadcast music, marketing, technical and administrative support. The Company and its franchisees also sell, install and maintain electronic equipment related to the Company's business.

  The Company develops and uses proprietary techniques for blending music into programs which have a measurable and predictable effect on listeners. The Company's music is primarily sold for use in public areas, such as retail establishments and restaurants, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcast satellite transmission, local broadcast transmissions and pre-recorded tapes played on the customers' premises.

  The Company is subject to certain business risks which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

 Business Acquisitions

  As of September 1, 1992, the Company commenced operations in its current form (the "Partnership") through an acquisition (the "1992 Acquisition") of substantially all of the assets, including the right to operate under its current name, from a predecessor partnership (the "Seller"). The acquisition was accounted for as a purchase with the purchase price allocated to the individual assets, based on their estimated fair values at the date of acquisition.

  On January 31, 1994, the Company acquired substantially all the net assets of Comcast Sound Communications, Inc. ("Comcast"), previously the Company's largest franchisee. The net assets were acquired for approximately $33 million, including a $5 million redeemable preferred partnership interest issued to Comcast and closing costs. The acquisition was financed through additional bank borrowings and the contribution of certain assets by Comcast in exchange for a redeemable preferred partnership interest. The transaction was accounted for as a purchase with the purchase price allocated to the individual assets based on the fair values at the date of acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial information, as of and for the three-month periods ended March 31, 1995 and 1996, was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented. The results of operations for the three month period ended March 31, 1996, are not necessarily indicative of the results to be expected for the entire year.

 Cash Equivalents

  Short-term investments with maturities at the date of purchase of ninety days or less are considered cash equivalents. Their recorded amount approximates fair value.

                           MUZAK LIMITED PARTNERSHIP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

 Inventories

  Inventories consist primarily of electronic equipment and are recorded at the lower of cost (first-in, first-out) or market.

 Property and Equipment

  Property and equipment consist primarily of equipment provided to subscribers and machinery and equipment, recorded at cost. Major renewals and betterments are capitalized to the property accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.

  Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets, ranging from five to forty years. Assets acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related leases.

 Deferred Costs and Intangible Assets

  Income producing contracts, acquired through acquisitions, are being charged to amortization expense on an accelerated method over their period of expected benefit of eight years. Deferred financing costs are being charged to interest expense on the effective interest method over the term of the related agreements. Other deferred costs and intangible assets are recorded at cost and are being charged to amortization expense over their estimated useful lives or their period of expected benefit ranging from two and one-half to ten years.

  The carrying value of long lived assets is reviewed on a regular basis for the existence of facts or circumstances that may indicate that the carrying amount is not recoverable. To date, no impairment has been indicated. Should there be an impairment in the future, the Company will measure the impairment based on the discounted expected future cash flows from the impaired assets.

 Revenue Recognition

  Revenues are recognized in the month that the services are provided. Fees from franchisees are recognized as music revenues in the month that the franchisee generates its revenues. Equipment and related services revenues are recorded in the period that the installation is completed.

 Advance Billings

  The Company bills certain customers in advance for contracted music and other business services. Amounts billed in advance of the service period are deferred when billed and recognized as revenue in the period earned.

 Unearned Installation Income

  The Company defers recognition of income from the installation of equipment provided to subscribers and recognizes these amounts as revenue on a straight-line basis over the average subscriber service period.

 Income Taxes

  The income tax effects of all earnings or losses of the Company are passed directly to the partners. Payment of foreign income taxes is reflected as a reduction to the partners' capital accounts. Thus, no provision or benefit for federal, state, local or foreign income taxes is required.

                           MUZAK LIMITED PARTNERSHIP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

 Use of Estimates in Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounting for Stock-Based Compensation

  Statement of Financial Accounting Standard ("SFAS") Number 123, "Accounting for Stock-Based Compensation" was recently issued and is effective for the Company beginning January 1, 1996. SFAS Number 123 requires expanded disclosures of equity-based compensation arrangements with employees and does not require, but encourages compensation cost to be measured based on fair value of the equity instrument when awarded. The Company, as allowed, intends to continue to measure equity-based compensation using its current method of accounting prescribed by Accounting Principles Board Opinion Number 25 that recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will be required to disclose certain additional information related to its stock-based compensation; however, management believes the impact to the financial statements, as a whole, will not be material.

3. UNAUDITED PRO FORMA INFORMATION:

 Statements of Operations

  The Company has operated as a partnership since the 1992 Acquisition, and accordingly, has not recorded any provision or benefit for federal and state income taxes, nor any related assets or liabilities. Prior to the closing of the proposed public offering the Company will change its structure to a corporate form, as described in Note 11. The objective of the pro forma information is to show what the effects on historical financial statements might have been for the years ended December 31, 1993, 1994 and 1995 and three-month periods ended March 31, 1995 and 1996 had the Company operated in the corporate form since inception. These pro forma adjustments reflect a tax benefit for state and federal income taxes based upon an estimated effective rate of 40%, as if the Company was subject to such taxes. A 100% valuation allowance has been recorded, based on the Company's insufficient levels of taxable income available to recognize benefits of the net operating loss carryforwards.

  The pro forma adjustments also include the preferred return attributable to the Class C Preferred Limited Partnership interest which is anticipated to be retired by the Company upon completion of the Initial Public Offering of its common stock, as described in Note 11.

 Net Loss Attributable to Common Stockholders

  Pro forma net loss attributable to common stockholders per share is based on the weighted average number of shares outstanding, and after consideration of the dilutive effect of stock options granted, using the treasury stock method. Pursuant to rules of the Securities and Exchange Commission, all stock options granted at a price less than the initial public offering price during the twelve months preceding the Offering date have been included as common stock equivalents in the calculation of weighted average shares outstanding for all periods presented. All other common stock equivalents are excluded from the calculation of weighted average shares outstanding, as they are anti-dilutive.

                           MUZAK LIMITED PARTNERSHIP

4. PROPERTY AND EQUIPMENT, NET:

  Property and equipment consist of the following (in thousands):

                                                   DECEMBER 31,
                                                 ------------------  MARCH 31,
                                                   1994      1995      1996
                                                 --------  --------  ---------
   Equipment provided to subscribers............ $ 37,305  $ 42,847  $ 44,273
   Machinery and equipment......................    6,469     7,628     8,378
   Vehicles.....................................    2,403     2,872     2,856
   Furniture and fixtures.......................    1,948     2,133     2,170
   Land and buildings...........................    1,001       858       858
   Leasehold improvements.......................      710       833       848
                                                 --------  --------  --------
     Total property and equipment...............   49,836    57,171    59,383
   Less--accumulated depreciation and amortiza-
    tion........................................  (12,248)  (20,585)  (22,840)
                                                 --------  --------  --------
                                                 $ 37,588  $ 36,586  $ 36,543
                                                 ========  ========  ========

5. DEFERRED COSTS AND INTANGIBLE ASSETS, NET:

  Deferred costs and intangible assets consist of the following (in thousands):

                                                   DECEMBER 31,
                                                 ------------------  MARCH 31,
                                                   1994      1995      1996
                                                 --------  --------  ---------
   Income producing contracts................... $ 39,676  $ 39,826  $ 39,826
   Deferred subscriber acquisition costs........    4,604     7,784     8,570
   Master recording rights and deferred
    production costs............................    6,310     7,770     8,184
   Deferred financing costs.....................    5,661     5,783     5,783
   Organization costs...........................    4,202     4,454     4,471
   Non-compete agreements.......................      846       846       846
   Other........................................      634       702       710
                                                 --------  --------  --------
     Total deferred costs and intangible
      assets....................................   61,933    67,165    68,390
   Less--accumulated amortization...............  (20,498)  (30,459)  (32,839)
                                                 --------  --------  --------
                                                 $ 41,435  $ 36,706  $ 35,551
                                                 ========  ========  ========

6. LONG-TERM OBLIGATIONS:

  Long-term obligations are summarized as follows (in thousands):

                                                      DECEMBER 31,
                                                     ----------------  MARCH 31,
                                                      1994     1995      1996
                                                     -------  -------  ---------
   Variable rate senior term loan..................  $45,100  $40,989   $38,499
   Fixed rate subordinated note, net of unamortized
    discount
    of $1,792, $1,536 and $1,474...................   10,708   10,964    11,026
   Capital lease obligations.......................      705      762       748
   Other...........................................      320      290       244
                                                     -------  -------   -------
     Total long-term obligations...................   56,833   53,005    50,517
   Less--current portion...........................  ( 4,455) ( 5,911)   (6,367)
                                                     -------  -------   -------
                                                     $52,378  $47,094   $44,150
                                                     =======  =======   =======

                           MUZAK LIMITED PARTNERSHIP

6. LONG- TERM OBLIGATIONS, (CONTINUED)

 Credit Agreements

  The variable rate senior term loan is a $46,600,000 term loan (the "Credit Agreement") with a group of banks for which Union Bank of Switzerland (the "Agent Bank"), an affiliate of a limited partner, is acting as agent. The Credit Agreement also includes a $13,000,000 revolving credit facility. The terms of the Credit Agreement, as amended, require the Company to meet certain financial ratios and performance criteria and impose restrictions on capital spending, the incurrence of additional debt, and distributions to partners, among other things. Distributions to partners are limited to distributions that offset tax liabilities to the partners resulting from the Company's taxable income. Substantially all of the Company's assets and proceeds from certain insurance policies are pledged as collateral under the Credit Agreement.

  The fixed rate subordinated note (the "Subordinated Note") was obtained from a group of banks that were issued options to purchase Class A limited partnership units (the "Put/Call Units") in connection with this credit arrangement. The value of these Put/Call Units has been accounted for as debt discount and amortized on the effective interest method over the term of this note. The Subordinated Note requires the Company to maintain certain performance criteria and covenants, similar to, but less restrictive than the Credit Agreement. Substantially all of the Company's assets and proceeds from certain insurance policies are pledged as collateral under this agreement.

 Interest Rates and Payments

  Interest under the Credit Agreement is paid at an interest rate based on the Agent Bank's prime rate or LIBOR in quarterly installments. During the years ended December 31, 1993, 1994 and 1995, the effective weighted average interest rates on borrowings under the Credit Agreement were 9.1%, 10.0% and 11.2%, and for the three-month periods ended March 31, 1995 and 1996 were 11.2% and 10.6%, respectively, including the effects of the interest rate swap agreement described below. Interest under the Subordinated Note is paid in semi-annual installments at a rate of 12.5%, an effective rate of 14.5%, after amortization of the debt discount. The capital lease obligations require monthly installments of interest at a weighted average interest rate of approximately 10.0%. Total cash paid for interest on long-term obligations was approximately $3,340,000, $5,460,000 and $5,760,000 for the years ended December 31, 1993, 1994 and 1995, and for the three-month periods ended March 31, 1995 and 1996 were $2,009,000 and $1,944,000, respectively.

 Future Maturities

  The variable rate senior term loan under the Credit Agreement requires semi-annual principal installments through 2001. The Subordinated Note payable is due in semi-annual installments in 2001 and 2002. The lease obligations are due in monthly installments through 1999. The revolving credit facility terminates and requires final payment on January 15, 2001. Total future maturities of long-term obligations, for the five years following December 31, 1995 are: $5,911,000 in 1996; $7,323,000 in 1997; $8,139,000 in 1998;
$8,064,000 in 1999; and $8,297,000 in 2000.

 Interest Rate Hedging

  The Company has entered into an interest rate swap agreement with the Agent Bank that effectively fixed the rate on $10,000,000 of the debt under the Credit Agreement at December 31, 1995 and March 31, 1996. Net settlements are recorded in interest expense. The risk of credit loss in the event of non-performance by the counterparty to the swap agreement is considered by management to be minimal.

                           MUZAK LIMITED PARTNERSHIP

6. LONG-TERM OBLIGATIONS, (CONTINUED)

 Financing Costs Paid to Related Parties

  As of December 31, 1995 and March 31, 1996, the Agent Bank was an affiliate of a Class A limited partner. In addition, the Subordinated Note holder held the Put/Call Units. During the years ended December 31, 1993, 1994 and 1995, and three-month periods ended March 31, 1995 and 1996, the Company incurred interest expense related to these credit facilities of $3,670,000, $6,888,000, $7,367,000, $1,868,000 and $1,770,000, respectively. Of these amounts,
$1,046,000, $1,336,000 and $905,000 are included in accrued expenses at December 31, 1994 and 1995 and March 31, 1996, respectively. In addition, the Company paid fees to the holders of the senior and subordinated notes payable of $250,000, $1,943,000 and $122,000 in 1993, 1994 and 1995, respectively, related to amendments to the Credit Agreement and the subordinated note agreement. During the year ended December 31, 1994, the Company paid the general partner $474,000 for its efforts related to obtaining the Company's credit facilities and acquiring Comcast.

 Fair Value

  The recorded amount of the Company's long-term debt and related deferred financing costs approximate current market prices for the same or similar issues available to the Company for debt with similar remaining maturities.

7. BENEFIT PLANS:

 Defined Contribution Plan

  The Company maintains a defined contribution savings and retirement plan (the "Benefit Plan") that covers substantially all employees. Under the savings portion of the Benefit Plan, eligible employees may contribute from 2% to 14% of their compensation, subject to Internal Revenue Code limitations. For the years ended 1993, 1994 and 1995 the Company, at its discretion, may contribute a matching amount of up to 50% of the first 6% contributed by the employee. Employees are 100% vested in their contribution at all times and vest 100% in the Company portion at December 31 of the year of the contribution. The Company recorded contribution expense for the savings portion of the Benefit Plan of approximately $114,000, $170,000 and $181,000 for the years ended December 31, 1993, 1994 and 1995 and $44,000 and $46,000 for the three-month periods ended March 31, 1995 and 1996, respectively.

  The retirement portion of the Benefit Plan is determined annually by the Company at its discretion, but may not exceed 3% of the eligible employee's compensation. The employees vest in the retirement portion of the Benefit Plan ratably over five years, but become fully vested in the event of death, disability or the attainment of the age of 65. The Company accrued $180,000 and $260,000 for the retirement portion of the Benefit Plan for the years ended December 31, 1993 and 1994, respectively. No amounts were accrued for the year ending December 31, 1995, or the three-month periods ended March 31, 1995 and 1996.

 Multi-Employer Defined Contribution Plans

  The Company participates in several multi-employer defined contribution benefit plans that provide benefits to employees covered by certain labor union contracts. The amount of expense related to contributions to these plans was approximately $83,000, $110,000 and $108,000 for the years ended December 31, 1993, 1994 and 1995 and approximately $27,000 and $30,000 for the three-month periods ended March 31, 1995 and 1996, respectively. These amounts were determined by union contract and the Company does not administer or control the funds.

                           MUZAK LIMITED PARTNERSHIP

8. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases certain facilities and equipment under both operating and capital leases. In addition, the Company has entered into agreements to obtain satellite channel capacity and subsidiary communication authorization rights for the transmission of programs to the Company's customers. Total rental expense under operating leases was approximately $5,590,000, $6,384,000 and $7,698,000 for the years ended December 31, 1993, 1994 and 1995 and $1,873,000 and $1,588,000 for the three-month periods ended March 31, 1995 and 1996, respectively.

  Future annual minimum lease payments under noncancelable leases for the years ended December 31 are as follows (in thousands):

                                                             CAPITAL OPERATING
                                                             LEASES   LEASES
                                                             ------- ---------
     1996...................................................  $338    $ 6,011
     1997...................................................   275      4,842
     1998...................................................   147      3,955
     1999...................................................    67      3,202
     2000...................................................            2,765
     Thereafter.............................................            6,208
                                                              ----    -------
     Total minimum lease payments...........................   827    $26,983
                                                                      =======
     Less amount representing interest......................   (65)
                                                              ----
     Present value of future minimum capital lease payments
      included in long-term obligations.....................  $762
                                                              ====

  Assets acquired under capital leases were $135,000, $460,000 and $489,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Assets recorded under capital leases were $1,294,000, $1,141,000 and $1,198,000 with accumulated amortization of $428,000, $307,000 and $358,000 as of December 31, 1994 and 1995 and March 31, 1996, respectively.

 Contingent Purchase Consideration

  The 1992 Asset Purchase Agreement, as amended ("Purchase Agreement"), provides for contingent payments to the Seller if certain performance levels are achieved in the five years following the closing of the 1992 Acquisition. If the performance levels are achieved the Company will owe the Seller additional purchase price of $5 million to $24 million. Any such payments, if earned, will be allocated to the assets acquired or, if applicable, recorded as additional purchased assets. No amounts have been paid or accrued as of December 31, 1995 or March 31, 1996 pursuant to this provision, as the possibility of obtaining the required performance objectives has been deemed remote by management.

 Taxes

  An assessment was made against the Seller resulting from an audit performed by the Washington State Department of Revenue for sales and use and business and occupation taxes paid for the period from 1987 through September 1992. Under successor liability statutes in the state of Washington, the Company could, if the Seller fails to pay its tax obligation, become liable for the assessment outstanding against the Seller of approximately $1,700,000. This assessment is under appeal by the Seller. The Seller and certain of its affiliates have agreed to indemnify the Company for any liabilities in connection with such assessment.

                           MUZAK LIMITED PARTNERSHIP

8. COMMITMENTS AND CONTINGENCIES, (CONTINUED)

 Employment Agreements

  The Company has five-year employment agreements with certain senior executive officers. These five-year agreements, expiring August 31, 1997, provide certain benefits to the officers if involuntarily terminated by the Company. As of December 31, 1994 and 1995 and March 31, 1996 no amounts have been accrued related to these agreements.

 Legal Proceedings

  The Company is subject to various legal proceedings which arise in the ordinary course of business. Company management believes none of these proceedings, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Company.

9. REDEEMABLE PREFERRED PARTNERSHIP INTERESTS:

  The redeemable preferred partnership interests are comprised of a Class C and a C-1 preferred partnership interest. Both are non-voting interests that do not participate in the Company's profits or losses. A summary of these interests and their accumulated returns by period are as follows:

                                                      CLASS C CLASS C-1  TOTAL
                                                      ------- --------- -------
   Balance, January 1, 1993.......................... $ 8,188  $  --    $ 8,188
    Preferred return.................................     572     --        572
                                                      -------  ------   -------
   Balance, December 31, 1993........................   8,760     --      8,760
    Class C-1 contribution...........................     --    5,000     5,000
    Preferred return.................................     613     320       933
                                                      -------  ------   -------
   Balance, December 31, 1994........................   9,373   5,320    14,693
    Preferred return.................................     657     372     1,029
                                                      -------  ------   -------
   Balance, December 31, 1995........................  10,030   5,692    15,722
    Preferred return.................................     172      99       271
                                                      -------  ------   -------
   Balance, March 31, 1996........................... $10,202  $5,791   $15,993
                                                      =======  ======   =======

 Class C Interest

  The Class C limited partner is entitled to receive the amount of its initial contribution of $8,000,000, plus a return of 7% compounded annually, through November 30, 2002, the date of redemption. The Class C limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. A general partner may, at its sole discretion, require the Class C limited partner to exchange its interest for a note equal its then aggregate liquidation preference amount. If the Class C limited partnership units remain outstanding on November 30, 2002 the Company is required to redeem such units for an amount equal to the Class C contribution plus accumulated return.

 Class C-1 Interest

  The Class C-1 limited partner is entitled to receive the amount of its initial contribution of $5,000,000, plus a return of 7% compounded annually, through January 31, 2004, the date of redemption. The Class C-1 limited partner may become, at its option, a participating partner. Upon becoming a participating partner, the Class C-1

                           MUZAK LIMITED PARTNERSHIP

9. REDEEMABLE PREFERRED PARTNERSHIP INTERESTS, (CONTINUED)

limited partner will forfeit any accrued portion of the return. If it has not previously become a participating partner, the Class C-1 limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. Unless the Class C-1 interest becomes a participating interest, a general partner may, at its sole discretion, require the Class C-1 limited partner to exchange its interest for a note equal to its then aggregate liquidation preference amount. If such exchange occurs prior to the time the Class C-1 limited partner has the opportunity to obtain participation status, the Class C-1 limited partner will also be issued an option to acquire the participating interest on substantially the same terms as if such exchange had not occurred. If the Class C-1 limited partner has not obtained participation status, or has not exchanged such units for notes, on or prior to January 31, 2004, the Company is required to redeem such units for an amount equal to the Class C-1 contribution plus accumulated return.

10. PARTNERS' CAPITAL:

  Partners' capital is comprised of two general partners ("General Partners' Interests"); Class A limited partners and Class B limited partners ("Limited Partners' Interests"); Put/Call Units, and; preferred limited partners' interests.

 Put/Call Units

  In connection with obtaining the fixed rate subordinated note payable, the Company issued a lender an option to purchase 1,529,898 units of Class A limited partnership interests, for an aggregate exercise price of $10. These units are currently exercisable. The estimated value of the Put/Call Units was recorded as a debt discount and is being amortized as an adjustment to interest expense over the life of the related debt obligation.

 Subscriptions Receivable

  Officers and key employees of the Company have acquired limited partnership interests, a portion of which were financed with subscription notes. As of December 31, 1994 and 1995 and March 31, 1996, the Class B limited partners' capital accounts were reduced by subscription notes receivable. Interest income on the subscriptions receivable totaled $51,000 and $49,000 for the years ended December 31, 1994 and 1995, and $14,000 and $8,000 for the three-month periods ended March 31, 1995 and 1996.

 Preferred Limited Partners' Interests

  The preferred limited partners' interests, which were issued on November 4, 1994, do not participate in the Company's profits or losses. Such limited partners are entitled to receive an 8% return, compounded quarterly, on the amount of their initial contribution and are generally entitled to a priority on distributions from the Company. At December 31, 1995 and March 31, 1996, the return was credited to the preferred limited partners. These limited partners are also entitled to a preference in liquidation equal to their initial contribution plus accumulated and unpaid return. Upon the occurrence of certain events, the units may, at the option of the Company, be redeemed by the Company for an amount equal to the then aggregate liquidation preference amount. The units (and any accrued and unpaid return) may, at the option of the holder, be converted into units of Class B limited partnership interest at any time.

 Option Plan

  Certain limited partners and key employees of the Company have the ability, under certain conditions, as defined in the Management Option Plan (the "Management Option Plan"), to exercise options to purchase partnership units. These options vest at a rate of 20% per year, however, the scheduled vesting rate of the options

                           MUZAK LIMITED PARTNERSHIP

10. PARTNERS' CAPITAL, (CONTINUED)

will be delayed and exercise precluded, if the Company fails to meet certain performance standards, similar to those described in Note 8.

  Activity under this plan and option price information is as follows:

                                                        NUMBER OF    EXERCISE
                                                         OPTIONS      PRICE
                                                        ---------  ------------
Balance, January 1, 1993............................... 1,704,545     $1.00
 Options granted.......................................       --       --
 Options canceled......................................   (70,000)     1.00
                                                        ---------  ------------
Balance, December 31, 1993............................. 1,634,545      1.00
 Options granted.......................................   165,000  1.50 - 1.75
 Options canceled......................................   (85,000)     1.00
                                                        ---------  ------------
Balance, December 31, 1994............................. 1,714,545  1.00 - 1.75
 Options granted.......................................   150,000      1.75
 Options canceled......................................   (30,000)     1.00
                                                        ---------  ------------
Balance, December 31, 1995............................. 1,834,545   1.00 - 1.75
                                                        ---------  ------------
 Options granted.......................................       --       --
 Options canceled......................................       --       --
                                                        ---------  ------------
Balance, March 31, 1996................................ 1,834,545  $1.00 - 1.75
                                                        =========  ============

  Non-cash compensation expense resulting from this plan, if any, will be charged to operations over the periods subject to these conditions when management determines that it is probable that these performance objectives will occur. From the inception of the Management Option Plan through March 31, 1996, no options have become exercisable. As the possibility of obtaining the required performance objectives has been deemed remote by management, no compensation expense has been recorded.

 Put Option

  After September 4, 1998, a general partner and certain of the Class A limited partners can require the Company to purchase limited partnership units held by them at fair market value. However, such right may not be exercised if the purchase of units would have a material adverse effect on the Company or would be in contravention of any then existing agreement to which the Company is a party.

 Allocation of Profits and Losses

  Losses are allocated among the general partners and Class A and B limited partners based upon the total of the interests held by each individual, including the Put/Call Units under option, as a percentage of the total of all such interests.

11. SUBSEQUENT EVENTS:

 Incorporation and Public Offering

  In April 1996, the general and limited partners authorized a plan to establish the Company in corporate form (the "Incorporation") and also authorized the filing of a Registration Statement for the initial underwritten public offering of its common stock. The offering is expected to close in July 1996. The Incorporation will include the exchange of partnership units for shares of common stock in a newly formed corporation.

                           MUZAK LIMITED PARTNERSHIP

11. SUBSEQUENT EVENTS, (CONTINUED)

  A summary of this anticipated exchange, as of June 29, 1996, of Partnership units for the common stock of the new corporation is as follows:

                                                                        NUMBER
                                                                          OF
                                                          NUMBER OF     SHARES
                                                         UNITS AS OF   OF COMMON
                                                        MARCH 31, 1996   STOCK
                                                        -------------- ---------
  General Partners.....................................    9,100,585   4,153,534
  Class A limited partnership..........................       34,900      15,928
  Class B limited partnership..........................    1,836,953     838,391
  Preferred limited partnership........................    3,314,287   1,512,651
  Class C-1 redeemable preferred partnership...........    1,420,368     648,260
                                                          ----------   ---------
                                                          15,707,093   7,168,764
                                                          ==========   =========

  The Class C interests, the Put/Call Units and a portion of the Class A interests are anticipated to be exchanged by the Company for short-term obligations to be paid from proceeds of the public offering. A portion of the shares of common stock received in exchange for Class C-1 interests will also be included in the public offering.

Refinancing

  In May 1996 the Company initiated plans to refinance debt under the Credit Agreement. Based on current proposals under consideration, the terms of this refinancing will likely involve a reduction in the principal payments over the next five years and less restrictive financial covenants while maintaining the Company's current borrowing capacity.

Option Plans

  Upon the Incorporation, the Company intends to adopt a performance based option plan (the "Replacement Option Plan") that replaces the Management Option Plan. The Replacement Option Plan provides for the granting of options to purchase an aggregate of 837,292 shares of common stock at an average exercise price of $2.44 per share, divided into three equal groups for vesting and exercise purposes. One-half of the first group of options vests immediately upon the completion of the public offering (the "Effective Date") and the remainder of the first group vests in equal installments on the first and second anniversaries of the Effective Date. Once vested, the first group of options becomes exercisable upon the earlier of (i) such date that the average reported daily sales price (the "Sales Price") of the Common Stock for any 80 trading days during any one-year period subsequent to the respective vesting dates (the "Performance Period") is $13.375 per share or greater or
(ii) if earlier, the period 30 days prior to the seventh anniversary of the Effective Date. The second and third groups of options vest in equal 20% increments on the first through the fifth anniversaries of the Effective Date. When vested, the second group of options becomes exercisable only when the Sales Price is $20.00 per share or greater for the Performance Period, and when vested, the third group of options becomes exercisable when the Sales Price is $26.75 per share or greater for the Performance Period. Upon the occurrence of certain change of control events, each option granted is subject to accelerated vesting and may become exercisable at lower Sales Price hurdles.

  Non-cash compensation expense will be recorded with respect to options under this option plan based on the difference between the exercise price and the fair market value of the common stock beginning on such date that it is deemed that the options are, in the judgment of management, likely to become exercisable. Such non-cash expense will be recorded from such date to the date the options become exercisable.

  Additionally in 1996, the Company intends to adopt another option plan (the "1996 Option Plan") principally to provide incentives to key employees and directors not included in the Replacement Option Plan. The purchase price of shares of common stock issuable upon exercise of each option granted pursuant to the 1996 Option Plan will be the fair market value of the shares on the date of grant. Options to be granted will expire seven years from the date of grant, will vest in three equal installments over three years, and will be exercisable when vested. An option committee will administer the Plan and determine, among other things, the persons to receive options, the date of grant of such options, the number of shares to be subject to each option, and the purchase price of each share subject to such options.

                       INDEPENDENT AUDITORS' REPORT

Board of Directors

Muzak, Inc.

Seattle, Washington

  We have audited the accompanying balance sheet of Muzak, Inc. (the "Company") as of May 8, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement presents fairly, in all material respects, the financial position of Muzak, Inc. as of May 8, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Seattle, Washington

May 8, 1996

                                  MUZAK, INC.

                                 BALANCE SHEET

                          AS OF INCEPTION MAY 8, 1996

                                     ASSETS
   Cash...................................................................  $ 1
                                                                            ===
                              STOCKHOLDERS' EQUITY
   Preferred Stock--authorized 10,000,000 shares of $0.01 par value each;
    no shares issued and outstanding......................................   --
   Common Stock--authorized 30,000,000 shares of $0.01 par value each; 100 shares issued and outstanding.........................................  $ 1
                                                                            ---
     TOTAL................................................................  $ 1
                                                                            ===

                       NOTE TO FINANCIAL STATEMENT

  Muzak, Inc. (the "Company") was formed on May 8, 1996, to facilitate the transactions resulting from a recapitalization of Muzak Limited Partnership ("MLP"). As part of the recapitalization, the Company intends to issue additional shares of common stock and assume certain obligations in exchange for outstanding partnership units of MLP. In addition, the Company intends to file a registration statement for the initial underwritten offering of its common stock. The offering is expected to close in July 1996. Subsequent to the offering, Muzak, Inc. intends to be the parent company for Muzak Communications, Inc. and Muzak Services, Inc.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Comcast Corporation
Philadelphia, Pennsylvania

General and Limited Partners
Muzak Limited Partnership
Seattle, Washington

  We have audited the accompanying consolidated statements of operations and retained earnings and cash flows of Comcast Sound Communications, Inc. (a wholly owned subsidiary of Comcast Corporation) and subsidiaries (the "Company") for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Comcast Sound Communications, Inc. and subsidiaries for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions effective January 1, 1993, to conform with Statement of Financial Accounting Standards No. 106.

  As discussed in Note 5 to the consolidated financial statements, Comcast Corporation provided financing, allocated management fees and costs, and conducted certain other business transactions with the Company. The accompanying consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if Comcast Sound Communications, Inc. and subsidiaries had been unaffiliated with Comcast Corporation.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 10, 1994

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

Revenues:
 Music and other business services................................ $16,710,062
 Equipment and related services...................................   9,410,707
                                                                   -----------
  Total revenue...................................................  26,120,769
Cost of revenues..................................................  10,255,239
                                                                   -----------
  Gross profit....................................................  15,865,530
Selling, general and administrative expenses......................  12,338,877
Depreciation and amortization.....................................   3,078,293
                                                                   -----------
  Operating income................................................     448,360
Interest expense..................................................     443,201
Other income......................................................     (70,866)
                                                                   -----------
  Income before income taxes and cumulative effect of accounting
   change.........................................................      76,025
Income taxes......................................................    (152,000)
                                                                   -----------
Loss before cumulative effect of accounting change................     (75,975)
Cumulative effect of accounting change............................    (405,000)
                                                                   -----------
  Net loss........................................................    (480,975)
Retained earnings, beginning of year..............................   9,060,949
                                                                   -----------
Retained earnings, end of year.................................... $ 8,579,974
                                                                   ===========



                See notes to consolidated financial statements.

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993

OPERATING ACTIVITIES
  Net loss........................................................ ($  480,975)
  Noncash items included in net loss:
   Cumulative effect of accounting change.........................     405,000
   Depreciation and amortization..................................   3,078,293
   Deferred income taxes..........................................     242,000
                                                                   -----------
                                                                     3,244,318
  Adjustments to reconcile net income to net cash provided by op-
   erating activities:
   Increase in accounts receivable, inventories, and prepaid
    charges and other assets......................................  (1,515,717)
   Increase in accounts payable and accrued expenses, state income and other taxes,
    and deferred revenue..........................................     327,118
                                                                   -----------
   Net cash provided by operating activities......................   2,055,719
                                                                   -----------
FINANCING ACTIVITIES
  Repayment of long-term debt.....................................     (11,929)
  Proceeds from note payable......................................     121,235
  Net transactions with Comcast and affiliates....................   1,668,899
                                                                   -----------
   Net cash provided by financing activities......................   1,778,205
                                                                   -----------
INVESTING ACTIVITIES
  Additions to property and equipment.............................  (4,389,710)
  Deferred charges and other......................................    (221,938)
                                                                   -----------
   Net cash used in investing activities..........................  (4,611,648)
                                                                   -----------
   Net decrease in cash and cash equivalents......................    (777,724)
CASH AND CASH EQUIVALENTS, beginning of year......................   1,397,347
                                                                   -----------
CASH AND CASH EQUIVALENTS, end of year............................  $  619,623
                                                                   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...................................................  $  445,000
  Income taxes paid...............................................     483,000


                See notes to consolidated financial statements.

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Comcast Sound Communications, Inc. and its subsidiaries (the "Company"). The Company provides sound communication services in the following states: California, Colorado, Connecticut, Florida, Illinois, Indiana, Michigan, New York, Pennsylvania and Texas. All significant intercompany accounts and transactions among the consolidated entities have been eliminated. Through January 31, 1994, the Company was a wholly owned subsidiary of Comcast Corporation ("Comcast") (See Note 6).

  Cash and cash equivalents includes cash on deposit and overnight investments at a financial institution.

  Depreciation of property and equipment is provided by the straight-line method over estimated useful lives of 3-25 years.

  Deferred charges and other assets include contract acquisition costs and non-compete covenants and are being amortized over estimated useful lives ranging from 5-10 years.

  Excess of costs over net assets acquired is being amortized over 40 years except for costs arising prior to November 1, 1970 of approximately $441,000, which are not being amortized.

  Revenues from the sale, service and installation of equipment are recognized at the time the customer receives the product or service. Revenue for audio services to customers under five-year contracts is recognized over the contract period when earned.

  Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (see Note 2), and SFAS No. 106, "Employers' Accounting for
Postretirement Benefits Other Than Pensions" (see Note 5).

2. INCOME TAXES

  The Company joins with Comcast in filing a consolidated federal income tax return. Effective January 1, 1993, Comcast and the Company adopted SFAS No.
109. SFAS No. 109 generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits utilizing net operating loss ("NOL") carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled is reflected in the financial statements in the period of enactment.

  Pursuant to the deferred method under Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

  In 1992 and prior years, under a tax sharing arrangement between the Company and Comcast, income taxes were computed based upon book income and were recorded as due to Comcast and affiliates. This tax sharing arrangement was amended with the adoption of SFAS No. 109 to require the Company to pay to Comcast taxes currently payable as if the Company was filing separate tax returns.

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

  The Company has determined the amount of its deferred tax liability balance at January 1, 1993, computed on a separate return basis, using Comcast's effective tax rate, and has adjusted the due to Comcast and affiliate to separately report this amount as a deferred tax liability, computed under SFAS No. 109. The cumulative effect of adopting SFAS No. 109 is not material to the Company's results of operations. Income tax expense consists of the following components:

                                                                        1993
                                                                      ---------
   Current expense (benefit):
    Federal.........................................................  ($174,000)
    State...........................................................     84,000
                                                                      ---------
                                                                        (90,000)
                                                                      ---------
   Deferred expense:
    Federal.........................................................    222,000
    State...........................................................     20,000
                                                                      ---------
                                                                        242,000
                                                                      ---------
   Income tax expense...............................................   $152,000
                                                                      =========

  The effective income tax expense of the Company differs from the statutory amount because of the effect of the following items:

                                                                        1993
                                                                      ---------
   Federal tax at statutory rate ...................................   $ 26,600
   State income taxes, (net federal benefit)........................     67,600
   Increase in corporate federal income tax rate from 34% to 35%....     43,000
   Other............................................................     14,800
                                                                      ---------
   Income tax expense...............................................   $152,000
                                                                      =========

3. COMMITMENTS

  The Company and its subsidiaries lease office, warehouse and distribution space and other equipment under various noncancellable operating leases. Certain of the lease agreements contain renewal options.

At December 31, 1993, minimum annual commitments for rentals under noncancellable leases are:

   1994.............................................................. $1,066,779
   1995..............................................................    853,741
   1996..............................................................    651,311
   1997..............................................................    469,926
   1998..............................................................    303,615
   Thereafter........................................................    488,176
                                                                      ----------
                                                                      $3,833,548
                                                                      ==========

  Rental expense (including amounts charged by Comcast) was approximately $1,399,000 in 1993.

4. RELATED PARTY TRANSACTIONS

  Management fees are charged by Comcast based on the Company's recurring and nonrecurring revenues in 1993. Under these policies, management fees of approximately $2,601,000 were charged to the Company and recorded in selling, general and administrative expense in 1993. The 1993 management fee included charges to

                                [CHART OMITTED]

[Chart omitted depicting schematic representation of the Company's five different distribution technologies linked in the center by the Company's goal of using such technologies to meet customers' various needs.]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDER-WRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLIC-ITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
The Company..............................................................  14
The Recapitalization.....................................................  14
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Dilution.................................................................  17
Capitalization...........................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  43
Certain Relationships and Related Transactions...........................  52
Principal and Selling Stockholders.......................................  54
Shares Eligible for Future Sale..........................................  55
Description of Capital Stock.............................................  57
Underwriting.............................................................  59
Legal Matters............................................................  60
Experts..................................................................  60
Available Information....................................................  61
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL    , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURI-
TIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DE-LIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD AL-LOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              4,600,000 SHARES

                          [MUZAK LOGO APPEARS HERE]

                                 COMMON STOCK

                               ---------------

                                  PROSPECTUS

                               ---------------



                           PAINEWEBBER INCORPORATED

                            MONTGOMERY SECURITIES




                               ---------------

                                 , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the Registrant's estimated expenses in connection with the issuance of the securities being registered, other than underwriting discounts and commissions.

      Securities and Exchange Commission Registration Fee........... $   29,187
      NASD Filing Fee...............................................      8,470
      Printing and Engraving Expenses...............................    250,000
      Counsel Fees and Expenses.....................................    870,000
      Financial Advisory Fee........................................    250,000
      Accountants' Fees and Expenses................................    280,000
      Blue Sky Fees and Expenses....................................      7,500
      Transfer Agent and Registrar Fees and Expenses................      6,000
      Nasdaq National Market Listing Fee............................     30,725
      Director and Officer Insurance Premiums.......................    276,000
      Miscellaneous.................................................     42,118
                                                                     ----------
        Total....................................................... $2,050,000
                                                                     ==========

- --------
* To be filed by amendment

  All such fees and expenses have been or will be paid by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), the law of the state in which the Registrant is incorporated, empowers a corporation within certain limitations to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with any action, suit or proceeding to which he is or was threatened to be a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful. No such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the Court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

  The Certificate of Incorporation of the Registrant provides that any person may be indemnified against all expenses and liabilities to the fullest extent permitted by the DGCL. The By-Laws allow the Registrant to advance or reimburse litigation expenses upon submission by the director, officer or employee of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director, officer or employee and allow the Registrant to purchase and maintain insurance for its directors and officers against liability asserted against them in such capacity whether or not the Registrant would have the power to indemnify them against such liability. The Registrant intends to acquire directors' and officers' liability insurance.

  As permitted by Section 102 of the DGCL, the Certificate of Incorporation of the Registrant provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL and (iv) for any transaction from which the director derived an improper personal benefit.

  The Underwriting Agreement being filed as Exhibit 1 hereto provides for indemnification of directors and officers of the Registrant under certain circumstances, including for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the closing of the acquisition of the franchises of Comcast Sound Communications, Inc. ("Comcast"), on January 31, 1994, the Registrant issued a $5.0 million 7% preferred limited partnership interest of the Partnership to Comcast. This transaction was exempt from registration under Section 4(2) of the Securities Act as not involving a public offering. No underwriter was involved in the transaction.

  In November 1994, the Registrant amended its senior credit facility whereby the Company's $10.0 million loan from Union Bank of Switzerland, New York Branch, was repaid in full with proceeds from a subordinated financing involving the sale of $7.0 million additional preferred partnership interests to certain existing investors, identified below, with a pledge of the limited partnership interests to the lenders under the senior credit facility and an increase in the number of units subject to the option agreement of Barclays Bank PLC, New York Branch. This transaction was exempt from registration under
Section 4(2) of the Securities Act as not involving a public offering. No underwriter was involved in the transaction. The purchasers of the preferred partnership interests were MLP Holdings L.P., MLP Acquisition L.P., UBS Capital Corp., Barclays Bank PLC, John A. Hawkins, John R. Jester, James F. Harrison, Thomas J. Gentry, Jack D. Craig, Richard Chaffe, Bruce B. Funkhouser, L. Dale Stewart, Dino J. DeRose, J. Gary Henderson and Susan P. Chetwin.

  On May 10, 1996, prior to the filing of the Registration Statement, the general and limited partners of the Partnership agreed to exchange the outstanding partnership interests in the Partnership for cash and shares of Common Stock pursuant to the Exchange and Transfer Agreement as part of the Recapitalization described under "The Recapitalization" in the Prospectus. Each of the general and limited partners of the Partnership party to such transaction is identified on the signature pages of the Exchange and Transfer Agreement filed as Exhibit 2 to this Registration Statement. This transaction was exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as not involving a public offering. No underwriter was involved in the transaction.

  In addition, as part of the Recapitalization, options to purchase partnership interests outstanding under the Partnership's Management Option Plan will be replaced with options to purchase shares of Common Stock under the Company's Replacement Stock Option Plan. The Replacement Stock Option Plan is being adopted pursuant to the terms of the Partnership's Management Option Plan in connection with the exchange of partnership interests for shares of Common Stock of the Company and was consented to by the optionholders on May 10, 1996. To the extent such transaction constitutes an offer and sale of securities, such transaction is exempt from registration under Section 4(2) of the Securities Act as not involving a public offering and/or Rule 701 under the Securities Act. No underwriter is involved in the transaction.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following documents are filed as part of this Registration Statement:

  (a) Exhibits

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  * 1    --Form of Underwriting Agreement
 ** 2    --Exchange and Transfer Agreement dated as of May 10, 1996, among
          Muzak, Inc., Music Holdings Corp., the holders of partnership interests of Muzak Limited Partnership, Barclays Bank PLC and
          Exeter Venture Lenders, L.P.

 EXHIBIT
   NO.                                 DESCRIPTION
 --------                              -----------
 ** 3.1   --Certificate of Incorporation of the Registrant
 ** 3.2   --By-Laws of the Registrant
 ** 4.1   --Stockholders' Agreement of the Registrant
  * 5     --Opinion of Weil, Gotshal & Manges LLP
 **+10.1  --Asset Purchase Agreement dated as of March 11, 1992, among Muzak
            Limited Partnership, Field/Muzak Inc., The Field Corporation and MLP
            Operating, L.P., as amended by Muzak Limited Partnership's letters dated April 22, 1992, August 6, 1992 and August 20, 1992, Amendment
            No. 1 dated as of June 26, 1992, Amendment No. 2, dated July 31,
            1992 and Amendment No. 3, dated as of August 26, 1992
  **10.2  --Asset Purchase Agreement and Contribution Agreement dated as of
            November 24, 1993 among Comcast Corporation, et al. and Muzak
            Limited Partnership
  **10.3  --Amended and Restated Credit Agreement dated as of September 4,
            1992, as amended as of October 22, 1992 and as of December 15, 1993;
            and as amended and restated as of January 31, 1994 among Muzak
            Limited Partnership, Union Bank of Switzerland, New York Branch,
            Internationale Nederlanden (U.S.) Capital Corporation and the other
            Lenders parties thereto and Union Bank of Switzerland, New York
            Branch, as Agent; as amended by Waiver and Agreement dated as of
            February 10, 1994; Waiver and Amendment No. 1 dated as of October
            31, 1994; Waiver and Amendment No. 2 dated as of November 2, 1994;
            Amendment No. 3 and Consent dated as of November 4, 1994; Amendment
            No. 4 to Amended and Restated Credit Agreement dated as of November
            17, 1994; Waiver dated January 10, 1995; Waiver dated as of July 31,
            1995; Amendment No. 5 to Amended and Restated Credit Agreement dated as of November 7, 1995; and Waiver dated as of April 1, 1996
  **10.4  --Amended and Restated Term Notes issued as of September 4, 1992, amended and restated as of January 31, 1994
  **10.5  --Subordinated Loan Agreement dated as of September 4, 1992, as amended, between Muzak Limited Partnership and Barclays Bank PLC,
            New York Branch
  **10.6  --Option Agreement dated as of September 4, 1992 between Muzak
            Limited Partnership and Barclays Bank PLC, New York Branch
 **+10.7  --Uplink Facility Agreement dated as of December 28, 1995 between
            EchoStar Satellite Corporation and Muzak Limited Partnership
 **+10.8  --DBS Programming Affiliation Agreement dated as of December 28, 1995 between EchoStar Satellite Corporation and Muzak Limited Partnership
 **+10.9  --Video Programming Sales Agent Agreement dated as of December 28,
            1995 between EchoStar Satellite Corporation and Muzak Limited
            Partnership
 **+10.10 --Form of Muzak(R) Participating Affiliate Agreement
  **10.11 --Third and Broad Office Lease dated June 8, 1994, between Martin
            Selig and Muzak Limited Partnership
  **10.12 --ASCAP License
  **10.13 --Joint Venture Agreement dated August 2, 1995 between Muzak Limited
            Partnership and Alcas Holdings B.V.
  **10.14 --Muzak(R) Master Affiliate Agreement (Mexico) dated March 1, 1992 between Muzak Limited Partnership and Audioplan S.A.
  **10.15 --Muzak(R) Master Affiliate Agreement (Canada) dated August 30, 1990 between Muzak Limited Partnership and Chum Limited, as amended--Form of Underwriting Agreement
  **10.16 --FCC Licenses
  **10.17 --Form of License Agreement (New Franchise Agreement), as amended
  **10.18 --Form of Music Services Agreement
  **10.19 --Form of Multi-Territory Account Service Agreement
  **10.20 --Form of Sales of Adjunct Services and Form of Muzak Adjunct
            Services Subscriber Agreement

 EXHIBIT
   NO.                                 DESCRIPTION
 --------                              -----------
 **+10.21 --Transponder Lease Agreement dated December 9, 1993 between
            Microspace Communications Corporation and Muzak Limited Partnership
 **+10.22 --Transmission Lease Agreement dated January 31, 1995 between
            Microspace Communications Corporation and Muzak Limited Partnership
 **+10.23 --Transponder Lease Agreement dated January 31, 1995 between
            Microspace Communications Corporation and Muzak Limited Partnership
 **+10.24 --Transponder Lease Agreement dated April 27, 1995 between Microspace
            Communications Corporation and Muzak Limited Partnership
 **+10.25 --Transponder Lease Agreement dated July 5, 1995 between Microspace
            Communications Corporation and Muzak Limited Partnership
 **+10.26 --Transponder Lease Agreement dated April 29, 1996 between Microspace
            Communications Corporation and Muzak Limited Partnership
 **+10.27 --Agreement to Provide Telecommunications Service dated August 8 and
            9, 1995 between Keystone Communications Corporation and Muzak
            Limited Partnership
 **+10.28 --Sales Agreement and License dated September 28, 1995 between
            Mainstream Data, Inc. and Muzak Limited Partnership
  **10.29 --Muzak Limited Partnership Tempo Savings and Retirement Plan
  **10.30 --Muzak Limited Partnership Tempo Savings and Retirement Trust
  **10.31 --Muzak Limited Partnership Management Incentive Plan
  **10.32 --Muzak Limited Partnership Management Option Plan
   *10.33 --Muzak, Inc. Senior Management Stock Option Plan
   *10.34 --Muzak, Inc. 1996 Employee Stock Option Plan
  **10.35 --Employment Agreement dated August 31, 1992 of John R. Jester
  **10.36 --Employment Agreement dated August 31, 1992 of James F. Harrison
  **10.37 --Employment Letter dated July 7, 1995 of Kirk A. Collamer
    11    --Calculations of pro forma net loss attributable to common stockholders per share and supplemental pro forma net loss attributable to common stockholders per share
  **21    --List of Subsidiaries of the Registrant
    23.1  --Consent of Deloitte & Touche LLP and Report on Financial Statement
            Schedule of Muzak Limited Partnership
    23.2  --Consent of Deloitte & Touche LLP
    23.3  --Consent of Deloitte & Touche LLP
   *23.4  --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)
  **24    --Power of Attorney (included on the signature page to this
            Registration Statement)
  **27    --Financial Data Schedules

- --------
 * To be filed by amendment
** Previously filed
 + Confidential treatment requested

 (b) Financial Statement Schedules
     Schedule II--Valuation and Qualifying Accounts and Reserves

  All other Schedules have been omitted because the information is not applicable or is presented in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant under the General Corporation Law of the State of Delaware or pursuant to the Registrant's Certificate of Incorporation or By-Laws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 1, 1996.

                                          MUZAK, INC.
                                          (Registrant)

                                                 /s/ John R. Jester
                                          By __________________________________
                                                     John R. Jester
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                          TITLE               DATE
             ----------                          -----               ----
                                       Chairman, President and
       /s/ John R. Jester               Chief Executive Officer  July 1, 1996
_____________________________________   (Principal Executive
           JOHN R. JESTER               Officer)

                                       Vice President and Chief
      /s/ Kirk A. Collamer              Financial Officer        July 1, 1996
_____________________________________   (Principal Financial
          KIRK A. COLLAMER              Officer and Principal
                                        Accounting Officer)

                  *                    Director
_____________________________________                            July 1, 1996
          BRUCE G. POLLACK

                  *                    Director
_____________________________________                            July 1, 1996
           PAUL F. BALSER

                  *                    Director
_____________________________________                            July 1, 1996
          MARK E. JENNINGS

         /s/ Kirk A. Collamer
By___________________________________
   Kirk A. Collamer Attorney-in-fact

                           MUZAK LIMITED PARTNERSHIP

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                          SCHEDULE II (REG 210.12-09)

                                          ADDITIONS         DEDUCTIONS
                                    ---------------------   ----------
                                                              WRITE-
                         BALANCE AT CHARGED TO CHARGED TO   OFFS, NET    BALANCE
                         BEGINNING  COSTS AND    OTHER          OF      AT END OF
      DESCRIPTION        OF PERIOD   EXPENSES   ACCOUNTS    RECOVERIES   PERIOD
      -----------        ---------- ---------- ----------   ----------  ---------
YEAR ENDED DECEMBER 31,
 1995
Allowance for Doubtful
 Accounts...............  $736,000   $810,000               ($914,000)  $632,000
                          ========   ========               =========   ========
YEAR ENDED DECEMBER 31,
 1994
Allowance for Doubtful
 Accounts...............  $558,000   $610,000   $359,000(a) ($791,000)  $736,000
                          ========   ========   ========    =========   ========
YEAR ENDED DECEMBER 31,
 1993
Allowance for Doubtful
 Accounts...............  $648,000   $464,000               ($554,000)  $558,000
                          ========   ========               =========   ========

- --------
(a) Comcast Acquisition as of January 31, 1994.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
   * 1    --Form of Underwriting Agreement
  ** 2    --Exchange and Transfer Agreement dated as of May 10, 1996, among Muzak, Inc., Music Holdings Corp., the holders of
           partnership interests of Muzak Limited Partnership, Barclays
           Bank PLC and Exeter Venture Lenders, L.P.
  ** 3.1  --Certificate of Incorporation of the Registrant
  ** 3.2  --By-Laws of the Registrant
  ** 4.1  --Stockholders' Agreement of the Registrant
   * 5    --Opinion of Weil, Gotshal & Manges LLP
 **+10.1  --Asset Purchase Agreement dated as of March 11, 1992, among
           Muzak Limited Partnership, Field/Muzak Inc., The Field
           Corporation and MLP Operating, L.P., as amended by Muzak
           Limited Partnership's letters dated April 22, 1992, August 6,
           1992 and August 20, 1992, Amendment No. 1 dated as of June 26,
           1992, Amendment No. 2, dated July 31, 1992 and Amendment No.
           3, dated as of August 26, 1992
  **10.2  --Asset Purchase Agreement and Contribution Agreement dated as of November 24, 1993 among Comcast Corporation, et al. and
           Muzak Limited Partnership
  **10.3  --Amended and Restated Credit Agreement dated as of September
           4, 1992, as amended as of October 22, 1992 and as of December
           15, 1993; and as amended and restated as of January 31, 1994 among Muzak Limited Partnership, Union Bank of Switzerland,
           New York Branch, Internationale Nederlanden (U.S.) Capital
           Corporation and the other Lenders parties thereto and Union
           Bank of Switzerland, New York Branch, as Agent; as amended by
           Waiver and Agreement dated as of February 10, 1994; Waiver and
           Amendment No. 1 dated as of October 31, 1994; Waiver and
           Amendment No. 2 dated as of November 2, 1994; Amendment No. 3 and Consent dated as of November 4, 1994; Amendment No. 4 to
           Amended and Restated Credit Agreement dated as of November 17,
           1994; Waiver dated January 10, 1995; Waiver dated as of July
           31, 1995; Amendment No. 5 to Amended and Restated Credit
           Agreement dated as of November 7, 1995; and Waiver dated as of
           April 1, 1996
  **10.4  --Amended and Restated Term Notes issued as of September 4,
           1992, amended and restated as of January 31, 1994
  **10.5  --Subordinated Loan Agreement dated as of September 4, 1992, as amended, between Muzak Limited Partnership and Barclays Bank
           PLC, New York Branch
  **10.6  --Option Agreement dated as of September 4, 1992 between Muzak
           Limited Partnership and Barclays Bank PLC, New York Branch
 **+10.7  --Uplink Facility Agreement dated as of December 28, 1995 between EchoStar Satellite Corporation and Muzak Limited
           Partnership
 **+10.8  --DBS Programming Affiliation Agreement dated as of December
           28, 1995 between EchoStar Satellite Corporation and Muzak
           Limited Partnership
 **+10.9  --Video Programming Sales Agent Agreement dated as of December
           28, 1995 between EchoStar Satellite Corporation and Muzak
           Limited Partnership
 **+10.10 --Form of Muzak(R) Participating Affiliate Agreement
  **10.11 --Third and Broad Office Lease dated June 8, 1994, between
           Martin Selig and Muzak Limited Partnership
  **10.12 --ASCAP License
  **10.13 --Joint Venture Agreement dated August 2, 1995 between Muzak
           Limited Partnership and Alcas Holdings B.V.
  **10.14 --Muzak(R) Master Affiliate Agreement (Mexico) dated March 1,
           1992 between Muzak Limited Partnership and Audioplan S.A.

 EXHIBIT
   NO.                              DESCRIPTION
 --------                           -----------
  **10.15 --Muzak(R) Master Affiliate Agreement (Canada) dated August 30,
           1990 between Muzak Limited Partnership and Chum Limited, as amended--Form of Underwriting Agreement
  **10.16 --FCC Licenses
  **10.17 --Form of License Agreement (New Franchise Agreement), as
           amended
  **10.18 --Form of Music Services Agreement
  **10.19 --Form of Multi-Territory Account Service Agreement
  **10.20 --Form of Sales of Adjunct Services and Form of Muzak Adjunct
           Services Subscriber Agreement
 **+10.21 --Transponder Lease Agreement dated December 9, 1993 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.22 --Transmission Lease Agreement dated January 31, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.23 --Transponder Lease Agreement dated January 31, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.24 --Transponder Lease Agreement dated April 27, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.25 --Transponder Lease Agreement dated July 5, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.26 --Transponder Lease Agreement dated April 29, 1996 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.27 --Agreement to Provide Telecommunications Service dated August
           8 and 9, 1995 between Keystone Communications Corporation and
           Muzak Limited Partnership
 **+10.28 --Sales Agreement and License dated September 28, 1995 between
           Mainstream Data, Inc. and Muzak Limited Partnership
  **10.29 --Muzak Limited Partnership Tempo Savings and Retirement Plan
  **10.30 --Muzak Limited Partnership Tempo Savings and Retirement Trust
  **10.31 --Muzak Limited Partnership Management Incentive Plan
  **10.32 --Muzak Limited Partnership Management Option Plan
   *10.33 --Muzak, Inc. Senior Management Stock Option Plan
   *10.34 --Muzak, Inc. 1996 Employee Stock Option Plan
  **10.35 --Employment Agreement dated August 31, 1992 of John R. Jester
  **10.36 --Employment Agreement dated August 31, 1992 of James F.
           Harrison
  **10.37 --Employment Letter dated July 7, 1995 of Kirk A. Collamer
    11    --Calculations of pro forma net loss attributable to common stockholders per share and supplemental pro forma net loss attributable to common stockholders per share
  **21    --List of Subsidiaries of the Registrant
    23.1  --Consent of Deloitte & Touche LLP and Report on Financial
           Statement Schedule of Muzak Limited Partnership
    23.2  --Consent of Deloitte & Touche LLP
    23.3  --Consent of Deloitte & Touche LLP
   *23.4  --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)
  **24    --Power of Attorney (included on the signature page to this
           Registration Statement)
  **27    --Financial Data Schedules

- -------
 * To be filed by amendment
** Previously filed
 + Confidential treatment requested